     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           RENCO STEEL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                  OHIO                                      3312                                   34-1854775
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                             1040 PINE AVENUE, S.E.

                               WARREN, OHIO 44483

                                 (330) 841-8312

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                  ROGER L. FAY

                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                           RENCO STEEL HOLDINGS, INC.

                           C/O THE RENCO GROUP, INC.

                        30 ROCKEFELLER PLAZA, SUITE 4225

                            NEW YORK, NEW YORK 10112

                                 (212) 541-6000

           (Name, address, including zip code, and telephone number,

                   including area code, of agent for service)

                                   COPIES TO:

                             MICHAEL C. RYAN, ESQ.

                         CADWALADER, WICKERSHAM & TAFT

                                100 MAIDEN LANE

                            NEW YORK, NEW YORK 10038

                                 (212) 504-6177
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                         AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                      TO BE           OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                 REGISTERED           PER NOTE        OFFERING PRICE+     REGISTRATION FEE
10 7/8% Senior Secured Notes due 2005, Series
  B..............................................     $120,000,000            100%            $120,000,000          $35,400

+ Estimated solely for purposes of computing the registration fee pursuant to Rule 457(f).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS        SUBJECT TO COMPLETION, DATED MARCH 19, 1998

                           RENCO STEEL HOLDINGS, INC.

     OFFER TO EXCHANGE ITS 10 7/8% SENIOR SECURED NOTES DUE 2005, SERIES B,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                 AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING
                10 7/8% SENIOR SECURED NOTES DUE 2005, SERIES A
    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
        , 1998, UNLESS EXTENDED.

    Renco Steel Holdings, Inc., an Ohio corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 10 7/8% Senior Secured Notes due 2005, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined) of which this Prospectus is a part, for an equal principal amount of its outstanding 10 7/8% Senior Secured Notes due 2005, Series A (the "Old Notes"), of which $120.0 million principal amount is outstanding. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

    The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on
        , 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes will be issued and delivered promptly after the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000. The Company has agreed to pay the expenses of the Exchange Offer.

    The Exchange Notes will be obligations of the Company evidencing the same debt as the Old Notes and will be entitled to the benefits of the same indenture, dated as of February 3, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "The Exchange Offer."

    The Exchange Notes will bear interest from February 3, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes. Such waiver will not result in the loss of interest income to such holders, since the Exchange Notes will bear interest from the issue date of the Old Notes.

    Interest on the Exchange Notes will be payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 1998. The Exchange Notes will mature on February 1, 2005. Except as set forth below, the Exchange Notes will not be redeemable prior to February 1, 2002. Thereafter, the Exchange Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to February 1, 2001, the Company may, subject to certain requirements, redeem up to 33 1/3% of the original aggregate principal amount of the Exchange Notes with the net cash proceeds of one or more Equity Offerings (as defined), at 111% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption; PROVIDED that at least $80 million of Notes remain outstanding immediately after any such redemption. Upon the occurrence of a Change of Control (as defined), each holder of the Exchange Notes may require the Company to repurchase such holder's Exchange Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase. The Company is obligated in certain instances to make offers to repurchase Exchange Notes with the net cash proceeds of certain sales and other dispositions of assets. See "Description of the Notes."

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    There has been no public market for the Old Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on a national securities exchange or quotation system. There can be no assurance that an active public market for the Exchange Notes will develop.

    SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS            , 1998.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, and the Exchange Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System, which is publicly available through the Commission's web site (http://www.sec.gov).

    The Company intends to furnish to each holder of the Exchange Notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company also will furnish to each holder of the Exchange Notes such other reports as may be required by applicable law.

    The principal executive offices of the Company are located at 1040 Pine Avenue, S.E., Warren, Ohio 44483, telephone number: (330) 841-8312.

                           FORWARD-LOOKING STATEMENTS

    Certain statements in this Prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; increasing industry capacity and levels of imports of steel or steel products; industry trends, including product pricing; competition; currency fluctuations; the loss of any significant customers; availability of qualified personnel; major equipment failures; changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations; the outcome of pending environmental and other legal proceedings; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY BEFORE INVESTING IN THE EXCHANGE NOTES. THE COMPANY'S AND WCI'S (AS DEFINED) FISCAL YEAR ENDS OCTOBER 31, AND THUS, FOR EXAMPLE, "FISCAL 1997" REFERS TO THE FISCAL YEAR ENDED OCTOBER 31, 1997.

                                  THE COMPANY

GENERAL

    The Company is a holding company formed by The Renco Group, Inc. ("Renco") under the laws of Ohio in January 1998, which owns all the outstanding shares of capital stock (the "WCI Pledged Stock") of WCI Steel, Inc. ("WCI"). On February 3, 1998, the Company sold and issued the Old Notes (the "Old Notes Offering"). The Company used the net proceeds of the Old Notes Offering to pay a dividend to Renco, provide cash to the Company and pay related fees and expenses. Currently, the assets of the Company consist of (i) the WCI Pledged Stock and (ii) cash and investments estimated to be $15.6 million representing the remaining proceeds from the Old Notes Offering, net of estimated transaction fees and expenses paid or accrued.

    The Company intends to meet its debt service obligations from its cash and investment balances and earnings thereon and through distributions from WCI, including payments pursuant to a tax sharing agreement and dividends as permitted under WCI's outstanding indebtedness. In addition, Renco may make contributions or advances to the Company to meet its debt service obligations. Renco, however, has no obligation to do so.

WCI

    WCI is a niche oriented integrated producer of value-added custom steel, producing approximately 170 grades of custom and commodity steel products. WCI produces a wide range of custom flat rolled products, including high carbon, alloy, high strength, silicon electrical, terne coated and galvanized steel. These custom grades typically sell at higher prices than commodity products, resulting in higher operating margins. Since fiscal 1991, the price of WCI's custom products has averaged $543 per ton, while commodity products have averaged $387 per ton. Since fiscal 1991, custom products have increased from 47.2% of total shipments to 67.6% in fiscal 1997 and comprised 62.2% of total shipments for the three months ended January 31, 1998.

    WCI shipped approximately 1.3 million tons of steel products in fiscal 1997. Such shipments resulted in net sales of $668.5 million and EBITDA of $91.7 million.

    WCI believes that it operates at a distinct competitive advantage to other integrated steel manufacturers due to its niche oriented custom product mix, its experience and technical expertise in producing these products and its experienced management team. WCI also maintains a low overhead structure and believes that it has one of the lowest selling, general and administrative expense structures in the industry. WCI believes that the combination of these factors has permitted WCI to generate one of the highest operating margins per net ton in the domestic steel industry.

    WCI's business strategy consists of three principal elements: (a) continue to increase sales of custom products, thereby further improving operating margins; (b) continue to build and maintain strong relationships with strategic customers, targeting customers for which it can supply at least 25% of such customers' custom steel needs; and (c) continue to improve operating efficiency and product quality through strategic cost reduction initiatives, as well as a significant capital investment program.

INDUSTRY DEVELOPMENTS

    In late 1997, the flat rolled steel industry experienced a decline in spot selling prices due to, among other things, increasing domestic capacity and a high level of imports. As a result of the foregoing conditions, sales prices are expected to be lower through mid-1998 as compared to 1997, resulting in reduced profitability and cash flows for the industry, including WCI. Several integrated and minimill producers have announced price increases effective April 1, 1998; however, there can be no assurance that such announced price increases will be implemented. If the announced price increases are not implemented and the downward pricing trends continue and result in a prolonged period of reduced prices, WCI may not be able to pay dividends to the Company in amounts that would permit the Company to meet fully its debt service requirements under the Exchange Notes. See "Risk Factors--Relating to the Industry-- Cyclicality."

CONTROL OF THE COMPANY

    All of the Company's issued and outstanding common stock is owned by Renco, which is 97.9% owned by Mr. Ira Leon Rennert, the Chairman of the Company and Chairman and Chief Executive Officer of Renco, and by trusts established by him for himself and members of his family (but of which he is not a trustee). As a result of such ownership, Mr. Rennert controls the Company and its subsidiaries. Mr. Rennert is the sole Director of the Company.

CORPORATE STRUCTURE

    The following sets forth certain aspects of the corporate structure of Renco, the Company and WCI.

                                   [LOGO]

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER.....................  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount
                                         of Old Notes validly tendered pursuant to the
                                         Exchange Offer. As of the date hereof, $120.0
                                         million in aggregate principal amount of Old Notes
                                         are outstanding. The Company will issue the
                                         Exchange Notes to tendering holders of Old Notes
                                         promptly after the Expiration Date.

RESALES................................  Based on an interpretation by the staff of the
                                         Commission set forth in Morgan Stanley & Co.
                                         Incorporated, SEC No-Action Letter (available June
                                         5, 1991) (the "Morgan Stanley Letter"), Exxon
                                         Capital Holdings Corporation, SEC No-Action Letter
                                         (available May 13, 1988) (the "Exxon Capital
                                         Letter") and similar letters, the Company believes
                                         that Exchange Notes issued pursuant to the Exchange
                                         Offer in exchange for Old Notes may be offered for
                                         resale, resold and otherwise transferred by any
                                         person receiving such Exchange Notes, whether or
                                         not such person is the holder (other than any such
                                         holder or other person which is (i) a broker-dealer
                                         that receives Exchange Notes for its own account in
                                         exchange for Old Notes, where such Old Notes were
                                         acquired by such broker-dealer as a result of
                                         market-making or other trading activities, or (ii)
                                         an "affiliate" of the Company within the meaning of
                                         Rule 405 under the Securities Act (collectively,
                                         "Restricted Holders")) without compliance with the
                                         registration and prospectus delivery provisions of
                                         the Securities Act, PROVIDED that (a) such Exchange
                                         Notes are acquired in the ordinary course of
                                         business of such holder or other person (b) neither
                                         such holder nor such other person is engaged in or
                                         intends to engage in a distribution of such
                                         Exchange Notes and (c) neither such holder nor
                                         other person has any arrangement or understanding
                                         with any person to participate in the distribution
                                         of such Exchange Notes. If any person were to be
                                         participating in the Exchange Offer for the
                                         purposes of participating in a distribution of the
                                         Exchange Notes in a manner not permitted by the
                                         Commission's interpretation, such person (a) could
                                         not rely upon the Morgan Stanley Letter, the Exxon
                                         Capital Letter or similar letters and (b) must
                                         comply with the registration and prospectus
                                         delivery requirements of the Securities Act in
                                         connection with a secondary resale transaction.
                                         Each broker or dealer that receives Exchange Notes
                                         for its own account in exchange for Old Notes,
                                         where such Old Notes were acquired by such broker
                                         or dealer as a result of market-making or other
                                         activities, must acknowledge that it will deliver a
                                         Prospectus in

                                         connection with any sale of such Exchange Notes.
                                         See "Plan of Distribution."

EXPIRATION DATE........................  5:00 p.m., New York City time, on            ,
                                         1998, unless the Exchange Offer is extended, in
                                         which case the term "Expiration Date" means the
                                         latest date and time to which the Exchange Offer is
                                         extended.

ACCRUED INTEREST ON THE EXCHANGE NOTES
  AND OLD NOTES........................  The Exchange Notes will bear interest from February
                                         3, 1998. Holders of Old Notes whose Old Notes are
                                         accepted for exchange will be deemed to have waived
                                         the right to receive any payment in respect of
                                         interest on such Old Notes accrued to the date of
                                         issuance of the Exchange Notes.

CONDITIONS TO THE EXCHANGE OFFER.......  The Exchange Offer is subject to certain customary conditions. The conditions are limited and relate
                                         in general to proceedings which have been
                                         instituted or laws which have been adopted that
                                         might impair the ability of the Company to proceed
                                         with the Exchange Offer. As of the date of this
                                         Prospectus, none of these events had occurred, and
                                         the Company believes their occurrence to be
                                         unlikely. If any such conditions exist prior to the
                                         Expiration Date, the Company may (a) refuse to
                                         accept any Old Notes and return all previously
                                         tendered Old Notes, (b) extend the Exchange Offer
                                         or (c) waive such conditions. See "The Exchange
                                         Offer--Conditions."

PROCEDURES FOR TENDERING OLD NOTES.....  Each holder of Old Notes wishing to accept the
                                         Exchange Offer must complete, sign and date the
                                         Letter of Transmittal, or a facsimile thereof, in
                                         accordance with the instructions contained herein
                                         and therein, and mail or otherwise deliver such
                                         Letter of Transmittal, or such facsimile, together
                                         with the Old Notes to be exchanged and any other
                                         required documentation to the Exchange Agent (as
                                         defined) at the address set forth herein and
                                         therein. Tendered Old Notes, the Letter of
                                         Transmittal and accompanying documents must be
                                         received by the Exchange Agent by 5:00 p.m. New
                                         York City time, on the Expiration Date. See "The
                                         Exchange Offer--Procedures for Tendering." By
                                         executing the Letter of Transmittal, each holder
                                         will represent to the Company that, among other
                                         things, the Exchange Notes acquired pursuant to the
                                         Exchange Offer are being obtained in the ordinary
                                         course of business of the person receiving such
                                         Exchange Notes, whether or not such person is the
                                         holder, that neither the holder nor any such other
                                         person is engaged in or intends to engage in a
                                         distribution of the Exchange Notes or has an
                                         arrangement or understanding with any person to
                                         participate in the distribution of such Exchange
                                         Notes, and that neither the holder nor any such
                                         other person is an

                                         "affiliate," as defined under Rule 405 of the
                                         Securities Act, of the Company.

SPECIAL PROCEDURES FOR BENEFICIAL
  HOLDERS..............................  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer,
                                         commercial bank, trust company or other nominee and
                                         who wishes to tender in the Exchange Offer should
                                         contact such registered holder promptly and
                                         instruct such registered holder to tender on his
                                         behalf. If such beneficial holder wishes to tender
                                         on his own behalf, such beneficial holder must,
                                         prior to completing and executing the Letter of
                                         Transmittal and delivering his Old Notes, either
                                         make appropriate arrangements to register ownership
                                         of the Old Notes in such holder's name or obtain a
                                         properly completed bond power from the registered
                                         holder. The transfer of record ownership may take
                                         considerable time. See "The Exchange
                                         Offer--Procedures for Tendering."

GUARANTEED DELIVERY PROCEDURES.........  Holders of Old Notes who wish to tender their Old
                                         Notes and whose Old Notes are not immediately
                                         available or who cannot deliver their Old Notes and
                                         a properly completed Letter of Transmittal or any
                                         other documents required by the Letter of
                                         Transmittal to the Exchange Agent prior to the
                                         Expiration Date may tender their Old Notes
                                         according to the guaranteed delivery procedures set
                                         forth in "The Exchange Offer--Guaranteed Delivery
                                         Procedures."

WITHDRAWAL RIGHTS......................  Tenders may be withdrawn at any time prior to 5:00
                                         p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES AND DELIVERY OF
  EXCHANGE NOTES.......................  Subject to certain conditions, the Company will accept for exchange any and all Old Notes which are
                                         properly tendered in the Exchange Offer prior to
                                         5:00 p.m., New York City time, on the Expiration
                                         Date. The Exchange Notes issued pursuant to the
                                         Exchange Offer will be delivered promptly after the
                                         Expiration Date. See "The Exchange Offer--Terms of
                                         the Exchange Offer."

CERTAIN U.S. FEDERAL INCOME TAX
  CONSIDERATIONS.......................  The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a
                                         taxable event for federal income tax purposes. A
                                         holder's holding period for Exchange Notes will
                                         include the holding period for Old Notes. For a
                                         discussion summarizing certain U.S. federal income
                                         tax consequences to holders of the Exchange Notes,
                                         see "Certain U.S. Federal Income Tax
                                         Considerations."

EXCHANGE AGENT.........................  State Street Bank and Trust Company is serving as exchange agent (the "Exchange Agent") in connection
                                         with the Exchange Offer. The mailing address of the
                                         Exchange Agent is State Street Bank and Trust
                                         Company,

                                         Two International Place, 4th Floor, Boston,
                                         Massachusetts 02110, Attention: Claire
                                         Young--Corporate Trust Department. Deliveries by
                                         hand or overnight courier should be addressed to
                                         State Street Bank and Trust Company, 61 Broadway,
                                         15th Floor, New York, New York 10016, Attention:
                                         Corporate Trust Department. For information with
                                         respect to the Exchange Offer, call the Exchange
                                         Agent at telephone number: (860) 244-1846 or
                                         facsimile number: (860) 244-1881.

USE OF PROCEEDS........................  The Company will not receive any proceeds from the
                                         Exchange Offer. See "Use of Proceeds." The Company
                                         has agreed to bear the expenses of the Exchange
                                         Offer pursuant to the Registration Rights Agreement
                                         (as defined). No underwriter is being used in
                                         connection with the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

    The Exchange Offer constitutes an offer to exchange up to $120.0 million aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefit of the same Indenture. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act. See "Description of the Notes."

                           COMPARISON WITH OLD NOTES

FREELY TRANSFERABLE....................  The Exchange Notes will be freely transferable under the Securities Act by holders who are not
                                         Restricted Holders. Restricted Holders are
                                         restricted from transferring the Exchange Notes
                                         without compliance with the registration and
                                         prospectus delivery requirements of the Securities
                                         Act. The Exchange Notes will be identical in all
                                         material respects (including interest rate,
                                         maturity and restrictive covenants) to the Old
                                         Notes, with the exception that the Exchange Notes
                                         will be registered under the Securities Act. See
                                         "The Exchange Offer--Terms of the Exchange Offer."

REGISTRATION RIGHTS....................  The holders of Old Notes currently are entitled to certain registration rights pursuant to the
                                         Registration Rights Agreement, dated as of February
                                         3, 1998 (the "Registration Rights Agreement"), by
                                         and between the Company and Donaldson, Lufkin &
                                         Jenrette Securities Corporation, the initial
                                         purchaser of the Old Notes ("DLJ"), including the
                                         right to cause the Company to register the Old
                                         Notes under the Securities Act if the Exchange
                                         Offer is not consummated prior to the Exchange
                                         Offer Termination Date (as defined). See "The
                                         Exchange

                                         Offer--Conditions." However, pursuant to the
                                         Registration Rights Agreement, such registration
                                         rights will expire upon consummation of the
                                         Exchange Offer. Accordingly, holders of Old Notes
                                         who do not exchange their Old Notes for Exchange
                                         Notes in the Exchange Offer will not be able to
                                         reoffer, resell or otherwise dispose of their Old
                                         Notes unless such Old Notes are subsequently
                                         registered under the Securities Act or unless an
                                         exemption from the registration requirements of the
                                         Securities Act is available.

                          TERMS OF THE EXCHANGE NOTES

MATURITY DATE..........................  February 1, 2005.

INTEREST PAYMENT DATES.................  February 1 and August 1, commencing August 1, 1998.

OPTIONAL REDEMPTION....................  The Exchange Notes will be redeemable at the
                                         Company's option, in whole or in part, at any time
                                         on or after February 1, 2002, at the redemption
                                         prices set forth herein, together with accrued and
                                         unpaid interest, if any, to the date of redemption.
                                         In addition, on or prior to February 1, 2001, in
                                         the event of one or more Equity Offerings, the
                                         Company may, at its option, redeem up to 33 1/3% of
                                         the principal amount of Exchange Notes originally
                                         issued from the net proceeds thereof at a
                                         redemption price equal to 111% of the principal
                                         amount thereof, together with accrued and unpaid
                                         interest, if any, to the date of redemption;
                                         provided that at least $80 million of Notes remain
                                         outstanding immediately after such redemption and
                                         any such redemption occurs not more than 120 days
                                         after the consummation of any such Equity Offering.

CHANGE OF CONTROL......................  Upon a Change of Control, each holder of the
                                         Exchange Notes will have the right to require the
                                         Company to repurchase all or a portion of such
                                         holder's Exchange Notes at a price of 101% of the
                                         principal amount thereof plus accrued interest to
                                         the repurchase date. See "Description of the
                                         Notes--Certain Covenants--Change of Control."

ASSET SALE PROCEEDS....................  The Company is obligated in certain instances to make offers to purchase the Exchange Notes at a
                                         redemption price of 100% of the principal amount
                                         thereof (plus, in the case of the WCI Pledged
                                         Stock, the Applicable Premium (as defined)) plus
                                         accrued interest to the repurchase date with the
                                         net cash proceeds of certain sales or other
                                         dispositions of assets. See "Description of the
                                         Notes-- Certain Covenants--Limitation on Sale of
                                         Assets."

SECURITY...............................  The Exchange Notes will be secured by a pledge of all the WCI Pledged Stock; however, WCI will not be
                                         an obligor of the Exchange Notes. The Exchange
                                         Notes will be structurally subordinated to all
                                         existing and future liabilities of WCI and any
                                         future subsidiaries of the Company, and holders of
                                         the Exchange Notes will have no direct recourse to
                                         the assets of WCI upon an Event of Default under
                                         the Indenture. WCI will not be obligated to make
                                         distributions to the Company sufficient to pay
                                         interest or principal on the Exchange Notes. As of
                                         January 31, 1998, WCI had outstanding indebtedness
                                         of approximately $302.0 million and other
                                         significant outstanding liabilities. See
                                         "Description of the Notes-- Security."

RANKING................................  The Exchange Notes will be senior secured obligations of the Company and will rank senior in
                                         right of payment to all future senior subordinated
                                         and subordinated indebtedness of the Company and
                                         PARI PASSU with all other existing and future
                                         senior indebtedness of the Company.

CERTAIN COVENANTS......................  The Indenture contains certain covenants, including, without limitation, covenants with
                                         respect to the following matters: (a) limitation on
                                         indebtedness; (b) limitation on liens; (c)
                                         limitation on restricted payments; (d) limitation
                                         on transactions with affiliates; (e) impairment of
                                         security interest; (f) consolidations, mergers and
                                         transfers of all or substantially all of the assets
                                         of the Company; (g) limitation on business
                                         activities; and (h) limitation on the sale of the
                                         WCI Pledged Stock. See "Description of the
                                         Notes--Certain Covenants."

                                  RISK FACTORS

    Prospective purchasers of the Exchange Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Exchange Notes.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The Company is a holding company formed by Renco in January 1998, which owns the WCI Pledged Stock. The Company has no operating history. Accordingly, the financial data presented below is the historical consolidated financial data of WCI and the pro forma balance sheet data of the Company. See the Company's audited balance sheet and the related notes thereto appearing elsewhere herein.

    The consolidated statement of operations data for WCI for each of the years in the five fiscal year period ended, and the balance sheet data for WCI as of, October 31, 1997 have been derived from the consolidated financial statements of WCI, which financial statements have been audited by KPMG Peat Marwick LLP. The consolidated statement of operations data for WCI for the three months ended January 31, 1997 and 1998, and the balance sheet data as of January 31, 1998, have been derived from WCI's unaudited condensed consolidated financial statements. The financial data set forth below should be read in conjunction with WCI's audited consolidated financial statements and the related notes thereto for the fiscal years ended October 31, 1995, 1996 and 1997 and the unaudited condensed consolidated financial statements and the related notes thereto for the three months ended January 31, 1997 and 1998 appearing elsewhere herein and with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                                                        THREE MONTHS
                                                                                                           ENDED
                                                         FISCAL YEAR ENDED OCTOBER 31,                  JANUARY 31,
                                             -----------------------------------------------------  --------------------
                                               1993      1994(1)    1995(2)    1996(3)    1997(4)    1997(4)     1998

                                             (DOLLARS AND TONS IN THOUSANDS, EXCEPT PER TON DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..................................  $ 578,639  $ 709,363  $ 630,990  $ 660,801  $ 668,470  $ 160,907  $ 166,592
Gross margin...............................     86,639    134,753     86,201    110,192    120,925     29,298     24,744
Operating income...........................     46,517     79,996     45,348     65,571     68,396      9,738     14,279
Interest expense...........................     23,182     28,709     25,787     24,968     31,690      7,525      8,014
Interest and other income, net.............        301      1,505      6,212      6,545      1,239        651        299
Income before income taxes, extraordinary
  losses on early retirement of debt and
  cumulative effect of change in accounting
  principle................................     23,636     52,792     25,773     47,148     37,945      2,864      6,564
Income before extraordinary losses on early
  retirement of debt and cumulative effect
  of change in accounting principle........     14,151     30,853     15,460     28,040     23,463      1,713      4,201

OTHER DATA:
EBITDA(5)..................................  $  67,796  $  99,992  $  67,297  $  88,473  $  91,691  $  15,290  $  20,799
Cash interest expense(6)...................     18,108     26,437     23,607     22,788     30,255(7)     7,121     7,677(7)
Capital expenditures.......................     14,639     14,371     26,173     35,384     39,902     12,548      4,192
Depreciation and amortization..............     20,978     19,868     21,178     22,547     23,174      5,544      6,413

OTHER OPERATING DATA:
Net tons shipped...........................      1,302      1,468      1,222      1,397      1,329        324        348
Percent custom products....................       53.9%      56.9%      59.4%      57.9%      67.6%      65.9%      62.2%
Average selling price per net ton shipped..  $     445  $     483  $     516  $     473  $     503  $     496  $     479
Average cost per net ton shipped...........        378        391        446        394        412        406        408
Average gross margin per net ton shipped...         67         92         71         79         91         90         71
Average operating income per net ton
  shipped..................................         36         54         37         47         51         30         41

                                                                                                       AS OF JANUARY 31, 1998
                                                                                                       -----------------------
                                                                                                                      THE
                                                                                                          WCI      COMPANY(8)

                                                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................................................................  $  11,666   $   27,233
Working capital (excluding cash and cash equivalents)................................................     77,199       77,199
Property, plant and equipment, net...................................................................    223,057      223,057
Total assets.........................................................................................    458,274      477,841
Total debt (including current portion)...............................................................    301,972      421,538
Shareholder's equity (deficit).......................................................................    (91,965)    (191,964)

------------------------

(1) Fiscal 1994 Statement of Operations reflects $11.1 million of compensation expenses related to WCI's initial public offering and the offering of the WCI Senior Notes (as defined).

(2) Fiscal 1995 results were adversely impacted by a 54-day labor contract dispute and resulting work stoppage commencing September 1, 1995 and a 36-day blast furnace reline commencing on April 1, 1995.

(3) WCI's custom product mix and the results for fiscal 1996 were adversely impacted by a 54-day labor contract dispute and resulting work stoppage which was concluded on October 24, 1995.

(4) Fiscal 1997 Statement of Operations reflects $8.6 million of compensation expenses related to the November 1996 Transactions (as defined).

(5) EBITDA represents earnings before interest, income taxes and depreciation and amortization. EBITDA includes other income of $301,000, $128,000, $771,000, $355,000, $121,000, $8,000 and $107,000 for the fiscal years ended
    October 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended January 31, 1997 and 1998, respectively. The trends of EBITDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for a discussion of the recent trends of operating income. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as a measure of an issuer's historical ability to service its debt. EBITDA should not be considered alternatives to, or more meaningful than, operating income or cash flow as indicators of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies, as the definitions of these measures may vary.

(6) Excludes non-cash amortization of financing costs.

(7) Does not include the cash interest expense that would have been payable by the Company on the Old Notes of approximately $13.1 million and $3.3 million for the fiscal year ended October 31, 1997 and the three months ended January 31, 1998, respectively, had the Old Notes been outstanding for those periods.

(8) Represents the balance sheet data of the Company as adjusted to give effect to the Old Notes Offering and the application of the proceeds therefrom as if they had occurred on January 31, 1998.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

RELATING TO THE COMPANY

    HOLDING COMPANY STRUCTURE; REFINANCING RISK; STRUCTURAL SUBORDINATION

    The Company is a holding company that has no significant assets other than the WCI Pledged Stock. The Company was formed solely for the purpose of serving as the issuer of the Notes and, other than cash and investments estimated to be $15.6 million representing the remaining proceeds from the Old Notes Offering, net of estimated transaction fees and expenses paid or accrued, has no operations or assets from which it will be able to repay the Exchange Notes. Accordingly, the Company's cash flow and, consequently, its ability to repay the Exchange Notes at maturity or otherwise, will be primarily dependent upon the net income of WCI and its subsidiaries and the payment of funds by WCI in the form of loans, dividends or otherwise. WCI has, and any future subsidiaries of the Company will have, no obligation, contingent or otherwise, to pay amounts due pursuant to the Exchange Notes or to make funds available therefor, whether in the form of loans, dividends or otherwise. WCI is, and any future subsidiaries of the Company may be, parties to agreements which contain limitations on the ability of such subsidiaries to pay dividends or make loans or advances to the Company, and the Indenture does not prohibit such agreements. The indenture (the "WCI Senior Secured Notes Indenture") related to WCI's $300.0 million principal amount of 10% Senior Secured Notes due 2004 (the "WCI Senior Secured Notes") contains provisions which, among other things, limit the amount of distributions to the Company to amounts received from capital stock issuances or capital contributions and 50% of consolidated net income of WCI. On January 28, 1998, WCI paid a dividend to Renco in the aggregate amount of $5.3 million, which represented substantially all of the amount permitted under the WCI Senior Secured Notes Indenture at that date. At January 31, 1998, WCI was permitted to make dividend payments of approximately $1.1 million under the WCI Senior Secured Notes Indenture. In addition, WCI's $100.0 million revolving credit facility (the "WCI Revolving Credit Facility") imposes restrictions on WCI's ability to make dividends or other distributions. Accordingly, the Company's ability to repay the Exchange Notes at maturity or otherwise may be dependent upon the Company's ability to refinance the Exchange Notes which will depend, in large part, upon factors beyond the control of the Company. See "--Substantial Indebtedness."

    Because the Company is a holding company and conducts its business through WCI, any right of the Company and its creditors, including holders of the Exchange Notes, to participate in the assets of WCI upon any liquidation or reorganization of WCI will be subject to the prior claims of WCI's creditors, including holders of the WCI Senior Secured Notes and WCI's $0.3 million principal amount of 10 1/2% Senior Notes Due 2002 (the "WCI Senior Notes" and together with the WCI Senior Secured Notes, the "WCI Notes"), the lenders under the WCI Revolving Credit Facility and a Voluntary Employee Beneficiaries Association trust fund, a trust fund established to hold WCI contributions to fund postretirement health care and life insurance obligations for the benefit of hourly employees (the "VEBA Trust").
See "--Relating to WCI--Substantial Employee Postretirement Obligations." As of January 31, 1998, holders of the Notes would have been effectively subordinated to $302.0 million of indebtedness (excluding $100.0 million of undrawn availability under the WCI Revolving Credit Facility) and other liabilities of WCI (which as of January 31, 1998 were reported on WCI's balance sheet in accordance with generally accepted accounting principles at $248.3 million). The WCI Senior Secured Notes Indenture and the WCI Revolving Credit Facility limit, but do not prohibit, the incurrence of additional indebtedness by WCI.

    SUBSTANTIAL INDEBTEDNESS

    The Company has substantial indebtedness and debt service requirements. After giving effect to the Old Notes Offering and the application of the proceeds therefrom, as of January 31, 1998, the Company would have had outstanding consolidated total debt of approximately $421.5 million (excluding $100.0 million of undrawn availability under the WCI Revolving Credit Facility) and a shareholder's deficit of approximately $192.0 million. The Company's ability to meet its debt service obligations and to reduce its total debt will be primarily dependent upon WCI's future performance, which will be subject to economic, financial, political, competitive and other factors, including market prices of flat rolled steel, many of which are beyond the Company's and WCI's control.

    CERTAIN CREDITORS' RIGHTS

    The Old Notes Offering and the application of the proceeds therefrom may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy, reorganization or rehabilitation case or a lawsuit (including in circumstances where bankruptcy is not involved) were commenced by or on behalf of unpaid creditors of the Company at some future date. These laws vary among the various jurisdictions. In general, under these laws, if a court were to find that, at the time an obligation (such as the Old Notes) was incurred, either (a) such obligation was incurred with the intent of hindering, delaying or defrauding creditors or (b) the entity incurring the obligation received less than reasonably equivalent or fair value consideration in exchange for the incurrence of such obligation and (i) was insolvent or was rendered insolvent by reason thereof, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, (iii) intended to incur, or believed, or reasonably should have believed, that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the fraudulent conveyance statutes) or (iv) such entity was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied) (each of clauses (i)-(iv) above, a "Fraudulent Conveyance"), such court could impose legal and equitable remedies, including (x) subordination of the obligation to presently existing and future indebtedness of the entity, (y) avoidance of the issuance of the obligation and the liens, and direction of the repayment of any amounts paid from the proceeds thereof to a fund for the benefit of the entity's creditors or (z) taking of other action detrimental to the holders of the Notes.

    The measures of insolvency for purposes of determining whether a Fraudulent Conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts, including contingent unliquidated and unmatured liabilities, is greater than all of such company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

    The Company believes that at the time of, or as a result of, the issuance of the Old Notes and the use of proceeds therefrom, the Company (a) was not insolvent or rendered insolvent under the foregoing standards, (b) was not engaged in a business or transactions for which its remaining assets constitute unreasonably small capital, (c) did not intend to incur, and does not believe that it did incur, debts beyond its ability to pay such debts as they mature and
(d) had sufficient assets to satisfy any probable money judgment against it in any pending actions. Consequently, the Company believes that even if one or more elements of the Old Notes Offering were deemed to involve the incurrence of an obligation for less than reasonably equivalent or fair value, a Fraudulent Conveyance did not occur. The beliefs with regard to the solvency of the Company are based in part on management's analysis of internal cash flow projections and estimated values of assets and liabilities of the Company at the time of the Old Notes Offering. There can be no assurance, however, that a court passing on these issues would adopt the same methodology or assumptions, or arrive at the same conclusions.

    RIGHTS OF THE COMPANY IN AND TO COLLATERAL; ABILITY OF HOLDERS TO REALIZE
     UPON COLLATERAL

    To secure the Notes, the Company has granted a first priority security interest in (i) all of the WCI Pledged Stock and (ii) subject to the third paragraph of this Risk Factor, all dividends, interest, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing and any account, instrument or security in which any of the foregoing is deposited or invested, including any earnings thereon (collectively, the "Collateral"). Under certain circumstances described under "Description of the Notes--Certain Covenants--Limitations on Sale of Assets," all of the capital stock of WCI may be sold to third parties free of the security interest in favor of holders of Notes, and the Company will be required to make an offer to purchase the Notes at a premium with the net cash proceeds of such sale.

    Absent any Event of Default and until written notice is given to the Company by the Trustee under the Indenture, the Company will be able to exercise all voting and other corporate rights pertaining to the WCI Pledged Stock. Once the Trustee gives such written notice, all voting and other corporate rights pertaining to the WCI Pledged Stock will become vested in the Trustee until such Event of Default is cured or waived. If an Event of Default occurs under the Indenture, the Trustee, on behalf of the holders of the Notes, in addition to any rights or remedies available to it or the holder, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. If voting rights in the WCI Pledged Stock were to become vested in the Trustee, or if the Trustee were to foreclose upon the Collateral, such vesting or foreclosure, as the case may be, may constitute a "change of control" under instruments governing certain indebtedness of WCI, including the WCI Senior Secured Notes Indenture. Such occurrence could enable the holders of such indebtedness to require WCI to repurchase or repay indebtedness and could adversely affect holders of the Notes.

    Unless an Event of Default has occurred and is continuing and until notice is received from the Trustee, the Company is entitled to receive dividends and other distributions (other than certain extraordinary distributions) on the WCI Pledged Stock. The Pledge Agreement (as defined) provides that, upon receipt by the Company or any of its subsidiaries of such an extraordinary distribution on any WCI Pledged Stock, the Company shall deliver, or cause to be delivered, to the Trustee (i) for deposit as Collateral into a cash collateral account all cash or cash equivalents included in such extraordinary distribution and (ii) for pledge to secure the Notes any of the extraordinary distribution which is in a form other than cash or cash equivalents.

    Upon the occurrence and during the continuance of an Event of Default, all rights to receive and retain dividends and other distributions made on the WCI Pledged Stock during such continuance will become vested in the Trustee and all amounts received in respect of the WCI Pledged Stock (other than extraordinary distributions, which shall be held as referred to above) shall be delivered to the Trustee as Collateral and segregated from all other Collateral. Upon the cure or waiver of any such Event of Default, so long as no other Event of Default has occurred and is continuing, all rights which the Company has to receive and retain dividends and distributions on the WCI Pledged Stock (other than certain extraordinary distributions) will revert to the Company and all such segregated collateral shall, at the written direction of the Company, be delivered to the Company or applied to the payment of principal on the Notes.

    There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture following an Event of Default would be sufficient to satisfy payments due on the Notes. In addition, the ability of the holders of Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy involving the Company. See "Description of the Notes--Certain Bankruptcy Limitations."

    RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    The terms and conditions of the Indenture impose restrictions that will affect, among other things, the ability of the Company to incur debt, pay dividends, create liens and use the proceeds of certain asset sales.

The ability of the Company to comply with the foregoing provisions can be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Company's indebtedness, including the Indenture. In the event of any such default, the Company may be unable to make any payments of principal or interest on the Exchange Notes for a period of time. See "Description of the Notes."

    CONTROL BY RENCO

    The Company is a wholly-owned subsidiary of Renco, of which Mr. Ira Leon Rennert is the controlling stockholder. As a result of his indirect ownership of all the capital stock of the Company, Mr. Rennert is, and will continue to be, able to direct and control the policies of the Company and its subsidiaries, including mergers, sales of assets and similar transactions and the election of directors.

    ABSENCE OF A PUBLIC MARKET

    The Exchange Notes will be new securities for which there is currently no public market. The Company does not intend to list the Exchange Notes on any national securities exchange or quotation system. DLJ has advised the Company that it currently intends to make a market in the Exchange Notes, but it is not obligated to do so and, if commenced, may discontinue such market making at any time. Accordingly, there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the aggregate principal amount of Old Notes outstanding will decrease, with a resulting decrease in the liquidity of the market therefor.

    CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company currently does not anticipate that it will register the Old Notes under the Securities Act.

RELATING TO WCI

    SUBSTANTIAL INDEBTEDNESS

    WCI has substantial indebtedness and debt service requirements. As of January 31, 1998, WCI had outstanding consolidated total debt of approximately $302.0 million (excluding $100.0 million of undrawn availability under the WCI Revolving Credit Facility) and a shareholder's deficit of approximately $92.0 million.

    WCI's level of indebtedness will have several important effects on its future operations, including the following: (a) a significant portion of WCI's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; (b) the financial covenants and other restrictions contained in the WCI Revolving Credit Facility require WCI to meet certain financial tests and limit its ability to borrow additional funds or to dispose of assets; and (c) WCI's ability to obtain additional financing in the future for working capital, postretirement health care and pension funding, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Additionally, WCI's ability to meet its debt service obligations and to reduce its total debt will be dependent upon WCI's future performance, which will be subject to economic, financial, political, competitive and other factors, including market prices of flat rolled steel, many of which are beyond its control. Moreover, an inability of WCI to meet the financial covenants contained in the WCI Revolving Credit Facility or other indebtedness could result in an acceleration of amounts due thereunder which could have a material adverse effect on the financial condition and results of operations of WCI.

    RESTRICTIONS IMPOSED BY TERMS OF WCI'S INDEBTEDNESS

    The terms and conditions of the WCI Senior Secured Notes Indenture and the WCI Revolving Credit Facility impose on WCI restrictions that will affect, among other things, the ability of WCI to incur debt, pay dividends, make acquisitions, create liens, make capital expenditures and make certain investments and advances.

    The ability of WCI to comply with the foregoing provisions can be affected by events beyond WCI's control. The breach of any of these covenants could result in a default under WCI's indebtedness, including the WCI Senior Secured Notes Indenture and the WCI Revolving Credit Facility. In the event of any such default, depending on the actions taken by the holders of the WCI Notes and the lenders under the WCI Revolving Credit Facility, WCI may be unable to make any distributions to the Company for payments of principal or interest on the Exchange Notes for a period of time. See "--Relating to the Company--Holding Company Structure; Refinancing Risk; Structural Subordination." In addition, the holders of the WCI Notes and the lenders under the WCI Revolving Credit Facility could elect to declare all amounts borrowed, together with accrued and unpaid interest, to be due and payable. If WCI were unable to repay such amounts, the holders of the WCI Notes and the lenders under the WCI Revolving Credit Facility could proceed against certain collateral securing indebtedness under the WCI Notes and the WCI Revolving Credit Facility. If such indebtedness were to be accelerated, there can be no assurance that the assets of WCI would be sufficient to repay in full such indebtedness and the other indebtedness of WCI.

    LABOR RELATIONS

    The United Steelworkers of America (the "USWA") represents approximately 75% of WCI's employees. WCI experienced a 54-day labor contract dispute and resulting work stoppage in connection with the negotiation of the current collective bargaining agreement. In October 1995, WCI negotiated a new collective bargaining agreement with the USWA, which expires on September 1, 1999. There can be no assurance as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without production interruptions or the possible impact of future collective bargaining agreements, or the negotiation thereof, on WCI's financial condition and results of operations.

    SUBSTANTIAL EMPLOYEE POSTRETIREMENT OBLIGATIONS

    WCI has substantial financial obligations related to its employee postretirement plans for medical and life insurance and pensions. Statement of Financial Accounting Standards No. 106, "Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106") requires accrual of retiree medical and life insurance benefits rather than recognition of costs as claims are paid. In accordance with SFAS 106, a liability has been established for the present value of the estimated future unfunded medical and life insurance benefit obligations. In addition, in accordance with the Statement of Financial Accounting Standards No. 87, "Pensions," WCI has recognized a minimum liability equal to its unfunded accumulated pension benefit obligations. As of October 31, 1997, WCI had an accumulated postretirement health care and life insurance benefit obligation in excess of plan assets of approximately $100.5 million, and WCI had a projected pension benefit obligation in excess of plan assets of approximately $33.1 million. The cash payments for actual postretirement health care and life insurance claims were approximately $2.4 million and $.7 million during fiscal 1997 and the three months ended January 31, 1998, respectively. WCI also has a contractual agreement to contribute $.50 per hour worked by certain hourly employees to the VEBA Trust, or a minimum of approximately $1.5 million per year, and has certain minimum pension funding requirements under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). See

"Business--WCI--Benefit Plans," "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital
Resources--WCI--Postretirement Benefit Plans" and Notes 7 and 8 to WCI's audited consolidated financial statements.

    ENVIRONMENTAL MATTERS

    In common with much of the steel industry, WCI's facilities are located on sites that have been used for heavy industrial purposes for decades. WCI is and will continue to be subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. WCI believes it has made, and intends to continue to make, the necessary expenditures for environmental remediation and compliance with environmental laws and regulations. Environmental laws and regulations have changed rapidly in recent years, and WCI may be subject to more stringent environmental laws and regulations in the future. During 1997, the EPA proposed new standards regulating particulate matter and ozone emissions. Data relating to these standards is to be collected and analyzed with implementation as early as 2004. These standards have been the subject of significant discussion throughout federal and state governments, and changes to the standards or the implementation date may be made prior to final approval. Like much of the steel, utilities and other industries, WCI's current operations are not expected to comply with these proposed standards. WCI cannot currently assess the impact of these proposed standards on its results of operations or financial condition. Compliance with more stringent environmental laws and regulations could have a material adverse effect on WCI's financial condition and results of operations.

    On June 29, 1995, the Department of Justice, on behalf of the Environmental Protection Agency (the "EPA"), instituted a civil action against WCI under the Clean Water Act in the United States District Court for the Northern District of Ohio (the "CWA Litigation"). The action alleges numerous violations of WCI's National Pollution Discharge Elimination System ("NPDES") permit alleged to have occurred during the years 1989 through 1996, inclusive. On March 29, 1996, the Department of Justice on behalf of the EPA, instituted another civil action against WCI in the same court under the Clean Air Act (the "CAA Litigation") alleging violations by WCI of the work practice, inspection and notice requirements for demolition and renovation of the National Emission Standard for Hazardous Air Pollutants for Asbestos and also violations of the particulate standard and the opacity limits applicable to WCI's facilities in Warren, Ohio. Each action seeks a civil penalty not to exceed the statutory maximum of $25,000 per day per violation and also seeks an injunction against continuing violations. WCI believes that imposition of the statutory maximum penalty for the alleged violations is unlikely based upon past judicial penalties imposed under the Clean Water Act and the Clean Air Act, and that it has defenses to liability. However, no assurance can be given that WCI will not be found to have liability and, if it has liability, that the statutory maximum penalty will not be imposed. By letter dated November 1, 1996, EPA's Region V Water Division Director requested information pursuant to the Clean Water Act from WCI relating to the Warren facility, including information as to the effect of a prohibition against federal procurement of WCI's products on WCI's business. WCI responded to the EPA's request on December 2, 1996. WCI has not been notified that the EPA will seek a federal procurement prohibition based on alleged permit violations. However, there can be no assurance that a federal procurement prohibition will not be imposed. WCI is negotiating with the EPA toward settlement of these matters. If WCI is unable to reach a negotiated settlement and if a substantial penalty similar to the statutory maximum penalty or federal procurement prohibition were imposed, it could have a material adverse effect on the financial condition or results of operations of WCI, the extent of which WCI is unable to estimate at this time. Discovery has been completed in both of these actions, and a trial date has been scheduled for April 1998 for the CWA Litigation and for May 1998 for the CAA Litigation.

    On December 17, 1997, WCI received a compliance order from the EPA alleging certain violations of WCI's NPDES permit, including exceedances of permit limits for pH and oil and grease and failure to identify and sample for residual chlorine. WCI currently is investigating the alleged exceedances. WCI is unable at this time to estimate the cost which may be incurred related to the compliance order, if any.

    WCI has obtained a storage permit under the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), for waste pickle liquor at its Warren facility acid regeneration plant. As a provision of the permit, WCI will be required to undertake a corrective action program with respect to historical material handling practices at the Warren facility. In April 1997, WCI received notice from the EPA that it had approved a workplan for the first investigation step of the corrective action program, the RCRA Facility Investigation ("RFI"), which is expected to be completed in 1999. The workplan identifies thirteen historical solid waste management units which are subject to the RFI. The final scope of the corrective action required to remediate or reclaim any contamination that may be present at or emanating from the Warren facility is dependent upon the findings of the RFI and the development and approval of the corrective action program. Accordingly, WCI is unable at this time to estimate the final cost of the corrective action program or the period over which such costs may be incurred, and there can be no assurance that it would not have a material adverse effect on the financial condition of WCI.

    The costs for environmental compliance may place domestic steel producers, including WCI, at a competitive disadvantage with respect to certain foreign steel producers and manufacturers of steel substitutes that are subject to less stringent environmental requirements. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources--WCI-- Environmental Matters" and "Business--WCI--Environmental Matters."

    RELIANCE ON KEY MANUFACTURING EQUIPMENT

    WCI's manufacturing processes are dependent upon certain critical pieces of equipment, such as its blast furnace, basic oxygen furnace (the "BOF"), twin strand continuous slab caster (the "Continuous Caster") and hot strip mill, which on occasion may be out of service as the result of unexpected equipment failure. This interruption in WCI's production capabilities could result in fluctuations in WCI's sales and income. WCI believes that it maintains adequate property damage insurance and business interruption insurance to cover losses resulting from any production shutdown caused by an unexpected equipment failure. Although WCI to date has experienced no such equipment failure that has resulted in a complete shutdown of its steelmaking production for a significant period of time, no assurance can be given that a material shutdown will not occur in the future or that such a shutdown would not have a material adverse effect on WCI. The most significant scheduled maintenance outage involves the relining of WCI's blast furnace, which is scheduled approximately every six to eight years and typically takes four to six weeks. WCI completed its most recent blast furnace reline in May 1995. See "Business--WCI--Facilities."

RELATING TO THE INDUSTRY

    CYCLICALITY

    The steel industry is highly cyclical in nature and is affected significantly by economic conditions generally. Factors that negatively impact steel producers include high levels of steel imports, worldwide production overcapacity, expansion of U.S. steel producing capacity, a strong U.S. dollar and increased domestic and international competition. Recently, the steel industry has experienced lower prices as a result of certain of these factors. Moreover, there can no assurance that the U.S. steel industry will not be negatively impacted by increased imports of steel from certain Asian countries whose currencies have recently depreciated relative to the U.S. dollar. Additionally, no assurance can be given that these and other factors will not continue to have an adverse effect on the steel industry or WCI. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Industry Developments."

    COMPETITION

    The domestic steel industry is highly competitive. Despite significant reductions in raw steel production capacity by major domestic producers in the 1980s, the domestic industry continues to be adversely affected by excess world capacity.

    In the United States, WCI competes with many other domestic steel companies. WCI also faces increasing competitive pressures from minimills. Minimills are generally smaller volume steel producers that use ferrous scrap metals as their basic raw material. Compared to integrated producers, minimills, which rely on less capital intensive hot metal sources, have certain advantages. Since minimills typically are not unionized, they have more flexible work rules that have resulted in lower employment costs per net ton shipped. Since 1989, significant flat rolled minimill capacity has been constructed and these minimills now compete with integrated producers in product areas that traditionally have not faced significant competition from minimills. In addition, there is significant additional flat rolled minimill capacity under construction or announced with various planned commissioning dates through 1999. These minimills are expected to compete with WCI in the commodity flat rolled steel market and in certain custom steel markets. In addition, the increased competition in commodity product markets has resulted in certain integrated producers increasing product offerings to compete with WCI's custom products.

    During 1996 and 1997, the domestic steel market experienced significant increases in imports of foreign produced flat rolled products. The relative strength of the U.S. dollar and economy versus the strength of foreign currencies and economies can significantly affect the import/export trade balance for flat rolled steel products. The status of the trade balance may significantly affect the ability of new minimill capacity to come on-line without disrupting the domestic flat rolled steel market.

    Materials such as aluminum, cement, composites, glass and plastics compete as substitutes for steel in many markets. In addition, certain lower cost steel products, through technological developments, have and may continue to become commercially viable substitutes for WCI's higher cost custom products.

    AVAILABILITY AND FLUCTUATION IN COSTS OF RAW MATERIALS AND ENERGY

    WCI's operations are heavily dependent on the supply of various raw materials including iron ore pellets, coke and energy. WCI purchases all of its iron ore pellets and coke requirements through contracts based in part on market pricing. Supply interruptions or cost increases, to the extent that WCI could not pass on these costs to its customers, could adversely affect WCI's future results of operations. The domestic supply of coke has decreased significantly over the last decade and is expected to decrease further in the future due to the requirements of the Clean Air Act. As WCI does not own a coke battery, it is dependent upon commercially available domestic or imported coke to sustain its operations. WCI has contracts for the purchase of its estimated coke requirements through 1999 and believes that there will be adequate supplies of coke available domestically or from foreign sources thereafter for its purposes. However, there can be no assurance that adequate supplies of coke will be available to WCI in the future. See "Business--WCI--Raw Materials."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes of like principal amount, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the indebtedness of the Company. The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

                                 CAPITALIZATION

    The following table sets forth the consolidated cash and cash equivalents and capitalization of WCI as of January 31, 1998 and of the Company as adjusted to give effect to the Old Notes Offering and the application of the proceeds therefrom. The table below should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Company's balance sheet and the related notes thereto and WCI's condensed consolidated financial statements and the related notes thereto appearing elsewhere herein.

                                                                       AS OF JANUARY 31, 1998
                                                                       -----------------------
                                                                                       THE
                                                                          WCI        COMPANY

                                                                       (DOLLARS IN THOUSANDS)
Cash and cash equivalents............................................  $   11,666  $    27,233
                                                                       ----------  -----------
                                                                       ----------  -----------
Long-term debt, including current portion:
  WCI Revolving Credit Facility(1)...................................  $        0  $         0
  WCI Senior Secured Notes...........................................     300,000      300,000
  WCI Senior Notes...................................................         280          280
  Old Notes..........................................................      --          119,566(2)
  Other WCI indebtedness.............................................       1,692        1,692
                                                                       ----------  -----------
    Total long-term debt, including current portion..................     301,972      421,538

Total shareholder's equity (deficit).................................     (91,965)    (191,964)
                                                                       ----------  -----------
Total capitalization.................................................  $  210,007  $   229,574
                                                                       ----------  -----------
                                                                       ----------  -----------

------------------------

(1) Represents WCI's $100.0 million revolving credit facility, which is undrawn, exclusive of $5.5 million in outstanding letters of credit, and expires on December 29, 1999.

(2) Represents the $120.0 million aggregate principal amount of Old Notes less the debt discount of approximately $434,400.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The Company is a holding company formed by Renco in January 1998, which owns the WCI Pledged Stock. The Company has no operating history. Accordingly, the financial data presented below is the historical consolidated financial data of WCI. See the Company's audited balance sheet and the related notes thereto appearing elsewhere herein.

    The consolidated statement of operations data for WCI for, and the balance sheet data for WCI as of, each of the years in the five fiscal year period ended October 31, 1997 have been derived from the consolidated financial statements of WCI, which financial statements have been audited by KPMG Peat Marwick LLP. The consolidated statement of operations data for WCI for the three months ended January 31, 1997 and 1998, and the balance sheet data as of January 31, 1998, have been derived from WCI's unaudited condensed consolidated financial statements. The financial data set forth below should be read in conjunction with WCI's audited consolidated financial statements and the related notes thereto for the fiscal years ended October 31, 1995, 1996 and 1997 and the unaudited condensed consolidated financial statements and the related notes thereto for the three months ended January 31, 1997 and 1998 appearing elsewhere herein and with "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                             FISCAL YEAR ENDED OCTOBER 31,                    JANUARY 31,
                                                    ------------------------------------------------    -----------------------
                                                      1993    1994(1)   1995(2)   1996(3)   1997(4)       1997(4)        1998

                                                               (DOLLARS AND TONS IN THOUSANDS, EXCEPT PER TON DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................................  $578,639  $709,363  $630,990  $660,801  $668,470    $    160,907   $166,592
Cost of products sold.............................   492,000   574,610   544,789   550,609   547,545         131,609    141,848
                                                    --------  --------  --------  --------  --------    ------------   --------
Gross margin......................................    86,639   134,753    86,201   110,192   120,925          29,298     24,744
Depreciation and amortization.....................    20,978    19,868    21,178    22,547    23,174           5,544      6,413
Selling, general and administrative expenses......    19,144    34,889    19,675    22,074    29,355          14,016      4,052
                                                    --------  --------  --------  --------  --------    ------------   --------
Operating income..................................    46,517    79,996    45,348    65,571    68,396           9,738     14,279
Interest expense..................................    23,182    28,709    25,787    24,968    31,690           7,525      8,014
Interest and other income, net....................       301     1,505     6,212     6,545     1,239             651        299
Income before income taxes, extraordinary losses
  on early retirement of debt and cumulative
  effect of change in accounting principle........    23,636    52,792    25,773    47,148    37,945           2,864      6,564
Income taxes......................................     9,485    21,939    10,313    19,108    14,482           1,151      2,363
Income before extraordinary losses on early
  retirement of debt and cumulative effect of
  change in accounting principle..................    14,151    30,853    15,460    28,040    23,463           1,713      4,201

FINANCIAL RATIOS AND OTHER DATA:
EBITDA(5).........................................  $ 67,796  $ 99,992  $ 67,297  $ 88,473  $ 91,691    $     15,290   $ 20,799
Cash interest expense(6)..........................    18,108    26,437    23,607    22,788    30,255(7)        7,121      7,677(7)
Capital expenditures..............................    14,639    14,371    26,173    35,384    39,902          12,548      4,192
Depreciation and amortization.....................    20,978    19,868    21,178    22,547    23,174           5,544      6,413
Ratio of earnings to fixed charges(8).............       2.0x      2.8x      2.0x      2.9x      2.2x           x1.4        1.8x

OTHER OPERATING DATA:
Net tons shipped..................................     1,302     1,468     1,222     1,397     1,329             324        348
Percent custom products...........................      53.9%     56.9%     59.4%     57.9%     67.6%           65.9%      62.2%
Average selling price per net ton shipped.........  $    445  $    483  $    516  $    473  $    503    $        496   $    479
Average cost per net ton shipped..................       378       391       446       394       412             406        408
Average gross margin per net ton shipped..........        67        92        71        79        91              90         71
Average operating income per net ton shipped......        36        54        37        47        51              30         41

                                                                                 AS OF OCTOBER 31,                       AS OF
                                                               -----------------------------------------------------  JANUARY 31,
                                                                 1993       1994       1995       1996       1997        1998
                                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments............  $   9,366  $  71,426  $ 106,548  $ 139,541  $  18,989   $  11,666
Working capital (excluding cash, cash equivalents and
  short-term investments)....................................     49,510     69,193     61,881     42,093     66,913      77,199
Property, plant and equipment, net...........................    206,951    196,212    189,733    205,121    224,620     223,057
Total assets.................................................    396,342    481,596    519,159    567,453    470,751     458,274
Total debt (including current portion).......................    136,858    216,108    213,854    211,506    302,937     301,972
Shareholder's equity (deficit)...............................     69,168     43,877     59,495     79,880    (90,866)    (91,965)

------------------------

(1) Fiscal 1994 Statement of Operations reflects $11.1 million of compensation expenses related to WCI's initial public offering and the offering of the WCI Senior Notes.

(2) Fiscal 1995 results were adversely impacted by a 54-day labor contract dispute and resulting work stoppage commencing September 1, 1995 and a 36-day blast furnace reline commencing on April 1, 1995.

(3) WCI's custom product mix and the results for fiscal 1996 were adversely impacted by a 54-day labor contract dispute and resulting work stoppage which was concluded on October 24, 1995.

(4) Fiscal 1997 Statement of Operations reflects $8.6 million of compensation expense related to the November 1996 Transactions.

(5) EBITDA represents earnings before interest, income taxes and depreciation and amortization. EBITDA includes other income of $301,000, $128,000, $771,000, $355,000, $121,000, $8,000 and $107,000 for the fiscal years ended
    October 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended January 31, 1997 and 1998, respectively. The trends of EBITDA generally follow the trends of operating income. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for a discussion of the recent trends of operating income. Information regarding EBITDA is presented because management believes that certain investors use EBITDA as a measure of an issuer's historical ability to service its debt. EBITDA should not be considered an alternative to, or more meaningful than, operating income or cash flow as an indicator of an issuer's operating performance. Furthermore, caution should be used in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.

(6) Excludes non-cash amortization of financing costs.

(7) Does not include the cash interest expense that would have been payable by the Company on the Old Notes of approximately $13.1 million and $3.3 million for the fiscal year ended October 31, 1997 and the three months ended January 31, 1998, respectively, had the Old Notes been outstanding for those periods.

(8) Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and the portion of rental expense that is representative of interest expense. Earnings consist of income before taxes plus fixed charges less capitalized interest. On a pro forma basis, as if the Company had been in existence and the November 1996 Transactions and the Old Notes Offering had been consummated on November 1, 1996, the Company's ratio of earnings to fixed charges would have been 1.5 to 1 for fiscal 1997. On a pro forma basis, as if the Offering had been consummated on November 1, 1997, the Company's ratio of earnings to fixed charges would have been 1.3 to 1 for the three months ended January 31, 1998.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

    GENERAL

    In connection with the sale of Old Notes to the initial purchaser pursuant to the Purchase Agreement, dated February 3, 1998, between the Company and DLJ, the holders of the Old Notes became entitled to the benefits of the Registration Rights Agreement.

    Under the Registration Rights Agreement, the Company became obligated to (a) file a registration statement in connection with a registered exchange offer within 45 days after February 3, 1998, the date the Old Notes were issued (the "Issue Date"), and (b) cause the registration statement relating to such registered exchange offer to become effective within 120 days after the Issue Date. The Exchange Offer being made hereby, if consummated within the required time periods, will satisfy the Company's obligations under the Registration Rights Agreement. The Company understands that there are approximately beneficial owners of such Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to all such beneficial holders known to the Company.

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

    Based on an interpretation by the staff of the Commission set forth in the Morgan Stanley Letter, the Exxon Capital Letter and similar letters, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person who received such Exchange Notes, whether or not such person is the holder (other than Restricted Holders) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's or other person's business, neither such holder nor such other person is engaged in or intends to engage in any distribution of the Exchange Notes and such holders or other persons have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

    If any person were to be participating in the Exchange Offer for the purposes of participating in a distribution of the Exchange Notes in a manner not permitted by the Commission's interpretation, such person (a) could not rely upon the Morgan Stanley Letter, the Exxon Capital Letter or similar letters and
(b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain conditions set forth herein under "--Conditions" without waiver by the Company, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes, pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes in connection with the Exchange Offer. See "--Fees and Expenses."

    In the event the Exchange Offer is consummated, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See "Risk Factors--Relating to the Company--Consequences of Failure to Exchange."

    EXPIRATION DATE; EXTENSIONS; AMENDMENT

    The term "Expiration Date" shall mean the expiration date set forth on the cover page of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

    In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will issue a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

    The Company reserves the right (a) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company may extend the Exchange Offer for a period of up to ten business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such extension period.

    Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest from February 3, 1998, payable semiannually on February 1 and August 1 of each year, commencing August 1, 1998, at the rate of 10 7/8% per annum. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of the issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 3 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents. To be validly tendered, such documents must reach the Exchange Agent on or before 5:00 p.m., New York City time, on the Expiration Date.

    The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent on or before 5:00 p.m. New York City time, on the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company.

    Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

    Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such registered holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (a) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder or other person, (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (d) such holder or other person is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." The Company has agreed to bear the expenses of the Exchange Offer pursuant to the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer.

    The Old Notes were issued on February 3, 1998 and there is no public market for them at present. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if: (i) the tender is make through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (a) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (b) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (c) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (d) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if the Company or the holders of at least a majority in principal amount of Old Notes reasonably determine in good faith that any of the following conditions exist: (a) the Exchange Notes to be received by such holders of Old Notes in the Exchange Offer, upon receipt, will not be tradable by each such holder (other than a holder which is an affiliate of the Company at any time on or prior to the consummation of the Exchange Offer) without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States, (b) the interests of the holders of the Old Notes, taken as a whole, would be materially adversely affected by the consummation of the Exchange Offer or (c) after conferring with counsel, the Commission is unlikely to permit the making of the Exchange Offer prior to June 3, 1998.

    Pursuant to the Registration Rights Agreement, if an Exchange Offer shall not be consummated prior to the Exchange Offer Termination Date, the Company will be obligated to cause to be filed with the Commission a shelf registration statement with respect to the Old Notes (the "Shelf Registration Statement") as promptly as practicable after the Exchange Offer Termination Date and thereafter use its best efforts to have the Shelf Registration Statement declared effective.

    "Exchange Offer Termination Date" means the date on which the earliest of any of the following events occurs: (a) applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (b) any holder of Notes notifies the Company that either (i) such holder is not eligible to participate in the Exchange Offer or (ii) such holder participates in the Exchange Offer and does not receive freely transferable Exchange Notes in exchange for tendered Old Notes or (c) the Exchange Offer is not consummated within 120 days after the Issue Date.

    If any of the conditions described above exist, the Company will refuse to accept any Old Notes and will return all tendered Old Notes to exchanging holders of the Old Notes.

EXCHANGE AGENT

    State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal and deliveries of completed Letters of Transmittal with tendered Old Notes should be directed to the Exchange Agent addressed as follows:

                   BY MAIL                              BY HAND/OVERNIGHT DELIVERY

     State Street Bank and Trust Company            State Street Bank and Trust Company
     Two International Place, 4th Floor                   61 Broadway, 15th Floor
         Boston, Massachusetts 02110                     New York, New York 10006
  Attention: Claire Young--Corporate Trust         Attention: Corporate Trust Department
                 Department

    The Company will indemnify the Exchange Agent and its agents for any loss, liability or expense incurred by them, including reasonable costs and expenses of their defense, except for any such loss, liability or expense caused by negligence or bad faith.

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telephone or facsimile.

    The Company will not make any payments to brokers, dealers, or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and expenses, will be paid by the Company, and are estimated in the aggregate to be approximately $250,000.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes (or Old Notes for principal amounts not tendered or accepted for exchange) are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under GAAP.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    The Company is a holding company formed by Renco under the laws of Ohio in January 1998, which owns the WCI Pledged Stock. On February 3, 1998, the Company sold and issued the Old Notes. The Company used the net proceeds of the Old Notes Offering to pay a dividend to Renco, provide cash to the Company and pay related fees and expenses. Currently, the assets of the Company consist of (i) the WCI Pledged Stock and (ii) cash and investments estimated to be $15.6 million representing the remaining proceeds from the Old Notes Offering, net of estimated transaction fees and expenses paid or accrued.

INDUSTRY DEVELOPMENTS

    In late 1997, the flat rolled steel industry experienced a decline in spot selling prices due to, among other things, increasing domestic capacity and a high level of imports. As a result of the foregoing conditions, sales prices are expected to be lower through mid-1998 as compared to 1997, resulting in reduced profitability and cash flows for the industry, including WCI. Several integrated and minimill producers have announced price increases effective April 1, 1998; however, there can be no assurance that such announced price increases will be implemented. If the announced price increases are not implemented and the downward pricing trends continue and result in a prolonged period of reduced prices, WCI may not be able to pay dividends to the Company in amounts that would permit the Company to meet fully its debt service requirements under the Exchange Notes. See "Risk Factors--Relating to the Industry-- Cyclicality."

RESULTS OF OPERATIONS

    The Company has no operating history. Accordingly, the results of operations presented below are the historical information of WCI.

    THREE MONTHS ENDED JANUARY 31, 1998 COMPARED TO THREE MONTHS ENDED JANUARY 31, 1997

    Net sales for the three months ended January 31, 1998 were $166.6 million on 347,931 tons shipped, representing a 3.5% increase in net sales and a 7.4% increase in tons shipped compared to the three months ended January 31, 1997. Net sales per ton shipped decreased 3.6% to $479 compared to $496 for the 1997 quarter. This decrease is primarily the result of changes in product mix with shipments of custom carbon, alloy and electrical steels accounting for 62.2% of total shipments in the 1998 quarter compared to 65.9% in the 1997 quarter and a decline in market selling prices in late 1997. In addition, shipments in the 1998 quarter included 9,394 tons of lower value added semi-finished steel. Throughout the 1998 quarter, WCI experienced a high order entry rate, and as a result, WCI's order backlog increased to 306,000 tons at January 31, 1998 from 232,000 tons at October 31, 1997. Because of the recent strength in the order entry rate and backlog for the industry, management believes that market prices should be more stable through the first half of 1998.

    Gross margin (net sales less cost of products sold) was $24.7 million for the three months ended January 31, 1998 compared to $29.3 million for the three months ended January 31, 1997. The decrease in gross margin reflects the changes in product mix and decreases in selling prices discussed above offset somewhat by increased volume.

    Operating income was $14.3 million for the three months ended January 31, 1998 compared to $9.7 million for the three months ended January 31, 1997. The operating results for the 1997 quarter include $8.6 million of compensation expenses related to the November 1996 Transactions. Excluding the expenses incurred as a result of the November 1996 Transactions, operating income was $18.3 million during the 1997 quarter or $57 per ton shipped compared to $41 per ton shipped in the 1998 quarter. The decrease in operating income in the 1998 quarter (excluding the previously mentioned compensation charges in the 1997 quarter) reflects the lower gross margin discussed above and higher depreciation expense as a result of the hot strip mill upgrade substantially completed in late 1997 offset by a decrease in selling, general and administrative expenses in the 1998 quarter as a result of lower variable compensation and legal expenses.

    Interest expense increased to $8.0 million in the 1998 quarter compared to $7.5 million in the 1997 quarter as a result of the issuance of the $300 million WCI Senior Secured Notes and the retirement of $206.1 million principal amount of the WCI Senior Notes on November 27, 1996.

    As a result of the items discussed above, income before extraordinary items was $4.2 million in the 1998 quarter compared to $1.7 million in the 1997 quarter. During the 1997 quarter, WCI recognized an extraordinary loss of $19.6 million, net of income taxes, on the early retirement of $206.1 million principal amount of the WCI Senior Notes. As a result, WCI had a net loss of $17.9 million for the three months ended January 31, 1997.

    FISCAL 1997 COMPARED TO FISCAL 1996

    Net sales in fiscal 1997 were $668.5 million on 1,328,931 tons shipped, representing a 1.2% increase in net sales and a 4.9% decrease in tons shipped compared to fiscal 1996. The upgrade of the hot strip mill, substantially completed during fiscal 1997, required several equipment outages and resulted in lower shipping volume during the second and third quarters. Net sales per ton shipped increased 6.3% to $503 compared to $473 for fiscal 1996. This increase is primarily the result of changes in product mix with shipments of custom carbon, alloy and electrical steels accounting for 67.6% in fiscal 1997 and 57.9% in fiscal 1996 and, to a lesser extent, increases in product selling prices. WCI's custom product mix in fiscal 1996 was adversely effected by a 54-day labor contract dispute and resulting work stoppage which was concluded on October 24, 1995. Selling prices were generally strong through the third quarter of fiscal 1997 but began to decline late in the fourth quarter of fiscal 1997 due to minimill capacity additions, a high level of imports, and the reentry into the market of a major integrated mill. As a result of the foregoing conditions, sales prices are expected to remain lower in early 1998. In addition, shipments during fiscal 1997 and 1996 included 22,642 tons and 45,904 tons, respectively, of lower value added semi-finished steel. WCI expects to continue to ship semi-finished products during the first two quarters of 1998 while the upgrade to the hot strip mill is fully implemented.

    Gross margin (net sales less cost of goods sold) was $120.9 million in fiscal 1997 compared to $110.2 million in fiscal 1996. The increase in gross margin reflects the increase in selling prices and improvement in product mix offset somewhat by higher LIFO inventory charges and lower shipping volume in fiscal 1997. Charges under the LIFO inventory valuation method amounted to $3.3 million in fiscal 1997, including $2.1 million in the fourth quarter, compared to essentially no LIFO charge in fiscal 1996.

    Operating income was $68.4 million, $51 per ton shipped, for fiscal 1997 compared to $65.6 million, $47 per ton shipped, for fiscal 1996. The operating results for fiscal 1997 reflect the increase in gross margin discussed above offset by $8.6 million of compensation expenses related to the November 1996 Transactions. Excluding the expenses incurred as a result of the November 1996 Transactions, operating income was $77.0 million during fiscal 1997 or $58 per ton shipped.

    Interest expense increased to $31.7 million in fiscal 1997 compared to $25.0 million in fiscal 1996 as a result of the issuance of $300 million WCI Senior Secured Notes and the retirement of $206.1 million principal amount of WCI Senior Notes on November 27, 1996. Interest income decreased to $1.1 million in fiscal 1997 compared to $6.2 million in fiscal 1996 as a result of lower cash, cash equivalent and short-term investments in fiscal 1997 due to the November 1996 Transactions.

    As a result of the items discussed above, income before the extraordinary loss was $23.5 million in fiscal 1997 compared to $28.0 million in fiscal 1996. During fiscal 1997, WCI recognized an extraordinary loss of $19.6 million, net of income taxes, on the early retirement of $206.1 million principal amount of WCI Senior Notes. As a result, WCI had net income of $3.9 million in fiscal 1997.

    FISCAL 1996 COMPARED TO FISCAL 1995

    Net sales in fiscal 1996 were $660.8 million on 1,396,732 tons shipped, representing a 4.7% increase in net sales and a 14.3% increase in tons shipped compared to fiscal 1995. Net sales per ton shipped declined 8.3% to $473 compared to $516 for fiscal 1995 due to lower prices realized in the spot market as well as a change in product mix. The fiscal 1996 period included the sale of approximately 46,000 tons of lower value added semi-finished steel and a lower mix of custom carbon, alloy and electrical steel products, which accounted for 57.9% of total shipments in fiscal 1996 compared to 59.4% in fiscal 1995. The sales mix and volume were adversely affected during the first two quarters of fiscal 1996 by a labor contract dispute and resulting work stoppage which was concluded October 24, 1995. During the third and fourth quarters of fiscal 1996, WCI's product mix returned to a more traditional mix, with sales of custom products accounting for 64.8% of shipments compared to 62.4% during the comparable period in fiscal 1995. Shipments for the three months ended October 31, 1996 were 342,147 tons compared to 208,522 during the same period in fiscal 1995 which was adversely affected by the work stoppage.

    Gross margin was $110.2 million in fiscal 1996 compared to $86.2 million in fiscal 1995. The increase in gross margin reflects higher volume and improved per ton operating costs, offset somewhat by the lower sales prices in fiscal 1996 and the changes in product mix mentioned above, and a loss of $13.6 million of gross margin during the fourth quarter of fiscal 1995 as a result of work stoppage.

    Operating income was $65.6 million, or $47 per ton shipped, for fiscal 1996 compared to $45.3 million, or $37 per ton shipped, for fiscal 1995. The results for fiscal 1996 and 1995 reflect the gross margin discussed above, higher depreciation and amortization expense associated with the completion of a blast furnace reline in May 1995 and higher selling, general and administrative expenses in the fourth quarter of fiscal 1996 compared to the same period in fiscal 1995. Selling, general and administrative expenses for the fourth quarter of fiscal 1996 were $3.3 million higher than during the same period in fiscal 1995 due primarily to reductions in expense in the fourth quarter of fiscal 1995 under WCI's variable compensation programs as a result of the loss incurred during that period.

    As a result of the items discussed above, net income increased to $28.0 million for fiscal 1996 compared to net income of $15.5 million for fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    THE COMPANY

    In February 1998, the Company issued $120.0 million principal amount of Old Notes. Interest on the Old Notes is, and the Exchange Notes will be, payable semiannually in arrears on February 1 and August 1 of each year commencing August 1, 1998. The Company intends to meet its debt service obligations from its cash and investment balances and earnings thereon and through distributions from WCI, including payments pursuant to a tax sharing agreement and dividends as permitted under WCI's outstanding indebtedness. However, the amount of distributions that WCI may make to the Company are limited by the terms of its indebtedness. On January 28, 1998, WCI paid a dividend to Renco in the aggregate amount of $5.3 million, which represented substantially all of the amount permitted under the WCI Senior Secured Notes Indenture at that date. At January 31, 1998, WCI was permitted to make dividend payments of approximately $1.1 million under the WCI Senior Secured Notes Indenture. In addition, Renco may make contributions or advances to the Company. Renco, however, has no obligation to do so. See "Risk Factors--Relating to the Company--Holding Company Structure; Refinancing Risk; Structural Subordination."

    The Indenture contains numerous covenants and prohibitions that limit the financial activities of the Company, including, among others, limitations on the incurrence of additional indebtedness and additional liens. The ability of the Company to meet its debt service requirements and to comply with such covenants will be dependent upon WCI's future performance, which will be subject to financial, economic, political, competitive and other factors, including market prices of flat rolled steel, many of which are beyond the Company's and WCI's control. See "Risk Factors--Relating to the Company--Substantial Indebtedness."

    WCI

    WCI's liquidity requirements result from capital expenditures, working capital requirements, postretirement health care and pension funding, interest expense and, to a lesser extent, principal payments on its indebtedness. WCI has met these requirements in each fiscal year since 1992 from cash balances and cash provided by operating activities. WCI's primary sources of liquidity as of January 31, 1998 consisted of cash and cash equivalents of $11.7 million and available borrowing under the WCI Revolving Credit Facility.

    The WCI Revolving Credit Facility has a maximum borrowing limit of $100.0 million, is secured by eligible inventories and receivables of WCI, as defined therein, and expires on December 29, 1999. As of January 31, 1998, WCI had no borrowings outstanding under the WCI Revolving Credit Facility, with a borrowing limit of $94.5 million net of $5.5 million in outstanding letters of credit.

    During the first quarter of fiscal 1998, WCI declared and paid a dividend to Renco of $5.3 million.

    CASH FROM OPERATIONS

    Cash provided by WCI's operating activities was $3.0 million for the three months ended January 31, 1998 compared to cash used by operating activities of $5.3 million for the three months ended January 31, 1997. Cash provided by operating activities was $39.6 million, $78.0 million and $60.7 million for fiscal 1997, 1996 and 1995, respectively. The increase in operating cash flow for the three months ended January 31, 1998 compared to the three months ended January 31, 1997 resulted from an increase in income before extraordinary loss and changes in working capital elements in the 1998 quarter offset by an increase in payments relating to interest as a result of the November 1996 Transactions. The decrease in operating cash flow in fiscal 1997 compared to fiscal 1996 resulted from significantly higher in-process steel inventory in fiscal 1997 as a result, in part, of the hot strip mill upgrade and a working capital benefit experienced in fiscal 1996 following the resolution of a work stoppage in late 1995.

    As of January 31, 1998, at pricing then in effect, WCI had commitments under raw material supply contracts of approximately $29.6 million and $33.8 million for fiscal 1998 and 1999, respectively.

    CAPITAL EXPENDITURES

    Capital expenditures at WCI were $4.2 million, $39.9 million, $35.4 million and $26.2 million during the three months ended January 31, 1998 and fiscal 1997, 1996 and 1995, respectively. Capital expenditures are estimated to be $25 million to $30 million in fiscal 1998. The higher level of capital investment in fiscal 1997 and 1996 reflect expenditures on the hot strip mill upgrade and hydrogen anneal facility, and expenditures in fiscal 1995 reflect the blast furnace reline. Management has funded WCI's capital expenditures in fiscal 1998, 1997, 1996 and 1995 through cash balances and cash provided by operating activities. At January 31, 1998, WCI had commitments for capital expenditures of approximately $7.4 million.

    THE NOVEMBER 1996 TRANSACTIONS

    On November 27, 1996, WCI Steel Holdings, Inc. ("WCI Holdings"), a wholly-owned subsidiary of Renco, completed a tender offer in which it purchased substantially all the outstanding shares of common stock of WCI not held by Renco (the "Equity Tender Offer"). Following the completion of the Equity Tender Offer, WCI Holdings was merged with and into WCI (the "Merger") with WCI surviving as a wholly-owned subsidiary of Renco. The total consideration paid for the common stock tendered and to non-tendering shareholders pursuant to the Merger was approximately $56.9 million, including related expenses.

    On the same date, WCI completed the sale of $300.0 million of the WCI Senior Secured Notes. The proceeds from the WCI Senior Secured Notes, with existing cash balances of WCI, were used to complete the Equity Tender Offer, complete a tender offer in which WCI acquired $206.1 million of the $206.4 million aggregate principal amount of the then outstanding WCI Senior Notes at a rate of $1,125.00 per $1,000 principal amount outstanding plus accrued interest, pay a $108.0 million dividend to Renco, make contractual compensation payments to certain executives of WCI and pay related transaction costs (collectively, the "November 1996 Transactions"). As a result of these November 1996 Transactions, WCI recognized an extraordinary loss of $19.6 million, net of taxes, and compensation expenses of $8.6 million in the first quarter of fiscal 1997. WCI's liquidity was significantly reduced and its debt service requirements significantly increased as a result of the November 1996 Transactions. Management anticipates that cash flow from operations and availability under the WCI Revolving Credit Facility will be sufficient to finance WCI's liquidity needs for the foreseeable future.

    The WCI Revolving Credit Facility and the WCI Senior Secured Notes Indenture contain numerous covenants and prohibitions that limit the financial activities of WCI, including requirements that WCI satisfy certain financial ratios and limitations on the incurrence of additional indebtedness. The ability of WCI to meet its debt service requirements and to comply with such covenants will be dependent upon future operating performance and financial results of WCI, which will be subject to financial, economic, political, competitive and other factors affecting WCI, many of which are beyond its control.

    POSTRETIREMENT BENEFIT PLANS

    WCI provides postretirement health care and life insurance benefits to substantially all employees who retire from WCI upon meeting certain age and length of service eligibility requirements. Under terms of WCI's labor contract, WCI is required to pay current claims and to contribute $.50 per hour worked by certain hourly employees, or a minimum of $1.5 million annually to the VEBA Trust established to fund future benefits. Claims paid by WCI totaled $2.4 million, $1.7 million and $0.5 million during fiscal 1997, 1996 and 1995, respectively.

    WCI has a defined benefit pension plan which covers substantially all bargained for employees and provides a minimum level of pension benefits based on age and years of service when combined with benefits provided under WCI's defined contribution plan and a predecessor company's defined benefit plan. Under the minimum funding requirements of ERISA, WCI is required to contribute approximately $1.1 million in fiscal 1998 and $8.1 million in fiscal 1999 to this plan. WCI has made no contributions to this plan during fiscal 1998 to date and made minimal contributions during fiscal 1997.

    ENVIRONMENTAL MATTERS

    WCI has incurred and, in the future, will continue to incur capital expenditures for matters relating to environmental control and monitoring. Capital expenditures for environmental control and monitoring at WCI were $0.8 million, $0.8 million and $2.3 million in fiscal 1997, 1996 and 1995, respectively.

    Future environmental capital expenditures may be dependent in part upon the outcome of certain pending environmental matters. Operating costs for control and monitoring equipment, excluding depreciation and amortization expense, were $10.8 million, $9.6 million and $8.9 million for fiscal 1997, 1996 and 1995, respectively. Operating costs for fiscal 1998 for control and monitoring equipment are not expected to increase significantly from the fiscal 1997 level.

    Environmental laws and regulations have changed rapidly in recent years, and WCI may be subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on WCI's consolidated financial position and future results of operations. During fiscal 1997, the EPA proposed new standards regulating particulate matter and ozone emissions. Data relating to these standards is to be collected and analyzed with implementation as early as 2004. These standards have been the subject of significant discussion throughout federal and state governments, and changes to the standards or the implementation date may be made prior to final approval. Like much of the steel, utilities and other industries, WCI's current operations are not expected to comply with these proposed standards. WCI cannot currently assess the impact of these proposed standards on its results of operations or financial condition. In addition, the EPA has asserted certain alleged environmental violations against WCI which are described in Note 12 to the Consolidated Financial Statements.

    YEAR 2000 BUSINESS MATTERS

    Many information and process control systems used in the current business environment were designed to use only two digits in the date field and thus may not function properly in the year 2000. Over the past several years, WCI has been assessing and modifying its business systems to be year 2000 compliant. WCI has a thorough plan to achieve year 2000 compliance with respect to its business systems, including systems and user testing scheduled to commence in 1998. WCI does not currently expect year 2000 issues related to its business systems to have any material effect on WCI's costs or to cause any significant disruption in operations. WCI has initiated a program to assess its process control environment for year 2000 compliance, which is expected to be completed by May 31, 1998, and intends to make the necessary modifications to prevent disruption to its operations. WCI is unable at this time to estimate the cost or potential effect on its operations of achieving year 2000 compliance in its process control environment.

                                    BUSINESS

THE COMPANY

    The Company is a holding company formed by Renco under the laws of Ohio in January 1998, which owns the WCI Pledged Stock. On February 3, 1998, the Company sold and issued the Old Notes. The Company used the net proceeds of the Old Notes Offering to pay a dividend to Renco, provide cash to the Company and pay related fees and expenses. Currently, the assets of the Company consist of (i) the WCI Pledged Stock and (ii) cash and investments estimated to be $15.6 million representing the remaining proceeds from the Old Notes Offerings, net of estimated transaction fees and expenses paid or accrued.

    The Company intends to meet its debt service obligations from its cash and investment balances and earnings thereon and through distributions from WCI, including payments pursuant to a tax sharing agreement and dividends as permitted under WCI's outstanding indebtedness. Notwithstanding the foregoing, Renco may make contributions or advances to the Company. Renco, however, has no obligation to do so.

WCI

    WCI is a niche oriented integrated producer of value-added, custom steel products. WCI was incorporated in Ohio in 1988 and commenced operations on September 1, 1988. WCI's primary facility covers approximately 1,100 acres in Warren, Ohio, with additional facilities located in Niles and Youngstown, Ohio, all of which are situated between Cleveland and Pittsburgh. WCI currently produces approximately 170 grades of flat rolled custom and commodity steel products. Custom flat rolled products, which include high carbon, alloy and high strength, silicon electrical, terne coated and galvanized steel, constituted approximately 67.6% of the 1.3 million net tons shipped during fiscal 1997. Major users of WCI products are steel converters, steel service centers, construction product companies, electrical equipment manufacturers and, to a lesser extent, automobile and automotive parts manufacturers.

    BUSINESS STRATEGY

    WCI's business strategy consists of three principal elements: (a) continue to increase sales of custom products, thereby further improving operating margins; (b) continue to build and maintain strong relationships with strategic customers, targeting customers for which it can supply at least 25% of such customers' custom steel needs; and (c) continue to improve operating efficiency and product quality through strategic cost reduction initiatives, as well as a significant capital investment program.

    INCREASE SALES OF CUSTOM PRODUCTS

    In response to intense competition in commodity steels from other integrated mills (both domestic and international) and domestic minimills, WCI's strategy is to increase sales of custom products. Custom products comprised 67.6% of net tons shipped in fiscal 1997 and 62.2% for the three months ended January 31, 1998. With less competition in custom products, WCI believes it can sustain higher prices and operating margins in these products compared to commodity steel products. There can be no assurance, however, that WCI will be able to sustain such prices or margins.

    The Continuous Caster installed during fiscal 1992 enabled WCI to improve the quality and mix of its products and to enter new markets. WCI offers approximately 170 grades of custom and commodity steel with cast quality. With the Continuous Caster, WCI has achieved substantial cost savings, as well as gained the ability to offer products with higher quality standards to a broader group of customers. In addition, in fiscal 1997, WCI substantially completed an upgrade of its hot strip mill which is expected to improve WCI's product quality and expand WCI's product range.

    BUILD AND MAINTAIN STRONG RELATIONSHIPS WITH STRATEGIC CUSTOMERS

    The second component of WCI's strategy is to become a major supplier to its strategic customer base. WCI targets accounts where it can supply 25% or more of the customer's steel requirements. Specifically, WCI looks for custom steel customers with needs that currently are incompatible with the market direction or production capabilities of major integrated producers and minimills. Examples of such needs are as follows: small order quantities; narrow widths; and specialized chemistries and/or metallurgical properties. WCI invests significant resources in these customers, building processing and product knowledge over time. WCI believes that as a significant supplier, it will have a certain degree of protection against competition due to WCI's investment in processing knowledge, its high level of service to these customers and the difficulty competitors have with the smaller order quantities, typical of WCI's custom steel products.

    IMPROVE OPERATING EFFICIENCIES AND PRODUCT QUALITY

    WCI is committed to improving its operating efficiencies through focused capital investment and the implementation of non-capital cost reduction programs throughout its operations. Since its inception in 1988, WCI has completed over $318 million of capital investments designed, in part, to decrease production costs, increase product range and improve product quality, as well as increase productivity. The cornerstone of this program was the installation of the Continuous Caster and the ladle metallurgy facility (the "LMF") completed in December 1991 at a combined cost of $135 million. Since May 1992, the Continuous Caster has enabled WCI to offer a 100% continuously cast product line which has substantially reduced WCI's operating costs, dramatically improved the quality of its products, and enabled WCI to participate in new markets where the superiority of continuously cast steel is a competitive strength. Another capital investment was the reactivation of the Youngstown sinter plant, which reduced WCI's dependence on iron ore pellets, as well as reduced manufacturing costs by recycling waste streams from the steel making process. In May 1995, WCI completed the reline of its blast furnace, a procedure which is performed on a routine basis every six to eight years, thereby essentially completing the upgrade of WCI's primary steelmaking capabilities.

    Currently, WCI's capital investment program is focused on its finishing facilities or the customer end of the mill. In fiscal 1997, WCI substantially completed an upgrade of its hot strip mill, the scope of which included enhancing virtually every element of the mill operation including the heating, roughing, finishing, cooling and coiling processes. When fully operational, the hot strip mill upgrade is expected to significantly improve product quality and expand WCI's product range, in addition to reducing operating costs. Also, in 1997, WCI installed a high-temperature hydrogen anneal facility to upgrade its product mix and to meet the rising demand for silicon electrical steels.

    In addition to the ongoing capital investment program, WCI expended on average approximately $68 per net ton shipped on maintenance expenditures during the period fiscal 1992 through fiscal 1997 or an average of approximately $92 million annually. As a result of these expenditures, in addition to the ongoing capital investment program, WCI believes that it operates and will continue to maintain a modern and efficient integrated steel mill offering a diverse product mix.

    Consistent with WCI's commitment to improve product quality and operating efficiencies, WCI obtained ISO 9002 certification in 1995 and QS 9000 certification (a quality standard used extensively in the auto industry) in 1997. WCI undergoes periodic audits to verify its continued compliance with the standards.

    PRODUCTS

    OVERVIEW

    WCI produces a wide range of custom flat rolled steel products, including high carbon, alloy and high strength, silicon electrical, terne coated and galvanized steel. In these markets, WCI competes principally on the basis of (a) customer and product requirements, including small order quantities, specialized chemistries, narrow widths and delivery performance, (b) quality and (c) price. WCI's commodity steel product sales consist principally of hot and cold rolled low carbon sheet steel. In these markets, WCI competes principally on the basis of price and delivery performance. Export sales were approximately 2.0% of net sales during the last three fiscal years.

                                                        NET TONS SHIPPED                  PERCENT OF TOTAL
                                               ----------------------------------  -------------------------------
                                                 FISCAL YEAR ENDED OCTOBER 31,      FISCAL YEAR ENDED OCTOBER 31,
                                               ----------------------------------  -------------------------------

                                                  1995        1996        1997       1995       1996       1997
Custom Products:
  Hot and Cold Rolled........................     358,556     426,945     481,740       29.3%      30.5%      36.2%
  Coated.....................................     367,444     382,352     416,854       30.1       27.4       31.4
                                               ----------  ----------  ----------  ---------  ---------  ---------
Total Custom Products........................     726,000     809,297     898,594       59.4       57.9       67.6
Total Commodity..............................     495,940     587,435     430,337       40.6       42.1       32.4
                                               ----------  ----------  ----------  ---------  ---------  ---------
Total Steel Products.........................   1,221,940   1,396,732   1,328,931      100.0%     100.0%     100.0%
                                               ----------  ----------  ----------  ---------  ---------  ---------
                                               ----------  ----------  ----------  ---------  ---------  ---------

    HOT AND COLD ROLLED CUSTOM PRODUCTS

    HIGH CARBON, ALLOY, HIGH STRENGTH. WCI has developed niche markets for high carbon, alloy and high strength steel products that are sold to strip converters, steel service centers, and automobile and automotive parts manufacturers. Products required by the strip converter customers are characterized by low order quantities, relatively narrow width and specific metallurgical properties. WCI presently produces over 100 specialized chemistries for these niche markets.

    WCI's customers in this sector, in turn, supply end-users which have highly specific and defined product needs requiring the strip converter to order steel with close gauge tolerances, minimal crown profiles, critical surface qualities and, in certain cases, narrow widths.

    In the high carbon and alloy market, WCI competes with several other domestic integrated producers, as well as various steel producers in Canada, Europe and Japan. In the high strength market, WCI competes with various major integrated mills.

    COATED CUSTOM PRODUCTS

    SILICON. Silicon electrical steel is sheet steel that exhibits certain electrical or magnetic properties. The magnetic properties of this product permit electric motors to run at high speeds for extended periods of time with greater efficiency while minimizing heat loss.

    The market for electrical sheet steel can be divided into two main segments: grain oriented silicon sheet and non-grain oriented silicon sheet. The distinction between grain and non-grain oriented silicon sheet pertains to the electrical properties of the steel. WCI's silicon annealing line is designed for production of non-grain oriented silicon sheet, and all of WCI's silicon shipments are in this segment. Presently, there is one domestic competitor in this category and other foreign competitors. In addition, WCI's product also competes with cold rolled motor laminations produced by several other integrated steel makers which have been developed as a substitute product for silicon steels in certain applications.

    GALVANIZED. Galvanized steel is zinc-coated sheet steel produced on WCI's hot dipped galvanizing line. The market for galvanized sheet steel is divided into two broad categories: heavy and light gauge steel.

Heavy gauge galvanized steel is used in the manufacture of electrical boxes, automotive bumpers, culvert coil and grain bins, as well as many other end uses.

    WCI's galvanized finishing line is suited to produce heavy gauge steel, and as a result, a majority of WCI's galvanized shipments are in this sector. WCI competes with several other integrated producers and minimills, as well as independent producers in the heavy gauge galvanized steel market.

    TERNE. Terne steel is sheet steel coated with a mixture of lead and tin and is principally used in the manufacture of gasoline tanks. As a result, the demand for terne steel closely tracks trends in the automotive sector. Terne steel also is being used in areas where the ability to weld, solder, paint and resist corrosion is required to promote longer life and attractiveness of the end product. Given the current regulatory concerns involving products containing lead, demand for terne steel is expected to decrease. Terne steel accounted for less than 1% of WCI's net sales in fiscal 1997. In the terne market, WCI competes with two major integrated mills.

    COMMODITY PRODUCTS

    In fiscal 1997, WCI shipped 430,337 tons in the aggregate of hot and cold rolled low carbon sheet and strip and low carbon semi-finished steel, which represented approximately 32.4% of WCI's net tons shipped. Hot rolled low carbon sheet is more price sensitive than custom hot rolled steels and is sold to steel service centers or manufacturers producing a broad array of products, including tubing, stampings and roll formed parts. Cold rolled sheet and strip is purchased by service centers, container manufacturers, and the automotive and appliance industries. In these commodity steel markets, WCI competes with all major integrated producers and several minimills.

    MARKETING AND CUSTOMER SERVICE

    WCI's marketing, sales and customer service functions are coordinated through three wholly-owned subsidiaries, WCI Steel Sales LP ("WCI Sales"), WCI Steel Metallurgical Services Inc. ("WCI Metallurgical Services") and WCI Steel Production Control Services Inc. ("WCI Production Services").

    WCI Sales is responsible for developing and implementing a sales and marketing strategy aimed at increasing the sales of custom steel products and building the strategic customer base. At January 31, 1998, WCI Sales employed a direct sales force of ten field representatives covering approximately 300 active accounts and other potential steel accounts within WCI's geographic market. Over 50% of WCI Sales' shipments are to customers within 200 miles of the Warren facility, and as a result of this concentration of active and potential customers in its geographic area, WCI Sales believes that it has a competitive advantage over competitors located farther away.

    Sales outside WCI's geographic market are made through three independent sales representatives on a commission basis. Although transportation costs can be prohibitive at extreme distances from the Warren facility, select custom products are competitively priced outside WCI Sales normal target markets. WCI Sales believes that independent sales representatives provide the most cost effective method to access these customers. Approximately 5% of WCI Sales volume in fiscal 1997 was sold through the independent sales representatives.

    Marketing and pricing are centralized at the Warren facility, where the marketing strategy and pricing levels are established for all WCI products. WCI Sales has two general managers of sales and a three-person marketing staff that works closely with the sales and technical service representatives to coordinate the implementation of the sales and marketing strategy.

    WCI Metallurgical Services is responsible for developing the specialized chemistries that support WCI's custom product mix. In addition, WCI Metallurgical Services has a staff of eight technical service representatives with strong metallurgical and technical backgrounds who assist the sales force in the field.

Together, WCI believes the sales force and the technical staff comprise a knowledgeable team qualified to identify and meet customer needs.

    WCI Production Services provides order entry, production scheduling and order status services to assist WCI Sales in meeting customer needs. As of January 31, 1998, WCI Production Services employed 41 persons at the Warren facility who provide customer service and utilize a fully-automated computerized sales network that provides the sales force and customers with product specifications and timely order status information.

    CUSTOMERS

    WCI Sales' customer strategy is to market to prospective accounts that have special needs such as small order quantities, narrow widths, specialized chemistries and other metallurgical properties not readily met by WCI's competitors. WCI Sales targets customers for which it can supply at least 25% of such customer's steel requirements. Nevertheless, WCI Sales attempts to minimize its customer concentration by generally not having sales to a single customer greater than 5% of net sales. Consistent with this strategy, WCI Sales' customer base is dominated by steel converters and steel service centers, which in fiscal 1997 represented 65.8% of shipments. The remaining shipments were direct to end users.

    The following table sets forth the percentage of WCI's net tons shipped to various markets for the past three fiscal years.

                                                                 FISCAL YEAR ENDED OCTOBER 31,
                                                                -------------------------------
CUSTOMER CATEGORY                                                 1995       1996       1997
Conversion/further processing.................................       39.3%      44.6%      42.5%
Steel service centers.........................................       23.0       24.0       23.3
Construction..................................................       13.1       11.5       15.8
Electrical equipment..........................................        8.4        7.1        7.3
Direct automotive.............................................       11.1        8.1        6.3
Other.........................................................        5.1        4.7        4.8
                                                                ---------  ---------  ---------
  Total.......................................................      100.0%     100.0%     100.0%
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    In fiscal 1997, 1996 and 1995, WCI's twenty largest customers represented approximately 57%, 56% and 56%, respectively, of net sales. No customer accounted for more than 10% of the net sales in fiscal 1997.

    BACKLOG

    On January 31, 1998, WCI's order backlog was approximately 306,000 net tons with an approximate value of $146 million compared to approximately 246,000 net tons with an approximate value of $126 million at January 31, 1997, based in each case on the then current prices. Under the applicable orders, WCI is scheduled to ship substantially all of the orders in the January 31, 1998 backlog by June 30, 1998.

    MANUFACTURING PROCESS

    In WCI's primary steelmaking process, iron ore pellets, coke, limestone, sinter and other raw materials are consumed in the blast furnace to produce "hot metal." Hot metal is further converted into liquid steel through its BOF process where impurities are removed, recycled scrap is added and metallurgical properties for end use are determined on a batch-by-batch basis. WCI's BOF has two vessels, each with a steelmaking capacity of 182 tons per heat. From the BOF, the heats of steel are sent to the LMF, where the temperature and chemistry of the steel are adjusted to precise tolerances. In addition, the steel may be vacuum degassed to further improve its cleanliness. Liquid steel from the LMF then is formed into slabs through the process of continuous casting. The Continuous Caster allows WCI to cast all of its steel products. After continuous casting, slabs then are reheated, reduced and finished by extensive rolling, shaping, tempering and, in certain cases, by the application of coatings at WCI's downstream operations. Finished products are normally shipped to customers in the form of coils. WCI has linked its steelmaking and rolling equipment with a computer based integrated manufacturing control system to coordinate production and sales activities.

    RAW MATERIALS

    WCI's steelmaking operations are dependent on reliable supplies of various raw materials, principally iron ore pellets, coke and energy. WCI believes that it has adequate sources of its principal raw materials to meet its present needs.

    IRON ORE PELLETS

    WCI has a contract with a major supplier of iron ore pellets for all of its requirements through fiscal 1998 and no less than half of its requirements in fiscal 1999. Iron ore pellets satisfied approximately 71% of WCI's iron ore requirements in fiscal 1997, while WCI's sinter plant provided the balance. The iron ore pellet contract requires WCI to purchase all of its iron ore pellet requirements from the contracting vendor. WCI carries an increased level of iron ore pellet inventory immediately preceding the winter months, due to the curtailment of vendor shipments during the winter as a result of the freezing of the Great Lakes.

    COKE

    Coke is the principal fuel used to produce liquid iron and is an essential ingredient in steelmaking. WCI has contracts with two integrated steel producers for its estimated coke requirements through fiscal 1999. WCI's coke requirements are approximately 600,000 tons per year. The domestic supply of coke has decreased significantly over the last decade and is expected to decrease further in the future due to the requirements of the Clean Air Act. As WCI does not own a coke battery, it is dependent upon commercially available domestic or imported coke to sustain its operations. WCI believes that there will be adequate supplies of domestic or imported coke available for its purposes after the expiration of its contracts in 1999. However, there can be no assurance that adequate supplies of coke will be available to WCI in the future. See "Risk Factors--Relating to the Industry--Availability and Fluctuation in Costs of Raw Materials and Energy."

    ENERGY AND GASES

    WCI's steel operation consumes large amounts of electricity, natural gas, oxygen and other industrial gases. WCI purchases its electrical power requirements from a local utility under a contract that extends to 2002. WCI can generate approximately 20% of its own electrical needs. Natural gas is also purchased pursuant to a supply contract that extends to 2000. Oxygen is delivered from supplier-owned plants located at the Warren facility. Pursuant to a contract entered into in 1988, WCI is required to purchase all coke oven gas produced at an adjoining coke plant, which is usable by WCI, at a price based upon, but at a discount to, natural gas prices.

    CAPITAL INVESTMENTS

    WCI believes that it must continuously strive to improve product quality and control manufacturing costs in order to remain competitive. Accordingly, WCI is committed to continuing to make extensive capital investments with the objective of reducing manufacturing costs per ton, improving the quality of steel produced and broadening the array of products offered to WCI's served markets. Since its inception, WCI has made approximately $318 million in capital investments, of which approximately $212 million has been for capital improvements and approximately $106 million has been for maintenance capital. Significant capital improvements made include the installation of the Continuous Caster and the LMF in fiscal 1992, the restart of the Youngstown sinter plant in fiscal 1992 and the substantial completion of the hot strip mill upgrade in fiscal 1997.

    In addition, since the installation of the Continuous Caster in fiscal 1992, WCI has expensed (in addition to its maintenance capital expenditures) an average of approximately $68 per net ton shipped on maintenance expenditures, averaging approximately $92 million annually.

    FACILITIES

    WCI's Warren, Ohio facility, situated on approximately 1,100 acres, includes a blast furnace, a two vessel BOF shop, an LMF and a vacuum degasser, the Continuous Caster, a 56-inch hot strip mill, 54-inch tandem and temper mills, annealing facilities, a silicon continuous anneal line, hot-dip galvanizing and terne coating lines and other finishing facilities.

    The blast furnace was relined in April and May 1995 as part of its planned maintenance, a procedure which is performed on a routine basis every six to eight years, which required WCI to shut down the blast furnace for 36 days. In connection with the reline, WCI purchased and/or produced in advance sufficient cast slabs such that there were no material interruptions in shipments to its customers during the blast furnace reline.

    Youngstown Sinter Company, a subsidiary of WCI, owns and operates a sinter plant located in Youngstown, Ohio on 51 acres. The sinter plant converts plant waste dusts and iron ore into resources usable in the blast furnace, reducing iron ore pellet feed requirements by approximately 29% in fiscal 1997.

    WCI's Niles Industrial Park is located approximately five miles from the Warren facility, and has approximately 600,000 square feet of usable building space. Presently, four steel users are tenants at the Niles facility, using 52% of the space. WCI is continuing to seek other appropriate tenants.

    WCI believes that its facilities are well maintained and they are considered satisfactory for their purposes.

    ENVIRONMENTAL MATTERS

    In common with much of the steel industry, WCI's facilities are located on sites that have been used for heavy industrial purposes for decades. WCI is subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. WCI believes that it has made, and intends to continue to make, the necessary expenditures for environmental remediation and compliance with environmental laws and regulations. Environmental laws and regulations have changed rapidly in recent years, and WCI may be subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on WCI's financial condition and results of operations.

    On June 29, 1995, the Department of Justice, on behalf of the EPA, instituted the CWA Litigation. The action alleges numerous violations of WCI's NPDES permit alleged to have occurred during the years 1989 through 1996, inclusive. On March 29, 1996, the Department of Justice on behalf of the EPA, instituted the CAA Litigation alleging violations by WCI of the work practice, inspection and notice requirements for demolition and renovation of the National Emission Standard for Hazardous Air Pollutants for Asbestos and also violations of the particulate standard and the opacity limits applicable to WCI's facilities in Warren, Ohio. Each action seeks a civil penalty not to exceed the statutory maximum of $25,000 per day per violation and also seeks an injunction against continuing violations. WCI believes that imposition of the statutory maximum penalty for the alleged violations is unlikely based upon past judicial penalties imposed under the Clean Water Act and the Clean Air Act, and that it has defenses to liability.

By letter dated November 1, 1996, EPA's Region V Water Division Director requested information pursuant to the Clean Water Act from WCI relating to the Warren facility, including information as to the effect of a prohibition against federal procurement of WCI's products on WCI's business. WCI responded to the EPA's request on December 2, 1996. WCI has not been notified that the EPA will seek a federal procurement prohibition based on alleged permit violations. However, there can be no assurance that a federal procurement prohibition will not be imposed. WCI is negotiating with the EPA toward settlement of these matters. If WCI is unable to reach a negotiated settlement and if a substantial penalty similar to the statutory maximum penalty or federal procurement prohibition were imposed, it could have a material adverse effect on the financial condition or results of operations of WCI, the extent of which WCI is unable to estimate at this time. Discovery has been completed in both of these actions, and a trial date has been scheduled for April 1998 for the CWA Litigation and for May 1998 for the CAA Litigation.

    On December 17, 1997, WCI received a compliance order from the EPA alleging certain violations of WCI's NPDES permit, including exceedances of permit limits for pH and oil and grease and failure to identify and sample for residual chlorine. WCI currently is investigating the alleged exceedances. WCI is unable at this time to estimate the cost which may be incurred related to the compliance order, if any.

    WCI has obtained a storage permit under the RCRA, for waste pickle liquor at its Warren facility acid regeneration plant. As a provision of the permit, WCI will be required to undertake a corrective action program with respect to historical material handling practices at the Warren facility. In April 1997, WCI received notice from the EPA that it had approved a workplan for the first investigation step of the corrective action program, the RFI, which is expected to be completed in 1999. The workplan identifies thirteen historical solid waste management units which are subject to the RFI. The final scope of the corrective action required to remediate or reclaim any contamination that may be present at or emanating from the Warren facility is dependent upon the findings of the RFI and the development and approval of the corrective action program. Accordingly, WCI is unable at this time to estimate the final cost of the corrective action program or the period over which such costs may be incurred, and there can be no assurance that it would not have a material adverse effect on the financial condition of WCI.

    WCI received from the EPA a formal request dated April 1, 1994 for information pursuant to Section 3007 of the RCRA and Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"). The request required WCI to submit information relating to the generation, storage, treatment and disposal of solid or hazardous wastes or hazardous substances at the Warren facility. The request also required WCI to submit certain financial information and other information needed to evaluate the facility's compliance with the RCRA and CERCLA requirements. WCI made the requested information available to the EPA during 1994, and the EPA examined the information in March 1997. The request did not identify violations, seek to impose penalties or monetary sanctions or require the performance of remedial activities or other capital expenditures. Among other items, the request sought information about a specific area at which waste management occurred at the Warren facility under a prior owner. This area was remediated by the prior owner before the facility was sold to WCI, and the area is also scheduled to be investigated under the corrective action RFI. Under EPA guidance, the area will not be addressed under CERCLA when it is included in the corrective action process. Because of the past remediation of the area by a prior owner and the inclusion of the area in the corrective action process, WCI believes that the area would not be regarded as a priority risk under CERCLA.

    WCI operates a landfill at its Warren facility which receives waste materials from the iron and steel-making operations. WCI has submitted a plan to state environmental authorities to replace this landfill with a new lined landfill. The plan involves closure by removal of the present landfill by selling approximately one-third of its contents to established markets for construction materials and recycling most of the remaining contents over an extended period at the sinter plant in Youngstown, Ohio operated by WCI's subsidiary, Youngstown Sinter Company, and disposing of any non-salable or non-recyclable material in the new lined landfill. Youngstown Sinter Company is presently exploring modifications to sulfur dioxide emission regulations applicable to the Youngstown sinter plant to enable it to comply with applicable sulfur dioxide emission levels, as well as allow faster recycling of the present landfill contents. The Company does not believe that the sinter plant's noncompliance will result in any material expenditures. The new lined landfill construction and existing landfill closure, if pursued, are expected to be completed in seven consecutive phases. The estimated cost through Phase I is approximately $2.9 million to $4.1 million expended over three years. The estimated cost for Phase II is approximately $1.6 million expended over six years, and the estimated cost for Phase III is approximately $1.7 million expended over ten years. Construction is expected to begin during fiscal 1998.

    During 1997, the EPA proposed new standards regulating particulate matter and ozone emissions. Data relating to these standards is to be collected and analyzed with implementation as early as 2004. These standards have been the subject of significant discussion throughout federal and state governments, and changes to the standards or the implementation date may be made prior to final approval. Like much of the steel, utilities and other industries, WCI's current operations are not expected to comply with these proposed standards. WCI cannot currently assess the impact of these proposed standards on its results of operations or financial condition.

    EMPLOYEES

    As of January 31, 1998, WCI had 553 salaried employees and 1,677 hourly employees. Most of the employees are located at the Warren facility and most of the hourly employees are represented by the USWA with which WCI reached a four-year collective bargaining agreement which expires September 1, 1999.

    BENEFIT PLANS

    HOURLY PROFIT SHARING PLAN

    Certain hourly employees represented by the USWA participate in a profit sharing plan under which WCI pays 12% of pretax income as defined in the profit sharing agreement. WCI advances one-half of the amounts due under this plan on a quarterly basis, within 45 days following the end of each fiscal quarter, and pays the remaining amounts by February 15 of the subsequent year.

    SALARIED VARIABLE COMPENSATION PLAN

    WCI has a variable compensation plan for salaried employees known as the Company Performance Compensation Program ("CPC"). Under the CPC, salaried employees receive variable compensation based on WCI's pretax income as defined in the plan. CPC payments are measured as a percentage of the employees base salary and paid quarterly.

    PENSION

    WCI has defined contribution retirement plans that cover substantially all employees. WCI funds these contributions as earned. WCI's contributions to the plans are based on employee age, length of service and compensation.

    WCI has a defined benefit floor offset pension plan which covers substantially all hourly employees at the Warren facility. The plan, when combined with benefits from WCI's defined contribution plan and benefits from a predecessor company defined benefit pension plan, will provide a minimum level of pension benefits for eligible employees. Benefits are based on age and years of service, but not compensation. Under this plan, employees will receive upon retirement a monthly benefit equal to $35 times the number of years of service with WCI or its predecessors. If the employee has at least 30 years of service at retirement, the monthly benefit is subject to certain minimums based on age at retirement. Monthly benefits under the plan are reduced by any benefit from WCI's defined contribution plan (as an annuity equivalent) and benefits payable from a defined benefit pension plan of a predecessor company. No named executive officer is eligible to participate in this plan.

    POSTRETIREMENT HEALTH CARE

    WCI provides postretirement health care benefits to employees who retire while meeting certain age and service eligibility requirements. WCI has established a VEBA Trust to hold WCI's contributions to fund future postretirement health care and life insurance obligations. The VEBA Trust holds liens on the Collateral and certain assets of WCI and one of its subsidiaries to secure WCI's obligation for postretirement health care benefits. WCI contributions are $.50 per hour or a minimum of approximately $1.5 million per year. See "Risk Factors--Relating to WCI--Substantial Employee Postretirement Obligations."

    PENDING LITIGATION

    On January 23, 1996, two retired employees instituted an action against WCI and the USWA in the United States District Court for the Northern District of Ohio alleging in substance that certain distributions made by WCI to employees and benefit plans violated certain agreements, ERISA, the National Labor Relations Act and common law. On July 31, 1997, the court granted WCI's motion to dismiss this action and entered judgment in favor of WCI and the USWA. The plaintiffs have filed an appeal regarding the court's decision to dismiss.

    On April 5, 1996, an employee instituted an action for damages against WCI in the Court of Common Pleas, Trumbull County, Ohio alleging that, under Ohio common law, her privacy rights were violated and that she has been subjected to sexual harassment. On April 28, 1997, the plaintiff filed for summary judgment, which the court denied. WCI denies plaintiff's allegations of liability. The court has set a trial date for August 1998.

    For a description of pending litigation related to environmental matters, see "--Environmental Matters."

    In addition, WCI is involved in various claims and lawsuits incidental to the ordinary course of its business, which WCI believes will not have a material adverse effect on the consolidated financial condition of WCI.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth certain information regarding the directors and executive officers of the Company:

NAME                                  AGE                        POSITION
Ira Leon Rennert.................     63      Chairman of the Board and Director
James N. Chapman.................     35      President
Roger L. Fay.....................     52      Vice President and Chief Financial Officer

    IRA LEON RENNERT has been Chairman, Chief Executive Officer and principal shareholder of the Company's parent company, Renco (including predecessors), since Renco's first acquisition in 1975 and Chairman of the Company since its inception and of WCI since its formation in 1988. Renco holds controlling interests in a number of manufacturing and distribution concerns operating in businesses not competing with WCI, including Renco Metals, Inc. and AM General Corporation, for both of which he serves as a Director.

    JAMES N. CHAPMAN has been President of the Company since its inception and Vice President-- Investment Banking of Renco since December 1996. Prior to joining Renco, Mr. Chapman was a Principal with the investment banking firm of Fieldstone FPCG Services, L.P. from August 1990 through May 1996. Mr. Chapman is a director of Coinmach Laundry Corporation.

    ROGER L. FAY has been Vice President and Chief Financial Officer of the Company since its inception and Vice President--Finance of Renco since 1983. Mr. Fay is a certified public accountant.

    The executive officers of the Company do not receive any compensation from the Company or its subsidiaries. Renco receives a management consultant fee from WCI. See "Stock Ownership and Certain Relationships and Transactions."

EXECUTIVE OFFICERS OF WCI

    The following sets forth the executive officers of WCI, who are not officers of the Company and who are not involved in the management or day-to-day operations of the Company:

    EDWARD R. CAINE has been President and Chief Executive Officer of WCI since April 1996. Mr. Caine was a Director of WCI from April 1996 through December 1996. Prior to joining WCI, Mr. Caine had 37 years of experience in the steel industry with U.S. Steel, most recently as General Manager of U.S. Steel's Fairfield, Alabama integrated steel operations from April 1991 to March 1996.

    PATRICK T. KENNEY has been Vice President, Operations of WCI since June 1994. Prior to becoming Vice President of WCI, Mr. Kenney served as General Superintendent of Finishing Operations of WCI since 1988.

    PATRICK G. TATOM has been Vice President, Commercial of WCI since November 1995. He served as Vice President, Sales of WCI from February 1994 through October 1995 and as General Manager of Sales of WCI from September 1988 to February 1994.

    BRET W. WISE has been Vice President, Finance and Chief Financial Officer of WCI since September 1994. Prior to joining WCI, Mr. Wise was a partner with the accounting and consulting firm of KPMG Peat Marwick LLP and had been with that firm in various capacities from June 1982 through August 1994.

    The executive officers of WCI do not receive any compensation from the Company.

           STOCK OWNERSHIP AND CERTAIN RELATIONSHIPS AND TRANSACTIONS

    The following table sets forth certain information as of March 19, 1998 regarding the beneficial ownership of common stock of the Company by each beneficial owner of 5% or more of the common stock of the Company, each director and each named executive officer of the Company during the last fiscal year, and by all directors and executive officers of the Company as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                            BENEFICIAL OWNERSHIP
                                                                       ------------------------------
                                                                           SHARES OF
NAME OF BENEFICIAL OWNERS AND ADDRESS OF 5% BENEFICIAL OWNERS            COMMON STOCK       PERCENT
The Renco Group, Inc. ...............................................            100           100.0%
  30 Rockefeller Plaza, 42nd Floor
  New York, NY 10112
Ira Leon Rennert(1)..................................................            100           100.0%
  c/o The Renco Group, Inc.
  30 Rockefeller Plaza, 42nd Floor
  New York, NY 10112
James N. Chapman.....................................................         --              --
Roger L. Fay.........................................................         --              --
All directors and executive officers as a group (3 persons)..........            100           100.0%

------------------------

(1) Mr. Rennert is deemed to beneficially own the Common Stock of the Company owned by Renco due to the ownership by himself and trusts established by him (but of which he is not a trustee) for himself and members of his family of a total of 97.9% of the outstanding Common Stock of Renco.

    By virtue of Renco's ownership of all the outstanding shares of Common Stock, and Mr. Rennert's ownership of a majority of the stock of Renco, Mr. Rennert is in position to control actions that require the consent of a majority of the holders of the Company's outstanding shares of Common Stock, including the election of the Board of Directors.

    Under a Management Consultant Agreement, effective October 1, 1992, as amended, between Renco and WCI, WCI pays a monthly fee of $100,000 to Renco. The Management Consultant Agreement provides that WCI shall not make any payment thereunder which would violate any of its agreements with respect to any of its outstanding indebtedness. The Management Consultant Agreement extends to October 31, 1998 and thereafter shall continue for additional terms of three years each unless sooner terminated by either party by giving six months prior written notice. WCI and Renco expect that the Management Consultant Agreement will renew to October 31, 2001 in accordance with its present terms. In the year ended October 31, 1997, WCI paid management fees to Renco in the amount of $1,200,000. WCI believes that the cost of obtaining the type and quality of services rendered by Renco under the Management Consultant Agreement was, and continues to be, no less favorable than that at which WCI could obtain such services from unaffiliated entities.

    The Company and WCI are included in the consolidated federal income tax return of Renco. Under the terms of the Company's tax sharing agreement with Renco, income taxes are allocated by Renco to the Company on a separate return basis, consolidated with WCI and its subsidiaries, except that transactions between the Company and its subsidiaries and Renco and its other subsidiaries are accounted for on a cash basis and not on an accrual basis. Similarly, under the terms of WCI's tax sharing agreements with the Company and Renco, income taxes are allocated by the Company to WCI on a separate return basis, except that transactions between WCI and the Company are accounted for on a cash basis and not on an accrual basis. Neither the Company nor WCI is entitled to the benefit of net tax loss carryforwards, unless such tax losses were a result of timing differences between their respective accounting for tax and financial reporting purposes. As of October 31, 1997, WCI had no net operating tax loss carryforwards. Renco has agreed to indemnify WCI for any tax imposed on or paid by it in excess of the amount payable under its tax sharing agreement. As of January 31, 1998, WCI had recoverable income taxes of $.8 million under its tax sharing agreement.

    To obtain the advantages of volume, Renco purchases certain insurance coverages for its subsidiaries, including WCI, and the actual cost of such insurance, without markup, is reimbursed by the covered subsidiaries. The major areas of WCI's insurance coverage obtained under the Renco programs are property, business interruption, general, product and auto liability and workers' compensation (other than Ohio for which WCI is self insured). The premiums for director and officer, fidelity, fiduciary, property, business interruption, auto liability and casualty umbrella are allocated by Renco substantially as indicated in the underlying policies. General and product liability and workers' compensation coverages (excluding the Ohio self insured program) are loss sensitive programs with both fixed and variable premium components. The fixed premium component for this coverage is allocated to each insured Renco subsidiary based on factors that include historical guaranteed cost premium, the overall growth of each subsidiary and an assessment of risk based on loss experience. The fixed component is subject to revision resulting from the insurance carrier's audit of actual premium factors. As claims (the variable component) are paid, each insured within the loss sensitive program is charged for its claims up to a maximum amount and subject to an overall maximum for all insured subsidiaries. Each insured Renco subsidiary has been assigned an individual maximum cost based on historical guaranteed cost premiums. The overall and individual subsidiary maximums are subject to revision based on audit of actual premium factors. If an insured Renco subsidiary reaches its individual maximum cost, the other insured subsidiaries are required to share proportionately in the excess cost of the subsidiary which has reached its individual maximum. In fiscal 1997, WCI incurred costs of approximately $1.7 million under the Renco insurance program. WCI believes that its insurance costs under this program were less than it would have incurred if it had obtained its insurance directly. In addition, the Company expects to participate in Renco's insurance program to the extent of its insurance requirements.

    Beginning in fiscal 1998, WCI has purchased, and may from time to time in the future purchase, zinc and other materials from Doe Run Peru S.R. Ltda., an indirect subsidiary of Renco. WCI believes that such purchase in the amount of $.8 million was on an arm's length basis at a price no less favorable than that at which WCI could obtain from unaffiliated entities.

                            DESCRIPTION OF THE NOTES

    The Old Notes were and the Exchange Notes will be issued under the Indenture, authorizing the issuance of up to $120.0 million in aggregate principal amount of Notes. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." References in this section to "the Company" refer only to Renco Steel Holdings, Inc. and not to its Subsidiaries.

GENERAL

    The Notes will mature on February 1, 2005. Each Note bears interest at the rate of 10 7/8% per annum from the date of issuance or from the most recent interest payment date to which interest has been paid, payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1998, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the January 15 or July 15 next preceding such interest payment date.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the Trustee or its agent); provided that payment of interest may be made at the option of the Company by check mailed to the registered holders of the Notes ("Holders") at their registered addresses. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. Interest will be computed on the basis of a 360 day year comprised of twelve 30 day months.

OPTIONAL REDEMPTION

    The Notes will be subject to redemption, in whole or in part, at the option of the Company, at any time on or after February 1, 2002, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued interest to the redemption date, if redeemed during the twelve month period beginning on February 1 of the years indicated below:

YEAR                                                            PERCENTAGE
2002..........................................................     105.438%
2003..........................................................     102.719%
2004 and thereafter...........................................     100.000%

    OPTIONAL REDEMPTION UPON EQUITY OFFERINGS

    In addition, at any time prior to February 1, 2001, the Company may redeem up to 33 1/3% of the aggregate principal amount of the Notes originally issued with the proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of principal amount) of 111% plus accrued interest to the redemption date; PROVIDED that at least $80 million aggregate principal amount of Notes remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering. "Equity Offering" means an offering of Qualified Capital Stock of the Company (other than to any Subsidiary of the Company).

SINKING FUND

    There will be no mandatory sinking fund payments for the Notes.

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that (i) no Notes of a principal amount of $1,000 or less shall be redeemed in part and (ii) a redemption with the net cash proceeds of an Equity Offering shall be made on a pro rata basis unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

RANKING; HOLDING COMPANY STRUCTURE

    The indebtedness of the Company evidenced by the Notes ranks senior in right of payment to all senior subordinated and subordinated indebtedness of the Company, and PARI PASSU with all other existing and future senior indebtedness of the Company.

    The Company is a holding company with no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distribution of the earnings of WCI and any future Subsidiaries of the Company, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations, and on the earnings of the Investments made with a portion of the proceeds of the Old Notes Offering. In addition, the claims of the Holders of Notes are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of WCI and any such Subsidiaries. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the Holders of Notes. See "Risk Factors--Relating to the Company--Holding Company Structure; Refinancing Risk; Structural Subordination."

SECURITY

    The Old Notes are and the Exchange Notes will be secured by a first priority security interest in (i) all of the Capital Stock of WCI now owned or from time to time acquired by the Company (the "WCI Pledged Stock") and (ii) all dividends, distributions, interests, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for the WCI Pledged Stock and any account, instrument or security in which the WCI Pledged Stock is deposited or invested, including any earnings thereon (together with the WCI Pledged Stock, the "Collateral"). The Company has entered into a pledge agreement (the "Pledge Agreement") providing for the first priority pledge by the Company to State Street Bank and Trust Company, as collateral agent (the "Collateral Agent"), of all of the WCI Pledged Stock. Such pledge secures the payment and performance when due of all of the obligations of the Company under the Indenture and the Notes as provided in the Pledge Agreement.

    So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Pledge Agreement, the Company will be entitled to receive all cash dividends and other distributions (other than Extraordinary Distributions) made upon or with respect to the WCI Pledged Stock and to exercise any voting and other consensual rights pertaining to the WCI Pledged Stock. The Pledge Agreement provides that, upon receipt by the Company of an Extraordinary Distribution on the WCI Pledged Stock, the Company shall deliver such Extraordinary Distribution to the Trustee to be held as Collateral (with any necessary endorsement and accompanied by any documentation necessary to ensure that, and evidence that, a first priority perfected security interest is being created therein). Upon the occurrence and during the continuance of an Event of Default, (i) all rights of the Company to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights, (ii) all rights of the Company to receive all cash dividends and other distributions made upon or with respect to the WCI Pledged Stock will cease and such cash dividends and other distributions (including Extraordinary Distributions) will be paid to the Collateral Agent and (iii) the Collateral Agent may sell the WCI Pledged Stock or any part thereof in accordance with the terms of the Pledge Agreement. All funds distributed under the Pledge Agreement and received by the Collateral Agent for the benefit of the Holders of the Notes will be distributed by the Collateral Agent pro rata to the Holders of Notes in accordance with the provisions of the Indenture and the Pledge Agreement.

    Under the terms of the Pledge Agreement, the Collateral Agent will determine the circumstances and manner in which the WCI Pledged Stock shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the WCI Pledged Stock from the Liens created by the Pledge Agreement and whether to foreclose on the WCI Pledged Stock following an Event of Default. Moreover, upon the full and final payment and performance of all obligations of the Company under the Indenture and the Notes, the Pledge Agreement shall terminate and the Lien on the WCI Pledged Stock shall be released.

    Upon satisfaction by the Company of the conditions to its legal defeasance or covenant defeasance or the discharge of the Indenture in accordance with its terms, the Lien of the Indenture on all of the Collateral will terminate and all the Collateral will be released without any further action on the part of the Collateral Agent or any other person. In addition, the Indenture and the Pledge Agreement provide that the WCI Pledged Stock will be released from the Lien of the Indenture and the Pledge Agreement in the event that all of the Capital Stock of WCI owned by the Company is sold by the Company to a person who is not an Affiliate of the Company and the sale complies with the provisions set forth below under
"--Certain Covenants--Limitation on Sale of Assets."

CERTAIN BANKRUPTCY LIMITATIONS

    The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the trustee having repossessed and disposed of the Collateral. Under the United States Bankruptcy Code, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of

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the Collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

CERTAIN COVENANTS

    The Indenture contains, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    (a) The Company will not (i) create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively "incur") any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness or (ii) issue any Disqualified Capital Stock.

    (b) The Company shall not in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not after the Issue Date (a) declare or pay any dividend or make any distribution on the Company's Capital Stock or make any payment to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company, repayment of Indebtedness permitted to be incurred under the Indenture or the reimbursement of expenses paid on behalf of the Company) or (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (each of the foregoing actions set forth in clauses (a) and (b) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, shall be the Fair Market Value of such property proposed to be transferred by the Company pursuant to such Restricted Payment) shall exceed the sum of:

        (x) 50% of the cumulative Net Cash Income (or if cumulative Net Cash Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to January 31, 1998 and prior to the date the Restricted Payment occurs (treating such period as a single accounting period); and

        (y) 100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company from any person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (A) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (B) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid and (C) any net proceeds from any Equity Offering which are used to redeem Notes pursuant to, and in accordance with, the provisions described under the caption "--Optional Redemption--Optional Redemption Upon Equity Offerings" above);

    The foregoing provisions shall not prohibit:

        (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration;

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
        (2) the acquisition of Capital Stock of the Company either (i) solely in exchange for shares of Qualified Capital Stock or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock;

        (3) the making of payments by the Company to Renco (A) no earlier than ten days prior to the date on which Renco is required to make its payments to the Internal Revenue Service or the applicable state taxing authority, as the case may be, pursuant to a tax sharing agreement between the Company and Renco (which tax sharing agreement provides that the payments thereunder shall not exceed the amount the Company would have been required to pay for taxes on a stand-alone basis, except that the Company will not have the benefit of any of its tax loss carryforwards unless such tax losses were a result of timing differences between the Company's accounting for tax and financial reporting purposes, and which tax sharing agreement also provides that transactions between the Company and Renco and Renco's other Subsidiaries are accounted for on a cash basis and not on an accrual basis) and (B) to reimburse Renco for out of pocket insurance payments made by Renco on behalf of the Company; and

        (4) the payment by the Company of a dividend to Renco on the Issue Date in an amount not to exceed $100.0 million;

PROVIDED that in the case of clause (2) no Default or Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof.

    In determining the aggregate amount of Restricted Payments permissible under clause (ii) of the first paragraph of this section, amounts expended, incurred or outstanding pursuant to clauses (1) and (2) (but not pursuant to clauses (3) and (4)), of the second paragraph of this section shall be included as Restricted Payments; PROVIDED that any proceeds received from the issuance of Qualified Capital Stock pursuant to clause (2) of the second paragraph of this section shall be included in calculating the amount referred to in clause (y) of the first paragraph of this section.

    LIMITATION ON SALE OF ASSETS

    (a) The Company will not consummate any Asset Sale unless (i) such Asset Sale is for at least Fair Market Value, (ii) at least 80% of the consideration therefrom received by the Company is in the form of cash or Cash Equivalents,
(iii) if such Asset Sale involves the sale of Capital Stock of WCI it shall be in compliance with the provisions of clause (b) below," and (iv) the Company shall apply the Net Cash Proceeds of such Asset Sale (the "Available Amount") within 180 days of receipt thereof to make an offer to purchase (the "Asset Sale Offer") from all Holders of Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Available Amount, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase; PROVIDED, HOWEVER, that the Company will not be required to apply, pursuant to this paragraph (a), Net Cash Proceeds received from any Asset Sale if, and only to the extent that, such Net Cash Proceeds are applied in compliance with the "Limitation on Business Activities" covenant within 180 days of such Asset Sale; PROVIDED, FURTHER, that if at any time any non-cash consideration received by the Company in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale under the Indenture and the Net Cash Proceeds thereof shall be applied in accordance with this "Limitation on Sale of Assets" covenant; PROVIDED, FURTHER, that the Company may defer the Asset Sale Offer until there is an aggregate unutilized Available Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Available Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph).

    (b) Notwithstanding anything to the contrary contained in clause (a) above or in the Indenture, the Company may not sell any of the Capital Stock of WCI unless such Asset Sale involves the sale of all of the Capital Stock of WCI and the Company uses the Net Cash Proceeds of such Asset Sale within 60 days of receipt thereof to make an offer to purchase from all Holders of Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Net Cash Proceeds of such Asset Sale, at a purchase price equal to the sum of the principal amount of the Notes plus the Applicable Premium plus accrued and unpaid interest thereon, if any, to the date of purchase. Any such offer to purchase Notes with the Net Cash Proceeds of an Asset Sale involving the sale of all of the Capital Stock of WCI shall comply with all the procedural and other requirements set forth herein and in the Indenture for an Asset Sale Offer.

    (c) In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a person in a transaction permitted under "--Merger, Consolidation, Etc." below, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    (d) Notice of an Asset Sale Offer will be mailed to the record Holders as shown on the register of Holders not less than 30 days nor more than 60 days before the payment date for the Asset Sale Offer, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 principal amount at maturity in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Available Amount, Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered). An Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    (e) If an offer is made to repurchase the Notes pursuant to an Asset Sale Offer, the Company will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

    CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer"), and shall, subject to the provisions described below, purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 45 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes plus accrued and unpaid interest thereon to the date of purchase. The Company shall, subject to the provisions described below, be required to purchase all Notes validly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date.

    In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders of Notes must follow to accept the Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Holders of Notes seeking to accept the Change of Control Offer. The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above.

    LIMITATION ON LIENS

    The Company will not create, incur, assume or suffer to exist any Liens (i) upon any item of Collateral other than the Liens created by the Notes, the Indenture and the Pledge Agreement and (ii) upon any other properties or assets of the Company whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon other than (A) in the case of clause (ii) only, Liens securing Indebtedness permitted to be incurred pursuant to clause
(i) of the definition of Permitted Indebtedness and (B) in the case of clauses
(i) and (ii), Permitted Liens.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    (a) The Company will not enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of, an Affiliate of the Company (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under (b) below and (y) Affiliate Transactions (including lease transactions) on terms that are no less favorable to the Company in the aggregate than those that might reasonably have been obtained in a comparable transaction by the Company on an arm's-length basis (as determined in good faith by the Board of Directors of the Company, as evidenced by a Board Resolution) from a person that is not an Affiliate; PROVIDED that except as otherwise provided by (b) below, the Company shall not enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a value of more than $5.0 million unless the Company received an opinion from an Independent Financial Advisor, with a copy thereof to the Trustee, to the effect that the financial terms of such Affiliate Transaction are fair and reasonable to the Company, and such terms are no less favorable to the Company than those that could be obtained in a comparable transaction on an arm's-length basis with a person that is not an Affiliate.

    (b) The foregoing provisions shall not apply to (i) any Restricted Payment that is made in compliance with the provisions under "--Limitation on Restricted Payments" and (ii) reasonable and customary regular fees to directors of the Company who are not employees of the Company.

    (c) Notwithstanding anything to the contrary contained in clauses (a) or (b) above or in the Indenture, the Company shall not make any Investment after the Issue Date in any person in which Renco or any of its Affiliates (other than the Company and its Subsidiaries) owns any Capital Stock.

    OWNERSHIP OF WCI STOCK

    Other than the sale of all of the Capital Stock of WCI in compliance with clause (b) of the "Limitation on Sale of Assets" covenant above, the Company will at all times be the legal and beneficial owner of all of the outstanding Capital Stock of WCI.

    LIMITATION ON BUSINESS ACTIVITIES

    The Company will not engage in any business other than (i) the ownership of the Capital Stock of WCI and (ii) the investing and reinvesting of the assets of the Company other than the Capital Stock of WCI, and the application of any proceeds therefrom, at the discretion of the Company.

    IMPAIRMENT OF SECURITY INTEREST

    The Company will not, and will not permit any of its Subsidiaries to, take or omit to take any action which action or omission might or would have the result of affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the Holders of the Notes, with respect to the Collateral, and the Company shall not grant to any person (other than the Trustee on behalf of itself and the Holders of the Notes) any interest whatsoever in the Collateral other than Liens permitted by the Indenture and the Pledge Agreement.

    AMENDMENT TO PLEDGE AGREEMENT

    The Company will not, and will not permit any of its Subsidiaries to, amend, modify or supplement or permit or consent to any amendment, modification or supplement of, the Pledge Agreement in any way which would be adverse to the Holders of the Notes or which would constitute a Default under the Indenture or the Pledge Agreement.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Company will not, and will not permit any of its Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Company to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")), or otherwise become subject to regulation under the Investment Company Act.

REPORTS

    So long as any Note is outstanding, the Company will file with the Commission and, within fifteen days after it files them with the Commission, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the register of the Notes copies of the annual reports on Form 10-K and of the information, documents and other reports which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which the Company would be required to file with the Commission if the Company then had a class of securities registered under the Exchange Act. Such financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, management's discussion and analysis of financial condition and results of operations as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of every fiscal year.

MERGER, CONSOLIDATION, ETC.

    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person or adopt a Plan of Liquidation unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person which acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a Plan of Liquidation, the person to which assets of the Company have been transferred (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and
(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (y) above, the Company (in the case of clause (1) of the foregoing clause (i)) or such person (in the case of clause (2) thereof) shall have a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments relating to such transaction) equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iii) immediately before and after giving effect to such transaction and the assumption contemplated by clause (y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction), no Default and no Event of Default shall have occurred or be continuing; (iv) the Company or such person shall have delivered to the Trustee
(A) an Officers' Certificate and an Opinion of Counsel (which counsel shall not be in-house counsel of the Company) each stating that such consolidation, merger, conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (B) a certificate from the Company's independent certified public accountants stating that the Company has made the calculation required by clause
(ii) above in accordance with the terms of the Indenture; and (v) neither the Company nor any Subsidiary of the Company nor such person, as the case may be, would thereupon become obligated with respect to any Indebtedness (including Acquired Indebtedness), nor any of its property or assets subject to any Lien, unless the Company or such Subsidiary or such person, as the case may be, could incur such Indebtedness (including Acquired Indebtedness) or create such Lien under the Indenture (giving effect to such person being bound by all the terms of the Indenture).

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture:

        (a) the Company defaults in the payment of interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days;

        (b) the Company defaults in the payment of the stated principal amount of the Notes when the same becomes due and payable at maturity, upon acceleration or redemption pursuant to an offer to purchase required under the Indenture or otherwise;

        (c) the Company fails to comply in all material respects with any of its other agreements contained in the Notes, the Indenture (including, without limitation, under the provisions of "-- Certain Covenants--Change of Control," "--Certain Covenants--Limitation on Sale of Assets" and "--Merger, Consolidation, Etc.") or the Pledge Agreement, and the Default continues for the period and after the notice specified below;

        (d) there shall be any default or defaults in the payment of principal or interest under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or WCI then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate;

        (e) there shall be any default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or WCI then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, and such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

        (f) the Company or WCI fails to perform any term, covenant, condition or provision of one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or WCI then has outstanding Indebtedness in excess of $7.5 million, individually or in the aggregate, and such failure to perform results in the commencement of judicial proceedings to foreclose upon any assets of the Company or WCI securing such Indebtedness or the holders of such Indebtedness shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure;

        (g) one or more judgments, orders or decrees for the payment of money which either individually or in the aggregate at any one time exceeds $7.5 million shall be rendered against the Company or WCI by a court of competent jurisdiction and shall remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 consecutive days after such judgment becomes final and nonappealable;

        (h) the Company or WCI (1) admits in writing its inability to pay its debts generally as they become due, (2) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (3) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (4) consents to the appointment of a Custodian of it or for substantially all of its property,
    (5) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (6) makes a general assignment for the benefit of its creditors, or (7) takes any corporate action to authorize or effect any of the foregoing;

        (i) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or WCI in an involuntary case or proceeding under any Bankruptcy Law, which shall (1) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or WCI, (2) appoint a Custodian of the Company or WCI or for substantially all of its property or (3) order the winding-up or liquidation of its affairs, and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

        (j) the Pledge Agreement ceases to be in full force and effect or the Pledge Agreement ceases to give the Trustee the Liens, rights, powers and privileges purported to be created thereby in any material respect.

    A Default under clause (c) above (other than in the case of any Default under the provisions of "--Certain Covenants--Limitation on Sale of Assets," "--Certain Covenants--Change of Control,"
"--Certain Covenants--Ownership of WCI Stock," "--Certain Covenants--Limitation on Business Activities" or "--Merger, Consolidation, Etc.," which Defaults shall be Events of Default without the notice and without the passage of time specified in this paragraph) is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee, of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default." Such notice shall be given by the Trustee if so requested by the Holders of at least 25% in principal amount of the Notes then outstanding.

    If an Event of Default (other than an Event of Default specified in clause
(h) or (i) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (h) or (i) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Notes then outstanding will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

    Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes or that resulted from the failure to comply with the provisions of "--Certain Covenants--Change of Control" or "--Merger, Consolidation, Etc.") if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive any past Default or Event of Default under the Indenture and its consequences, except Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all Holders.

    Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. In addition, for each fiscal year, the Company's independent certified public accountants are required to certify to the Trustee that they have reviewed the terms of the Indenture and the Notes as they relate to accounting matters and whether, during the course of their audit examination, any Default or Event of Default has come to their attention, and specifying the nature and period of existence of any such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes, to enter into any supplemental indenture for the purpose of adding, changing or eliminating any of the provisions of the Indenture or the Pledge Agreement or of modifying in any manner the rights of the Holders under the Indenture or the Pledge Agreement; PROVIDED that no such supplemental indenture may without the consent of the Holder of each outstanding Note affected thereby: (i) reduce the amount of Notes whose holders must consent to an amendment or waiver; (ii) reduce the rate of, or extend the time for payment of, interest, including defaulted interest, on any Note; (iii) reduce the principal of or premium on or change the fixed maturity of any Note or alter the redemption provisions with respect thereto;
(iv) make the principal of, or interest on, any Note payable in money other than as provided for in the Indenture and the Notes; (v) make any change in provisions relating to waivers of defaults, the ability of Holders to enforce their right under the Indenture or the Pledge Agreement or in the matters discussed in these clauses (i) through (ix); (vi) waive a default in the payment of principal of or interest on, or redemption or repurchase payment with respect to, any Notes, including, without limitation, a failure to make payment when required upon a Change of Control or after an Asset Sale Offer (including an offer to purchase with respect to an Asset Sale involving the Capital Stock of
WCI); (vii) adversely affect the ranking of the

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Notes; (viii) change the Maturity Date or alter the redemption provisions in a manner adverse to Holders; or (ix) after the Company's obligation to purchase the Notes arises thereunder, amend, modify or change the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale (including an Asset Sale involving the Capital Stock of WCI) or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers.

    In addition to the foregoing, other than in compliance with the Indenture (including the provisions of the "Limitation on Sale of Assets" covenant), no portion of the Collateral may be released without the consent of the Holders of at least 75% in aggregate principal amount of the then outstanding Notes.

DEFEASANCE

    The Indenture provides that the Company may terminate its obligations under the Notes, the Indenture and the Pledge Agreement if: (i) all Notes previously authenticated and delivered have been delivered to the Trustee for cancellation or the Company has paid all sums payable by it thereunder, or (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee or the Paying Agent and conveyed all right, title and interest for the benefit of the Holders of such Notes, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of the Holders for that purpose, money or United States government obligations maturing as to principal and interest in such amounts and at such times as are sufficient without consideration of any reinvestment of such interest to pay principal of, premium, if any, and interest on such outstanding Notes to maturity; PROVIDED that, among other things, the Company shall have delivered to the Trustee (i) either (a) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under the defeasance provision of the Indenture and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (b) an Opinion of Counsel to the same effect as the ruling described in clause (a) above accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable Federal income tax law since the date of the Indenture such that a ruling from the Internal Revenue Service is no longer required, and (ii) an Opinion of Counsel to the effect that, after the passage of 90 days following the deposit, assuming no intervening bankruptcy and that no Holder of a Note is an insider of the Company, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. Certain obligations of the Company under the Indenture or the Notes, including the payment of interest and principal, shall remain in full force and effect until such Notes have been paid in full. Notwithstanding the foregoing, the Opinion of Counsel required above with respect to a defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

GOVERNING LAW

    The Indenture provides that it, the Pledge Agreement and the Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    State Street Bank and Trust Company is serving as Trustee under the Indenture.

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
    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a person or any of its Subsidiaries assumed by the Company in connection with the acquisition of assets by the Company from such person.

    "Affiliate" of any specified person means any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative of the foregoing. For purposes of "--Certain Covenants--Limitation on Transactions with Affiliates," the term "Affiliate" shall include any person who, as a result of any transaction described therein, would become an Affiliate.

    "Applicable Premium" means, with respect to a Note, the excess of (A) the present value of all remaining required interest and principal payments due on such Note, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the then outstanding principal amount of such Note; PROVIDED, HOWEVER, that in no event will the Applicable Premium exceed the amount of the applicable redemption price upon an optional redemption less 100% of the then outstanding principal amount of such Note at any time on or after February 1, 2002.

    "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company to any person, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company; or (ii) any other properties or assets of the Company. For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is consummated in accordance with the provisions of "--Merger, Consolidation, Etc." above.

    "Bankruptcy Law" means Title 11 of the U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

    "Capital Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's capital stock, whether outstanding at the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

    "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a Capital Lease and, for purposes of this Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

    "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit

                                       61
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of the United States, in each case maturing within two years from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than two years from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within two years from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

    "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Renco to any person or group of related persons for purposes of
Section 13(d) of the Exchange Act (a "Group") (other than a Permitted Holder or a Group controlled by a Permitted Holder), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);
(ii) the approval by the holders of Capital Stock of the Company or Renco, as the case may be, of any plan or proposal for the liquidation or dissolution of the Company or Renco, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the acquisition in one or more transactions of "beneficial ownership" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) by any person, entity or Group (other than a Permitted Holder or a Group controlled by any Permitted Holder) of any Capital Stock of the Company or Renco such that, as a result of such acquisition, such person, entity or Group either (A) beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the Company's or Renco's then outstanding voting securities entitled to vote on a regular basis in an election for a majority of the Board of Directors of the Company or Renco or (B) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Company's or Renco's Board of Directors; or (iv) the shareholders of Renco as of the Issue Date and the Permitted Holders shall cease to own at least 50% of the equity of Renco owned by such shareholders on the Issue Date.

    "Commission" means the Securities and Exchange Commission.

    "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Subsidiaries, on a consolidated basis for such period determined in accordance with GAAP; provided that (i) the net income of any person in which such person or any Subsidiary of such person has an ownership interest with a third party shall be included only to the extent of the amount that has actually been received by such person or its Wholly-Owned Subsidiaries in the form of dividends or other distributions during such period (subject to, in the case of any dividend or distribution received by a Wholly-Owned Subsidiary of such Person, the restrictions set forth in clause
(ii) below) and (ii) the net income of any Subsidiary of such person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation; provided, further, that there shall be excluded (a) the net income (or loss) of any person (acquired in a pooling of interests transaction) accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any Subsidiary of such person, (b) any net

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gain (or loss) resulting from an Asset Sale by such person or any of its
Subsidiaries and (c) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP.

    "Consolidated Net Worth" means, with respect to any person at any date, the sum of (i) the consolidated stockholders' equity of such person less the amount of such stockholders' equity attributable to Disqualified Capital Stock of such person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP consistently applied and (ii) the amount of any Preferred Stock of such person not included in the stockholders' equity of such person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Capital Stock.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Capital Stock" means any class of Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

    "Event of Default" has the meaning set forth under "--Events of Default" herein.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Extraordinary Distribution" means any and all dividends, cash, instruments and other property and proceeds received, receivable or otherwise distributed on WCI Pledged Stock constituting (i) any liquidating dividend or other liquidating distribution or other similar extraordinary dividend or distribution; (ii) any dividend or other distribution in respect of WCI Pledged Stock in the form of Capital Stock or any other property or assets (including cash and Cash Equivalents) to the extent the Fair Market Value (determined at the time of the dividend or distribution) of all dividends and other distributions in respect of WCI Pledged Stock made on or after the Issue Date to and including the date of such dividend or other distribution exceeds 100% of the Consolidated Net Income of WCI accrued on a cumulative basis subsequent to January 31, 1998.

    "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of any asset of the Company and its Subsidiaries shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution thereof delivered to the Trustee; PROVIDED that with respect to any Asset Sale which involves in excess of $5.0 million, the Fair Market Value of any such asset or assets shall be determined by an Independent Financial Advisor.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "Indebtedness" means with respect to any person, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable, accrued expenses and deferred taxes arising in the ordinary course of business), (v) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business, (vi) all obligations of any other person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such

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first person and the amount of such obligation shall be the lesser of the value of such property or asset or the amount of the obligation so secured, (vii) all guarantees of Indebtedness by such person, (viii) Disqualified Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (ix) all obligations under Interest Rate Protection Obligations of such person and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (ix) above. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the person issuing such Disqualified Capital Stock.

    "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

    "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

    "Investment" means, with respect to any person, any advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others or otherwise), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "Issue Date" means the date on which the Notes offered hereby are originally issued under the Indenture.

    "Lien" means (x) any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute and (y) any agreement to enter into any of the foregoing.

    "Maturity Date" means February 1, 2005.

    "Net Cash Income" means, with respect to any period, the net income (or loss) of the Company, on an unconsolidated basis for such period determined in accordance with GAAP excluding (i) any extraordinary, unusual or nonrecurring gains or losses (and the related tax effects) and (ii) equity in the earnings of Subsidiaries of the Company, but including dividends from such Subsidiaries to the extent such amount has been received by the Company in cash or Cash Equivalents during such period.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company) net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a direct result of such Asset Sale and (iii) appropriate amounts to be provided by the

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Company, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company, after such Asset Sale, including, without limitation, under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

    "Permitted Holders" means Ira Leon Rennert and his Affiliates, estate, heirs and legatees, and the legal representatives of any of the foregoing, including, without limitation, the trustee of any trust of which one or more of the foregoing are the sole beneficiaries.

    "Permitted Indebtedness" means (i) any Indebtedness of the Company in an aggregate amount not to exceed $15 million in aggregate principal amount at any time outstanding, (ii) any Indebtedness of the Company to Renco in an aggregate amount not to exceed $15 million in aggregate principal amount at any time outstanding; PROVIDED that any such Indebtedness is contractually subordinated in right of payment to the Company's obligations under the Notes; PROVIDED, FURTHER, that if as of any date any person other than Renco or one of its Wholly-Owned Subsidiaries owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness pursuant to this clause
(ii), (iii) the Notes and (iv) any renewals, extensions, substitutions, refundings, refinancings or replacements of the Notes, so long as such renewal, extension, substitution, refunding, refinancing or replacement does not result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby.

    "Permitted Liens" means (i) pledges or deposits by such person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public statutory obligations of such person or deposits to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, (ii) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' Liens or bankers' Liens incurred in the ordinary course of business for sums which are not yet due or are being contested in good faith and for which adequate provision has been made, (iii) Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings, if adequate reserve, as may be required by GAAP, shall have been made therefor, (iv) Liens in favor of issuers of surety bonds or appeal bonds issued pursuant to the request of and for the account of such person in the ordinary course of its business, (v) Liens to support trade letters of credit issued in the ordinary course of business, (vi) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property,
(vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default and (viii) Liens permitted by the Pledge Agreement.

    "person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

    "Plan of Liquidation" means, with respect to any person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

    "Preferred Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of such person's preferred or preference stock, whether outstanding on the date hereof or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock of such person.

    "Qualified Capital Stock" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

    "Renco" means The Renco Group, Inc., a New York corporation, which is the parent of the Company, or any successor thereto.

    "Subsidiary" of any person means (i) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such person or (ii) any other person of which at least a majority of the voting interest under ordinary circumstances is at the time owned, directly or indirectly, by such person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

    "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for repurchase of the Notes following an Asset Sale consisting of the Capital Stock of WCI (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining life of the Notes until the Maturity Date; PROVIDED, HOWEVER, that if the remaining life of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Maturity Date is within one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "Wholly-Owned Subsidiary" means, with respect to any person, any Subsidiary of such person all the outstanding shares of Capital Stock (other than directors' qualifying shares, if applicable) of which are owned directly by such person or another Wholly-Owned Subsidiary of such person.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following summary is based on the tax laws of the United States in effect on the date of this Prospectus, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. The foregoing laws and interpretations thereof are subject to change, which could apply retroactively.

    The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. A holder's holding period for Exchange Notes will include the holding period for Old Notes. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES.

                              PLAN OF DISTRIBUTION

    A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for Exchange Notes pursuant to the Exchange Offer; provided, that each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after consummation of the Exchange Offer, it will make this Prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer
for use in connection with any such resale. In addition, until          , 1998,
all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters related to the Notes being offered hereby are being passed upon for the Company by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

    The audited balance sheet of Renco Steel Holdings, Inc. as of January 21, 1998 and the audited consolidated financial statements and schedule of WCI Steel, Inc. and subsidiaries as of October 31, 1996 and 1997, and for each of the years in the three year period ended October 31, 1997, have been included in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
                                              RENCO STEEL HOLDINGS, INC.

Independent Auditors' Report...............................................................................        F-2

Balance Sheet as of January 21, 1998.......................................................................        F-3

Notes to Balance Sheet.....................................................................................        F-4

                                           WCI STEEL, INC. AND SUBSIDIARIES

Independent Auditors' Report...............................................................................        F-5

Consolidated Balance Sheets as of October 31, 1996 and 1997 and unaudited as of January 31, 1998...........        F-6

Consolidated Statements of Operations for the years ended October 31, 1995, 1996 and 1997 and unaudited for
  the three months ended January 31, 1997 and 1998.........................................................        F-7

Consolidated Statements of Shareholder's Equity (Deficit) for the years ended October 31, 1995, 1996 and
  1997 and unaudited for the three months ended January 31, 1998...........................................        F-8

Consolidated Statements of Cash Flows for the years ended October 31, 1995, 1996 and 1997 and unaudited for
  the three months ended January 31, 1997 and 1998.........................................................        F-9

Notes to Consolidated Financial Statements.................................................................       F-10

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder and Board of Directors
Renco Steel Holdings, Inc.:

    We have audited the accompanying balance sheet of Renco Steel Holdings, Inc. (a wholly-owned subsidiary of The Renco Group, Inc.) as of January 21, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Renco Steel Holdings, Inc. as of January 21, 1998, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Cleveland, Ohio
January 21, 1998

                           RENCO STEEL HOLDINGS, INC.

                                 BALANCE SHEET

                                JANUARY 21, 1998

                                     ASSETS

Cash................................................................................  $   1,000
                                                                                      ---------
    Total assets....................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                              SHAREHOLDER'S EQUITY

Common stock, no par value, $.01 stated value, 850 shares authorized,
  100 shares issued and outstanding.................................................  $       1
Additional paid-in capital..........................................................        999
                                                                                      ---------
    Total shareholder's equity......................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                  See accompanying notes to the balance sheet

                           RENCO STEEL HOLDINGS, INC.

                             NOTES TO BALANCE SHEET

                                JANUARY 21, 1998

(1) ORGANIZATION

    Renco Steel Holdings, Inc. (the Company) is a holding company incorporated in the State of Ohio on January 20, 1998 and is a wholly-owned subsidiary of The Renco Group, Inc. (Renco).

(2) PROPOSED ISSUANCE OF SENIOR SECURED NOTES

    The Company proposes to sell $120 million of senior secured notes due 2005 (the Notes). Immediately preceding such sale, Renco is expected to contribute to the Company all the common stock of its subsidiary, WCI Steel, Inc. (WCI). To secure the Notes, the Company will grant a first priority security interest in the common stock of WCI. As of October 31, 1997, WCI had a shareholder's deficit of $90.9 million. The net proceeds of the sale of the Notes will be used to pay a $100.0 million dividend to Renco, provide approximately $15.6 million of cash to the Company and pay fees and expenses related to the offering of the Notes.

(3)EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT AUDITOR

    In February 1998 the Company issued the $120 million principal amount 10.875% senior secured notes due 2005 (Notes) with a discount of $434,400. The Company used the net proceeds of the Notes to pay a $100 million dividend to Renco, provide cash to the Company and pay related fees and expenses. Immediately following the issuance of the Notes and the use of proceeds thereon, including payment of estimated transaction expenses, the Company estimates the net proceeds to be retained by the Company to be $15.6 million. Interest on the Notes is payable semiannually in arrears on February 1 and August 1 of each year commencing August 1, 1998. Immediately preceding the issuance of the Notes, Renco contributed to the Company all the common stock of its subsidiary, WCI Steel, Inc. (WCI). To secure the Notes, the Company granted a first priority security interest in the common stock of WCI. The indenture relating to the Notes contains numerous covenants and prohibititions that limit the financial activities of the Company, including among others, limitations on the incurrence of additional indebtedness and additional liens, limitations on the payment of dividends and requirements with respect to the sale of assets.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder and Board of Directors
WCI Steel Inc. and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of WCI Steel, Inc. and subsidiaries (a wholly-owned subsidiary of The Renco Group, Inc.) as of October 31, 1997 and 1996, and the related consolidated statements of income, shareholder's equity (deficit), and cash flows for each of the years in the three-year period ended October 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WCI Steel, Inc. and subsidiaries as of October 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 1997, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP
Cleveland, Ohio
December 4, 1997

                        WCI STEEL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

                                                                                   OCTOBER 31,        JANUARY 31,
                                                                              ----------------------  -----------
                                                                                 1996        1997        1998

                                                                                                      (UNAUDITED)
                                               ASSETS
Current assets
  Cash and cash equivalents.................................................  $   90,395  $   18,989   $  11,666
  Short-term investments....................................................      49,146          --          --
  Accounts receivable, less allowances for doubtful accounts of $1,600,
    $1,627 and $1,527, respectively.........................................      65,869      65,202      70,337
  Inventories...............................................................      96,675     106,293     103,747
  Recoverable income taxes..................................................          --       4,273         791
  Deferred income taxes.....................................................      10,637       8,188       8,470
  Prepaid expenses..........................................................       1,244       1,640       2,066
                                                                              ----------  ----------  -----------
    Total current assets....................................................     313,966     204,585     197,077
Property, plant and equipment, net..........................................     205,121     224,620     223,057
Intangible pension asset....................................................      27,505      20,982      19,984
Other assets, net...........................................................      20,861      20,564      18,156
                                                                              ----------  ----------  -----------
    Total assets............................................................  $  567,453  $  470,751   $ 458,274
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------
                           LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities
  Current portion of long-term debt.........................................  $    2,448  $    1,319   $     382
  Accounts payable..........................................................      79,138      64,123      61,726
  Accrued liabilities.......................................................      40,697      51,504      44,228
  Income taxes..............................................................      10,049       1,737       1,876
                                                                              ----------  ----------  -----------
    Total current liabilities...............................................     132,332     118,683     108,212
Long-term debt, excluding current portion...................................     209,058     301,618     301,590
Deferred income taxes.......................................................       4,365       7,497       7,982
Postretirement health care benefits.........................................      81,795      85,755      87,269
Pension benefits, excluding current portion.................................      34,011      31,489      30,152
Other liabilities...........................................................      26,012      16,575      15,034
                                                                              ----------  ----------  -----------
    Total liabilities.......................................................     487,573     561,617     550,239
                                                                              ----------  ----------  -----------
Shareholder's equity (deficit)
Preferred stock, par value $1,000 per share, 5,000 shares authorized, none
  issued....................................................................          --          --          --
Common stock, no par value, stated value $.01 per share, 40,000,000 shares authorized, 36,623,700, 100 and 100 shares issued at October 31, 1996 and
  1997 and January 31, 1998, respectively...................................         366          --          --
Additional paid-in capital..................................................         570          --          --
Retained earnings (deficit).................................................      80,144     (90,866)    (91,965)
Treasury stock at cost, 222,300 shares at October 31,1996...................      (1,200)         --          --
                                                                              ----------  ----------  -----------
    Total shareholder's equity (deficit)....................................      79,880     (90,866)    (91,965)
Commitments and contingencies...............................................          --          --          --
                                                                              ----------  ----------  -----------
    Total liabilities and shareholder's equity (deficit)....................  $  567,453  $  470,751   $ 458,274
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

          See accompanying notes to consolidated financial statements.

                        WCI STEEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                            YEARS ENDED OCTOBER 31,             JANUARY 31,
                                                       ----------------------------------  ----------------------
                                                          1995        1996        1997        1997        1998
                                                                                                (UNAUDITED)
Net sales............................................  $  630,990  $  660,801  $  668,470  $  160,907  $  166,592
Operating costs and expenses
  Cost of products sold..............................     544,789     550,609     547,545     131,609     141,848
  Depreciation and amortization......................      21,178      22,547      23,174       5,544       6,413
  Selling, general and administrative expenses.......      19,675      22,074      29,355      14,016       4,052
                                                       ----------  ----------  ----------  ----------  ----------
                                                          585,642     595,230     600,074     151,169     152,313
                                                       ----------  ----------  ----------  ----------  ----------
    Operating income.................................      45,348      65,571      68,396       9,738      14,279
                                                       ----------  ----------  ----------  ----------  ----------
Other income (expense)
  Interest expense...................................     (25,787)    (24,968)    (31,690)     (7,525)     (8,014)
  Interest and other income, net.....................       6,212       6,545       1,239         651         299
                                                       ----------  ----------  ----------  ----------  ----------
                                                          (19,575)    (18,423)    (30,451)     (6,874)     (7,715)
                                                       ----------  ----------  ----------  ----------  ----------
    Income before income taxes and extraordinary
      loss...........................................      25,773      47,148      37,945       2,864       6,564
Income tax expense...................................      10,313      19,108      14,482       1,151       2,363
                                                       ----------  ----------  ----------  ----------  ----------
    Income before extraordinary loss.................      15,460      28,040      23,463       1,713       4,201
Extraordinary loss on early retirement of debt, net
  of income taxes....................................      --          --          19,606      19,606      --
                                                       ----------  ----------  ----------  ----------  ----------
    Net income (loss)................................  $   15,460  $   28,040  $    3,857  $  (17,893) $    4,201
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                        WCI STEEL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                  YEARS ENDED OCTOBER 31, 1995, 1996, AND 1997
              AND THREE MONTHS ENDED JANUARY 31, 1998 (UNAUDITED)

                                                                                                                         TOTAL
                                                                                 ADDITIONAL    RETAINED               SHAREHOLDER'S
                                                        PREFERRED     COMMON       PAID-IN     EARNINGS    TREASURY      EQUITY
                                                          STOCK        STOCK       CAPITAL     (DEFICIT)     STOCK     (DEFICIT)
Balance at October 31, 1994..........................      --        $     366    $     300   $    43,211     --       $   43,877
Net income...........................................      --           --           --            15,460     --           15,460
Other................................................      --           --              158       --          --              158
                                                            -----        -----        -----   -----------  ---------  ------------
Balance at October 31, 1995..........................      --              366          458        58,671     --           59,495
Net income...........................................      --           --           --            28,040     --           28,040
Dividends paid on Common Stock.......................      --           --           --            (6,567)    --           (6,567)
Treasury stock purchases.............................      --           --           --           --       $  (1,200)      (1,200)
Other................................................      --           --              112       --          --              112
                                                            -----        -----        -----   -----------  ---------  ------------
Balance at October 31, 1996..........................      --              366          570        80,144     (1,200)      79,880
Net income...........................................      --           --           --             3,857     --            3,857
Dividends paid on Common Stock.......................      --           --           --          (118,000)    --         (118,000)
Repurchase of Common Stock...........................      --             (366)        (901)      (56,867)     1,200      (56,934)
Other................................................      --           --              331       --          --              331
                                                            -----        -----        -----   -----------  ---------  ------------
Balance at October 31, 1997..........................      --           --           --           (90,866)    --          (90,866)
Net income...........................................      --           --           --             4,201     --            4,201
Dividends paid on Common Stock.......................      --           --           --            (5,300)    --           (5,300)
                                                            -----        -----        -----   -----------  ---------  ------------
Balance at January 31, 1998..........................      --           --           --       $   (91,965)    --       $  (91,965)
                                                            -----        -----        -----   -----------  ---------  ------------
                                                            -----        -----        -----   -----------  ---------  ------------

          See accompanying notes to consolidated financial statements.

                        WCI STEEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                              YEARS ENDED OCTOBER 31,           JANUARY 31,
                                                          --------------------------------  --------------------
                                                             1995       1996       1997       1997       1998
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).......................................  $   15,460  $  28,040  $   3,857  $ (17,893) $   4,201
Adjustments to reconcile net income to net cash provided
  by operating activities
    Depreciation and amortization.......................      19,713     19,617     20,243      4,811      5,680
    Amortization of deferred maintenance costs..........       1,465      2,930      2,931        733        733
    Amortization of financing costs.....................       2,180      2,180      1,435        404        337
    Postretirement health care benefits.................      10,066      5,508      3,960        761      1,514
    Pension benefits....................................      --          6,507      5,101      1,500      1,361
    Provision for losses on accounts receivable.........         117       (658)        27     --           (100)
    Deferred income taxes...............................       3,118     (5,537)     5,581       (572)       203
    Extraordinary loss..................................      --         --         32,786     32,786     --
    Other...............................................        (836)        (6)       356        359        (35)
    Cash provided (used) by changes in certain assets
      and liabilities
      Accounts receivable...............................      39,696    (31,595)       640      5,125     (5,035)
      Inventories.......................................       7,334      4,414     (9,618)    (9,211)     2,546
      Prepaid expenses and other assets.................      (1,031)      (132)      (389)       481        911
      Accounts payable..................................     (25,209)    31,398    (15,015)    (7,785)    (2,397)
      Accrued liabilities...............................      (4,823)     1,113      9,707      3,332     (8,976)
      Income taxes payable and recoverable, net.........     (11,275)    14,398    (12,585)   (15,881)     3,621
      Other liabilities.................................       4,756       (182)    (9,437)    (4,224)    (1,540)
                                                          ----------  ---------  ---------  ---------  ---------
        Net cash provided (used) by operating
          activities....................................      60,731     77,995     39,580     (5,274)     3,024
                                                          ----------  ---------  ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment..............     (14,575)   (35,384)   (39,902)   (12,548)    (4,192)
Deferred blast furnace maintenance costs................     (11,598)    --         --         --         --
Gross proceeds from the sale of assets..................       2,818        497        135     --            110
Short-term investments, net.............................     (12,282)   (36,864)    49,146     49,146     --
                                                          ----------  ---------  ---------  ---------  ---------
        Net cash provided (used) by investing
          activities....................................     (35,637)   (71,751)     9,379     36,598     (4,082)
                                                          ----------  ---------  ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of Senior Secured Notes......      --         --        290,103    290,387     --
Repurchase of Senior Notes..............................      --         --       (233,085)  (233,085)    --
Repurchase of Common Stock..............................      --         --        (56,934)   (56,926)    --
Dividends paid..........................................      --         (6,567)  (118,000)  (108,000)    (5,300)
Principal payments on other long-term debt..............      (2,254)    (2,348)    (2,449)      (915)      (965)
Purchases of treasury stock.............................      --         (1,200)    --         --         --
                                                          ----------  ---------  ---------  ---------  ---------
        Net cash used by financing activities...........      (2,254)   (10,115)  (120,365)  (108,539)    (6,265)
                                                          ----------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents....      22,840     (3,871)   (71,406)   (77,215)    (7,323)
Cash and cash equivalents at beginning of period........      71,426     94,266     90,395     90,395     18,989
                                                          ----------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period..............  $   94,266  $  90,395  $  18,989  $  13,180  $  11,666
                                                          ----------  ---------  ---------  ---------  ---------
                                                          ----------  ---------  ---------  ---------  ---------
Supplemental disclosure of cash flow information
  Cash paid for interest................................  $   23,718  $  22,888  $  21,412  $   5,436  $  15,194
  Cash paid for income taxes............................      18,471     10,247      8,306      4,425         40

          See accompanying notes to consolidated financial statements.

                        WCI STEEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    WCI Steel, Inc. (WCI) is a wholly-owned subsidiary of The Renco Group, Inc. (Renco or Parent). See note 14.

    (A) NATURE OF OPERATIONS

    WCI is a niche oriented integrated producer of value-added, custom steel products. WCI produces a wide range of custom flat rolled products at its primary facility in Warren, Ohio, including high carbon, alloy and high strength, silicon electrical and galvanized steel. WCI's primary customers are steel converters, steel service centers, construction product companies, electrical equipment manufacturers and to a lesser extent, automobile and automotive parts manufacturers located principally in the U.S.

    During 1997 and 1996, no single customer accounted for 10% or more of net sales. During 1995, sales to WCI's largest customer accounted for 10.0% of net sales. Concentration of credit risk related to trade receivables is limited due to the large number of customers in a variety of industries and geographic locations.

    Since its inception, WCI has had labor agreements with the United Steelworkers of America (USWA) and other organized labor organizations. The USWA represents approximately 75% of WCI's employees. WCI has a four-year agreement with the USWA that expires September 1, 1999.

    (B) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of WCI and its wholly-owned subsidiaries. All significant intercompany profits, transactions, and balances have been eliminated in consolidation.

    (C) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and short-term investments with maturities of three months or less from the date of acquisition.

    (D) SHORT-TERM INVESTMENTS

    Short-term investments consist of United States government or agency issues which have maturities of less than one year but greater than three months when purchased. These investments are stated at cost plus accrued interest which approximates market value.

    (E) INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method.

    (F) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets (buildings 20 to 30 years and machinery and equipment 4 to 25 years with a weighted average of 18 years). Expenditures for normal repairs and maintenance are charged to expense as incurred.

                        WCI STEEL, INC. AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (G) OTHER ASSETS

    Other assets include deferred financing costs which are amortized using the effective yield method over the term of the related financing and deferred blast furnace maintenance costs which are amortized using the straight-line method over a six-year period.

    (H) INCOME TAXES

    WCI is included in the consolidated income tax return of Renco. Under the terms of the tax sharing agreement with Renco, income taxes are allocated to WCI on a separate return basis, except that transactions between WCI, its subsidiaries, Renco and Renco's other subsidiaries are accounted for on a cash basis and WCI does not receive the benefit of net operating tax loss carryforwards, unless such tax losses were a result of timing differences between WCI's accounting for tax and financial reporting purposes.

    (I) ENVIRONMENTAL COMPLIANCE COSTS

    Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial expenditures are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or WCI's development of, or commitment to, a plan of action based on the then known facts.

    (J) USE OF ESTIMATES IN PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INVENTORIES

    Inventories consist of the following:

                                                               OCTOBER 31,        JANUARY 31,
                                                          ----------------------  -----------
                                                             1996        1997        1998

                                                                                  (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
Raw materials...........................................  $   40,828  $   33,725   $  33,889
Finished and semi-finished product......................      62,340      82,216      79,152
Supplies................................................         393         561         540
                                                          ----------  ----------  -----------
                                                             103,561     116,502     113,581
Less LIFO reserve.......................................       6,886      10,209       9,834
                                                          ----------  ----------  -----------
                                                          $   96,675  $  106,293   $ 103,747
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

                        WCI STEEL, INC. AND SUBSIDIARIES

(3) PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                                             OCTOBER 31,
                                                                        ----------------------
                                                                           1996        1997

                                                                        (DOLLARS IN THOUSANDS)
Land and improvements.................................................  $      493  $      463
Buildings.............................................................      25,641      27,433
Machinery and equipment...............................................     254,118     313,628
Construction in progress..............................................      32,558       6,265
                                                                        ----------  ----------
                                                                           312,810     347,789
Less accumulated depreciation.........................................     107,689     123,169
                                                                        ----------  ----------
                                                                        $  205,121  $  224,620
                                                                        ----------  ----------
                                                                        ----------  ----------

(4) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                               OCTOBER 31,        JANUARY 31,
                                                          ----------------------  -----------
                                                             1996        1997        1998

                                                                                  (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
Senior Secured Notes with interest at 10% payable
  semi-annually, due 2004...............................      --      $  300,000   $ 300,000
Senior Notes with interest at 10.5% payable semi-
  annually, due 2002....................................  $  206,400         280         280
Revolving Credit Facility(Revolver) with interest at
  prime plus 0.5% (9.00% at October 31, 1997) payable
  monthly...............................................      --          --          --
Other...................................................       5,106       2,657       1,692
                                                          ----------  ----------  -----------
                                                             211,506     302,937     301,972
Less current portion of long-term debt..................       2,448       1,319         382
                                                          ----------  ----------  -----------
                                                          $  209,058  $  301,618   $ 301,590
                                                          ----------  ----------  -----------
                                                          ----------  ----------  -----------

    WCI has a $100,000,000 Revolver secured by and subject to eligible inventories and receivables as defined, reduced by any outstanding letters of credit. The Revolver is subject to an annual commitment fee of .5% of the unused balance up to $75,000,000 payable monthly. There were no borrowings outstanding under the Revolver as of or during the year ended October 31, 1997. The Revolver, which expires December 29, 1999, also provides for up to an aggregate amount of $20,000,000 in letters of credit. WCI had approximately $5,536,000 in letters of credit outstanding at October 31, 1997. The Revolver is subject to a penalty of $500,000 if terminated, without being refinanced with the same lender, prior to December 29, 1998 and $250,000 thereafter if terminated before expiration.

    On November 27, 1996 WCI Steel Holdings, Inc., a wholly-owned subsidiary of The Renco Group, Inc., completed a tender offer in which it purchased substantially all the outstanding shares of Common Stock of WCI not held by Renco (Equity Tender Offer). Following the completion of the Equity Tender Offer, WCI Steel Holdings, Inc. was merged with and into WCI with WCI surviving as a wholly-owned subsidiary of Renco. The total consideration paid for the common stock tendered and the common stock

                        WCI STEEL, INC. AND SUBSIDIARIES

(4) LONG-TERM DEBT (CONTINUED)
reacquired as a result of the merger of WCI Steel Holdings, Inc. with and into WCI was approximately $56,934,000, including related expenses.

    On the same date, WCI completed the sale of $300,000,000 10% senior secured notes (Senior Secured Notes) due 2004. The proceeds from the Senior Secured Notes, with existing cash balances of WCI, were used to complete the Equity Tender Offer, a tender offer in which WCI acquired $206,120,000 of the $206,400,000 aggregate principal amount of the then outstanding Senior Notes at a rate of $1,125 per $1,000 principal amount outstanding plus accrued interest, pay a $108,000,000 dividend to Renco, make contractual compensation payments to certain executives of WCI and pay related transaction costs (Transactions). As a result of these Transactions, WCI recognized an extraordinary loss of $19,606,000, net of income tax benefits of $13,180,000, and compensation expenses of approximately $8,577,000 in the first quarter of fiscal 1997.

    The Senior Secured Notes are secured by a second priority lien on substantially all of the existing property, plant and equipment of WCI which will become a first priority lien if all of the Senior Notes are extinguished. The second priority lien is shared with a lien held by the VEBA Trust discussed in Note 8.

    WCI's Revolver and Senior Secured Notes contain certain financial and other covenants, including maintenance of specified levels of net worth as defined, working capital, and debt service and limitations on capital expenditures. Additional covenants limit the incurrence of additional indebtedness, payments affecting subsidiaries, transactions with affiliates, sale/leaseback transactions, impairment of security interest, consolidations, mergers and transfer of WCI's assets. WCI is permitted to declare and pay dividends, and make other transactions with affiliates provided no condition of default exists or will exist, and the accumulated amount of such transactions is no greater than fifty percent (50%) of the consolidated net income as defined (less 100% of any consolidated net loss) earned for periods subsequent to October 31, 1996 when taken as a single accounting period less management fees paid to Renco in excess of $1,200,000 annually for the same period. Under these agreements $4,296,000 was available for dividends and other transactions with affiliates at October 31, 1997. See note 14.

    Aggregate principal payments on long-term debt for the five years subsequent to October 31, 1997 are as follows: $1,319,000 in 1998, $116,000 in 1999,
$122,000 in 2000, $128,000 in 2001, and $415,000 in 2002.

    As of October 31, 1997, the fair value of the Senior Secured Notes was $313,500,000 based on the quoted market price.

(5) ACCRUED LIABILITIES

    Accrued liabilities included employment related costs of $28,442,000 and $26,026,000 and interest of $12,555,000 and $3,712,000 at October 31, 1997 and
1996, respectively.

(6) EMPLOYEE COMPENSATION PLANS

    WCI has variable compensation plans for the benefit of substantially all employees. The amount of compensation due under these plans is based on WCI's income as defined under each plan. Total expense under the plans was $24,588,000, $14,000,000, and $11,093,000 for the years ended October 31, 1997,
1996, and 1995, respectively. Certain amounts under these plans represent deferred compensation.

                        WCI STEEL, INC. AND SUBSIDIARIES

(7) PENSION PLANS

    WCI has defined contribution retirement plans that cover substantially all employees. WCI funds these retirement plan contributions as accrued. WCI's contributions to the plans are based on employee age, length of service and compensation. WCI contributions, paid or accrued, aggregated approximately $5,929,000, $5,376,000 and $4,988,000 for the years ended October 31, 1997,
1996, and 1995, respectively.

    WCI sponsors a defined benefit pension plan which covers substantially all bargained-for employees, provides minimum pension benefits based on age, years of service and benefits provided under WCI's defined contribution plan and a predecessor company's defined benefit plan. WCI intends to make future contributions to the plan in amounts that meet or exceed the minimum funding requirements of ERISA.

    The following table sets forth the actuarial present value of benefit obligations and funded status of the plan:

                                                                          OCTOBER 31,
                                                                     ----------------------
                                                                        1996        1997

                                                                     (DOLLARS IN THOUSANDS)
Accumulated benefit obligation, including vested benefits of
  $31,912 and $32,833, respectively................................  $   47,947  $   48,519
                                                                     ----------  ----------
                                                                     ----------  ----------
Projected benefit obligation.......................................  $   48,498  $   49,077
Plan assets at fair value..........................................      13,936      15,930
                                                                     ----------  ----------
Projected benefit obligation in excess of plan assets..............      34,562      33,147
Unrecognized net gain from past experience different from that
  assumed and effects of changes in assumptions....................      10,937      13,697
Unrecognized prior service cost....................................     (38,993)    (35,237)
Additional minimum liability.......................................      27,505      20,982
                                                                     ----------  ----------
Accrued pension cost...............................................      34,011      32,589
Less pension liability due within one year.........................      --           1,100
                                                                     ----------  ----------
Long-term pension liability........................................  $   34,011  $   31,489
                                                                     ----------  ----------
                                                                     ----------  ----------

    Plan assets consist primarily of listed domestic and foreign common stocks and corporate and government bonds. An assumed discount rate of 7.25% and 7.5% in 1997 and 1996, respectively, and an expected return on plan assets of 8.5% were used for purposes of valuing the benefits under the defined benefit pension plan.

                        WCI STEEL, INC. AND SUBSIDIARIES

(7) PENSION PLANS (CONTINUED)
    The following table sets forth the components of pension expense:

                                                                             OCTOBER 31,
                                                                         --------------------
                                                                           1996       1997

                                                                             (DOLLARS IN
                                                                              THOUSANDS)
Service cost...........................................................  $    (213) $    (332)
Interest cost..........................................................      3,477      3,404
Actual return on plan assets...........................................       (828)    (3,188)
Amortization of unrecognized:
  Prior service cost...................................................      3,831      3,756
  Net gain and deferral................................................        290      1,486
                                                                         ---------  ---------
                                                                         $   6,557  $   5,126
                                                                         ---------  ---------
                                                                         ---------  ---------

    No pension expense related to this plan was recognized during 1995 as a result of the plan being adopted on October 27, 1995.

(8) POSTRETIREMENT HEALTH CARE BENEFITS

    WCI provides postretirement health care and life insurance benefits to substantially all employees who retire from WCI upon meeting certain age and length of service eligibility requirements.

    The following table sets forth the plan's accumulated postretirement benefit obligation (APBO):

                                                                           OCTOBER 31,
                                                                      ---------------------
                                                                         1996       1997

                                                                           (DOLLARS IN
                                                                           THOUSANDS)
Accumulated postretirement benefit obligation
  Retirees..........................................................  $   15,374  $  23,923
  Fully eligible active plan participants...........................      33,877     32,641
  Other active participants.........................................      40,294     52,434
                                                                      ----------  ---------
                                                                          89,545    108,998
Plan assets at fair value...........................................       3,332      8,485
                                                                      ----------  ---------
APBO in excess of plan assets.......................................      86,213    100,513
Unrecognized prior service cost resulting from
  plan amendments...................................................      (4,356)    (6,859)
Unrecognized net loss from past experience different from that
  assumed and from changes in assumptions...........................         (62)    (7,899)
                                                                      ----------  ---------
Accrued postretirement benefit cost.................................  $   81,795  $  85,755
                                                                      ----------  ---------
                                                                      ----------  ---------

    Plan assets consist primarily of listed common stocks and corporate and government bonds. The APBO was determined using a discount rate of 7.25% and 7.5% in 1997 and 1996, respectively, an expected return on plan assets of 8.5%, and an assumed health care cost trend rate of 8% in 1998, gradually declining to 5% after 2003. Assuming a 1% increase in the health care cost trend rate, the APBO at October 31, 1997 would increase by $19,099,000 along with an increase in the 1997 service and interest cost components of $1,710,000.

                        WCI STEEL, INC. AND SUBSIDIARIES

(8) POSTRETIREMENT HEALTH CARE BENEFITS (CONTINUED)
    Net periodic postretirement benefit costs included the following components:

                                                                   YEARS ENDED OCTOBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997

                                                                   (DOLLARS IN THOUSANDS)
Service cost.................................................      2,562  $   2,272  $   2,232
Interest cost................................................      7,007      6,541      7,260
Actual return on plan assets.................................         --       (188)    (1,254)
Net amortization and deferral................................      1,025      1,698      2,004
                                                               ---------  ---------  ---------
Net periodic postretirement benefit cost.....................  $  10,594  $  10,323  $  10,242
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Total claims paid by WCI during the years ended October 31, 1997, 1996 and 1995 were $2,383,000, $1,671,000 and $528,000, respectively.

    In addition, WCI is required to contribute a minimum of $.50 per hour worked by certain hourly employees to a Voluntary Employees Beneficiaries Trust (VEBA Trust) established to fund future postretirement health care and life insurance benefits. Contributions to the trust amounted to $3,899,000 and $3,144,000 during 1997 and 1996, respectively. In accordance with WCI's labor contract, WCI will continue to pay current claims as incurred until the trust assets exceed 50% of the APBO for the hourly employees who are beneficiaries of the trust.

(9) INCOME TAXES

    The provision for income tax expense (benefit) is comprised of the following:

                                                                   YEARS ENDED OCTOBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997

                                                                   (DOLLARS IN THOUSANDS)
Federal income taxes
  Current....................................................  $   5,770  $  18,861  $   8,301
  Deferred...................................................      2,662     (3,714)     4,461
State income taxes
  Current....................................................      1,427      5,784        600
  Deferred...................................................        454     (1,823)     1,120
                                                               ---------  ---------  ---------
Provision for income taxes...................................  $  10,313  $  19,108  $  14,482
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    In addition to the above income taxes, WCI recognized $13,180,000 of current income tax benefits in 1997 related to the extraordinary loss on the early retirement of debt (see note 4).

                        WCI STEEL, INC. AND SUBSIDIARIES

(9) INCOME TAXES (CONTINUED)
    A reconciliation between income tax expense reported and income tax expense computed by applying the federal statutory rate to income before income taxes and extraordinary loss follows:

                                                                   YEARS ENDED OCTOBER 31,
                                                               -------------------------------
                                                                 1995       1996       1997

                                                                   (DOLLARS IN THOUSANDS)
Income taxes at federal statutory rate.......................  $   9,020  $  16,502  $  13,282
State income taxes, net of federal income tax benefit........      1,223      2,574      1,118
Other........................................................         70         32         82
                                                               ---------  ---------  ---------
                                                               $  10,313  $  19,108  $  14,482
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. Total deferred tax assets amounted to approximately $51,492,000 and $54,719,000 as of October 31, 1997 and 1996; the most significant items comprising the deferred tax assets were postretirement benefits of $30,084,000 and $27,516,000, respectively, and compensation accruals of $7,137,000 and $10,968,000, respectively. Total deferred tax liabilities amounted to approximately $50,801,000 and $48,447,000 as of October 31, 1997 and 1996, respectively, consisting primarily of deferred taxes on inventory of $3,526,000 and $2,939,000, respectively, and fixed assets of $46,810,000 and $45,276,000, respectively. WCI had no valuation allowance for realization of deferred tax assets as of October 31, 1997 or 1996.

    As a result of the tax sharing agreement discussed in Note 1 (h), WCI's recoverable income taxes of $4,273,000 at October 31, 1997 is due from Renco.

(10) LEASES

    WCI leases a portion of its operating and data processing equipment. Minimum future lease payments under noncancellable operating leases are $1,555,000, $1,257,000, $934,000, $513,000, and $7,000 for the years ending October 31,
1998, 1999, 2000, 2001 and 2002, respectively. Rent expense for noncancellable operating leases amounted to approximately $1,386,000, $1,094,000, and $1,033,000, for the years ended October 31, 1997, 1996, and 1995, respectively.

(11) AGREEMENT WITH THE RENCO GROUP, INC.

    WCI has a management services agreement with Renco under which Renco provides certain management services to WCI. Under terms of this agreement, WCI is charged a monthly fee of $100,000. The term of this agreement extends to October 31, 1998. Total expense for management services fees amounted to $1,200,000 for each of the years ended October 31, 1997, 1996, and 1995. At October 31, 1996, $480,000 was owed to Renco for management services fees.

    To obtain the advantages of volume, Renco purchases certain insurance coverage for its subsidiaries, including WCI, and the actual cost of such insurance, without markup, is reimbursed by the covered subsidiaries. The major areas of WCI's insurance coverage obtained under the Renco programs are property, business interruption, general, product and auto liability and workers' compensation (other than Ohio for which WCI is self insured). In fiscal 1997, 1996 and 1995, WCI incurred costs of approximately $1.7 million, $2.0 million and $1.7 million, respectively, under the Renco insurance program. WCI believes

                        WCI STEEL, INC. AND SUBSIDIARIES

(11) AGREEMENT WITH THE RENCO GROUP, INC. (CONTINUED) that its insurance costs under this program were less than it would have incurred if it had obtained its insurance directly.

(12) COMMITMENTS AND CONTINGENCIES

    At October 31, 1997, WCI had commitments to purchase data processing services of approximately $24,811,000 in the aggregate over the remaining 4.5 years of its management information systems agreement and purchased services of approximately $5,463,000, $5,322,000 and $5,573,000 in 1997, 1996 and 1995,
respectively, under the agreement. At October 31, 1997, at pricing then in effect, WCI had firm commitments for the purchase of raw materials and gases of approximately $33,758,000 in 1998 and $35,591,000 thereafter. In addition, at October 31, 1997 WCI had commitments for capital expenditures of approximately $8,052,000.

    In common with much of the steel industry, WCI's facilities are located on sites that have been used for heavy industrial purposes for decades. WCI is and will continue to be subject to numerous federal, state and local environmental laws and regulations governing, among other things, air emissions, waste water discharge and solid and hazardous waste disposal. WCI believes that it has made and intends to continue to make the necessary expenditures for environmental remediation and compliance with environmental laws and regulations. Environmental laws and regulations have changed rapidly in recent years, and WCI may be subject to more stringent environmental laws and regulations in the future. During 1997 the EPA proposed new standards regulating particulate matter and ozone emissions. Data relating to these standards is to be collected and analyzed with implementation as early as 2004. These standards have been the subject of significant discussion throughout federal and state governments, and changes to the standards or the implementation date may be made prior to final approval. Like much of the steel, utilities and other industries, WCI's current operations are not expected to comply with these proposed standards. WCI cannot currently assess the impact of these proposed standards on its results of operations or financial condition. Compliance with more stringent environmental laws and regulations could have a material adverse effect on WCI's financial condition and results of operations.

    On June 29, 1995, the Department of Justice, on behalf of the Environmental Protection Agency (EPA), instituted a civil action against WCI under the Clean Water Act in the United States District Court for the Northern District of Ohio. The action alleges numerous violations of WCI's National Pollution Discharge Elimination System permit alleged to have occurred during the years 1989 through 1996, inclusive. On March 29, 1996, the Department of Justice on behalf of the EPA, instituted another civil action against WCI in the same court under the Clean Air Act alleging violations by WCI of the work practice, inspection and notice requirements for demolition and renovation of the National Emission Standard for Hazardous Air Pollutants for Asbestos and also violations of the particulate standard and the opacity limits applicable to WCI's facilities in Warren, Ohio. Each action seeks a civil penalty not to exceed the statutory maximum of $25,000 per day per violation and also seeks an injunction against continuing violations. WCI believes that imposition of the statutory maximum penalty for the alleged violations is unlikely based upon past judicial penalties imposed under the Clean Water Act and the Clean Air Act, and that it has defenses to liability. By letter dated November 1, 1996, EPA's Region V Water Division Director requested information pursuant to the Clean Water Act from WCI relating to the Warren facility, including, information as to the effect of a prohibition against federal procurement of WCI's products on WCI's business. WCI responded to the EPA's request on December 2, 1996. WCI has not been notified that the EPA will seek a federal procurement prohibition based on alleged permit violations. However,

                        WCI STEEL, INC. AND SUBSIDIARIES

(12) COMMITMENTS AND CONTINGENCIES (CONTINUED) there can be no assurance that a federal procurement prohibition will not be imposed. WCI is negotiating with the EPA toward a settlement of these matters. If WCI is unable to reach a negotiated settlement, and if a substantial penalty similar to the statutory maximum penalty or federal procurement prohibition were imposed, it could have a material adverse effect on the operating results or financial condition of WCI, the extent of which WCI is unable to estimate at this time. These actions are in discovery. The Clean Air Act civil action has a trial date scheduled for May 1998. No trial date has been established for the Clean Water Act civil action. See note 14.

    WCI has obtained a Resource Conservation and Recovery Act (RCRA) storage permit for waste pickle liquor at its Warren facility acid regeneration plant. As a provision of the permit, WCI will be required to undertake a corrective action program with respect to historical material handling practices at the Warren facility. In April 1997 WCI received notice from the EPA that it had approved a workplan for the first investigation step of the corrective action program, the RCRA Facility Investigation (RFI). The workplan identifies thirteen historical solid waste management units which are the subject of the RFI. The final scope of the corrective action required to remediate or reclaim any contamination that may be present at or emanating from the Warren facility is dependent upon the findings of the RFI and the development and approval of a corrective action program. Accordingly, WCI is unable at this time to estimate the final cost of the corrective action program or the period over which such costs may be incurred and there can be no assurance that it will not have a material adverse effect on the financial condition of WCI.

    On January 23, 1996, two retired employees instituted an action against WCI and the USWA in the United States District Court for the Northern District of Ohio alleging in substance that certain distributions made by WCI to employees and benefit plans violated certain agreements, the Employee Retirement Income Security Act, the National Labor Relations Act and common law. On July 31, 1997, the court granted WCI's motion to dismiss this action and entered judgment in favor of WCI and the USWA. The plaintiffs have filed an appeal regarding the court's decision to dismiss.

    On April 5, 1996, an employee instituted an action for damages against WCI in the Court of Common Pleas, Trumbull County, Ohio alleging that, under Ohio common law, her privacy rights were violated and that she has been subjected to sexual harassment. On April 28, 1997 the plaintiff filed for summary judgment. WCI denies plaintiff's allegations of liability and has opposed the plaintiff's motion for summary judgment on which the court has yet to rule. The court has set a trial date in February 1998. See note 14.

    In addition to the above matters, WCI is contingently liable with respect to lawsuits and other claims incidental to the ordinary course of its operations. A liability has been established for an amount, which WCI believes is adequate, based on information currently available, to cover the costs to resolve the above described matters, including remediation, if any, except for any costs of corrective action that may result from the RFI for which no estimate can currently be made. The outcome of the above described matters could have a material adverse effect on the future operating results of WCI in a particular quarterly or annual period, however, WCI believes that the effect of such matters will not have a material adverse effect on WCI's consolidated financial position.

                        WCI STEEL, INC. AND SUBSIDIARIES

(13) SELECTED QUARTERLY DATA (UNAUDITED)

    The following is a summary of unaudited quarterly results for the years ended October 31, 1997 and 1996:

THREE MONTHS ENDED 1997                       JANUARY 31    APRIL 30    JULY 31    OCTOBER 31
                                                           (DOLLARS IN THOUSANDS)
Net sales...................................   $ 160,907   $  172,634  $  165,917   $ 169,012
Gross margin................................      29,298       31,343      31,559      28,725
Income before extraordinary loss............       1,713        7,777       8,150       5,823
Net income (loss)...........................     (17,893)       7,777       8,150       5,823

THREE MONTHS ENDED 1996                       JANUARY 31    APRIL 30    JULY 31    OCTOBER 31
                                                           (DOLLARS IN THOUSANDS)
Net sales...................................   $ 148,493   $  166,959  $  174,695   $ 170,654
Gross margin................................      22,989       26,261      29,430      31,512
Net income..................................       4,788        6,194       8,130       8,928

    During the three months ended January 31, 1997, WCI recognized $8,577,000 of compensation expenses and an extraordinary loss, net of income taxes, of $19,606,000 related to the Transactions. During the three months ended October 31, 1997 and 1996, WCI recorded a charge of $2,123,000 and a benefit of $1,042,000, respectively, under the LIFO inventory valuation method.

(14) EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT AUDITOR

    RENCO STEEL HOLDINGS, INC.

    Renco Steel Holdings, Inc. (Renco Steel) is a holding company formed by Renco in January 1998 which owns all the outstanding shares of capital stock of WCI. As a result, WCI is a wholly-owned subsidiary of Renco Steel and an indirect wholly-owned subsidiary of Renco.

    In February 1998, Renco Steel issued $120 million principal amount 10.875% senior secured notes due 2005. These notes are secured by a pledge of all the outstanding capital stock of WCI. Renco Steel intends to meet its debt service obligations from its cash and investment balances (estimated to be $15.6 million immediately following the issuance of the notes and use of proceeds thereon, including payment of estimated transaction expenses) and earnings thereon and through distributions from WCI, including payments pursuant to the tax sharing agreement and dividends as permitted under WCI's outstanding indebtedness as described in note 4.

    COMMITMENTS AND CONTINGENCIES

    Discovery has been completed in both the Clean Water Act and Clean Air Act civil actions described in note 12, and a trial date has been scheduled for the Clean Water Act civil action for April 1998.

    On December 17, 1997, WCI received a compliance order from the EPA alleging certain violations of WCI's NPDES permit, including exceedances of permit limits for pH and oil and grease and failure to identify and sample for residual chlorine. WCI currently is investigating the alleged exceedances. WCI is unable at this time to estimate the cost which may be incurred related to the compliance order, if any.

    With respect to the action instituted against WCI on April 5, 1996 discussed in note 12, the court has rescheduled the trial date for August 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
Available Information............................           2
Forward-Looking Statements.......................           2
Prospectus Summary...............................           3
Risk Factors.....................................          13
Use of Proceeds..................................          20
Capitalization...................................          21
Selected Consolidated Financial Data.............          22
The Exchange Offer...............................          24
Management's Discussion and Analysis
  of Results of Operations and Financial
  Condition......................................          30
Business.........................................          36
Management.......................................          46
Stock Ownership and Certain Relationships and
  Transactions...................................          47
Description of the Notes.........................          49
Certain U.S. Federal Income Tax Considerations...          67
Plan of Distribution.............................          67
Legal Matters....................................          68
Experts..........................................          68
Index to Consolidated Financial
  Statements.....................................         F-1

    UNTIL                 , 1998 (40 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  RENCO STEEL
                                 HOLDINGS, INC.

                             OFFER TO EXCHANGE ITS
                          10 7/8% SENIOR SECURED NOTES
                              DUE 2005, SERIES B,
                        WHICH HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933,
                                  AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                          10 7/8% SENIOR SECURED NOTES
                               DUE 2005, SERIES A
                                 --------------

                                   PROSPECTUS

                                 --------------

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 1701.13(E)(1) of the Ohio General Corporation Law (the "OGCL") provides that a corporation may indemnify a person made or threatened to be made a party to any proceeding, other than a proceeding by or in the right of the corporation, by reason of such person's official capacity as an officer, director, employee or agent of the corporation, or if such person is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against judgments, fines, expenses, including attorney's fees, and disbursements paid in settlement incurred by such person in connection with the proceeding, if such person (a) acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation; and (b) in the case of a criminal proceeding, had no reason to believe such person's conduct was unlawful.

    Section 1701.13(E)(2) of the OGCL further provides that a corporation may indemnify a person made or threatened to be made a party to any proceeding by or in the right of the corporation to procure a judgment in its favor, by reason of such person's official capacity as an officer, director, employee or agent of the corporation or if such person is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, and disbursements paid in settlement incurred by such person in connection with the proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the corporation may not indemnify such person for (a) any proceeding as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation, unless the court in which such proceeding is brought determines that, despite the adjudication of liability, such person is entitled to indemnity for such expenses as the court shall deem proper; and (b) any proceeding in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code of Ohio.

    Section 1701.13(E)(3) of the OGCL further provides that to the extent a director, trustee, officer, employee, or agent of a corporation is successful on the merits or in defense of any proceeding brought under Sections 1701.13(E)(1) and 1701.13(E)(2) of the OGCL, a corporation shall indemnify such person against expenses, including attorney's fees, incurred by such person in connection with the proceeding.

    In addition, Section 1701.13(E)(a) of the OGCL provides that, unless otherwise provided by a corporation's articles of incorporation or code of regulations at the time of a director's act or omission, and unless the only liability asserted against a director in a proceeding is pursuant to Section 1701.95 of the Revised Code of Ohio, if a director is made or threatened to be made a party to a proceeding brought under Sections 1701.13(E)(1) and 1701.13(E)(2) of the OGCL, such person is entitled to payment or reimbursement by a corporation of expenses, including attorney's fees, incurred by such person in advance of the final disposition of the proceeding, upon receipt of an undertaking by or on behalf of such person agreeing to (a) repay all amounts paid or reimbursed by the corporation if it is ultimately determined that such person's act or omission was undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation; and (b) cooperate with the corporation concerning the proceeding. Expenses, including attorney's fees, incurred by a corporation's director, trustee, officer, employee, or agent in a proceeding brought under Sections 1701.13(E)(1) and 1701.13(E)(2) of the OGCL may be paid by the corporation as they are incurred in advance of the final disposition of the proceeding upon the receipt of an undertaking from such person to repay all amounts paid or reimbursed by the corporation if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

    Finally, Section 1701.13(E)(6) of the OGCL provides that a corporation's articles of incorporation or code of regulations may extend further indemnification rights in addition to those provided by Section 1701.13 of the OGCL.

    The indemnification provisions of Section 32 of the Registrant's Code of Regulations are set forth below in full:

    SECTION 32. INDEMNIFICATION

        (a) The Corporation shall indemnify any director or officer or any former director or officer of the Corporation or any person who is or has served at the request of the Corporation as a director, officer, or trustee of another corporation, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he was, is, or is threatened to be made a party by reason of the fact that he is or was such director, officer, or trustee, provided it is determined in the manner set forth in paragraph (c) of this section that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and that, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

        (b) In the case of any threatened, pending or completed action or suit by or in the right of the Corporation, the Corporation shall indemnify each person indicated in paragraph (a) of this section against expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement thereof, provided it is determined in the manner set forth in paragraph (c) of this section that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court of common pleas or the court in which such action or suit was brought shall determined upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.

        (c) The determinations referred to in paragraphs (a) and (b) of this section shall be made (1) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit or proceeding, or (2) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation, or any person to be indemnified, within the past five years, or (3) by the shareholders, or (4) by the court of common pleas or the court in which such action, suit or proceeding was brought.

        (d) Expenses, including attorneys' fees, incurred in defending any action, suit, or proceeding referred to in paragraphs (a) and (b) of this section, may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, or trustee to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

        (e) The indemnification provided by this section shall not be deemed exclusive (1) of any other rights to which those seeking indemnification may be entitled under the articles, the regulations, any agreement, any insurance purchase by the Corporation, vote of shareholders of disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, or of (2) the power of the Corporation to indemnify any person who is or was an employee or agent of the Corporation or of another corporation, joint venture, trust or other enterprise which he is serving or has served at the request of the Corporation, to the same extent and in the same situation and subject to the same determinations as are hereinabove set forth with respect to a director, officer, or trustee. As used in this paragraph (e) references to the "Corporation" include all constituent corporations in a consolidation or merger in which the Corporation or a predecessor to the Corporation by consolidation or merger was involved. The indemnification provided by this section shall continue as to a person who has ceased to be a director, officer, or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------             ----------------------------------------------------------------------------------------------------

       3.1   --         Articles of Incorporation of the Registrant, filed January 20, 1998.
       3.2   --         Code of Regulations of the Registrant.
       4.1   --         Indenture, dated as of February 3, 1998, by and between the Registrant, as issuer, and State Street
                        Bank and Trust Company, as trustee, relating to the 10 7/8% Senior Secured Notes due 2005, Series A
                        and the 10 7/8% Senior Secured Notes due 2005, Series B of the Registrant (containing, as exhibits, specimens of the Series A Senior Secured Notes and Series B Senior Secured Notes).
       4.2   --         Purchase Agreement, dated February 3, 1998, between Donaldson, Lufkin and Jenrette Securities
                        Corporation and the Registrant, relating to the 10 7/8% Senior Secured Notes due 2005.
       4.3   --         Registration Rights Agreement, dated as of February 3, 1998, by and between Donaldson, Lufkin &
                        Jenrette Securities Corporation and the Registrant, relating to the 10 7/8% Senior Secured Notes due
                        2005.
       4.4   --         Form Letter of Transmittal.
       5.1   --         Opinion of Cadwalader, Wickersham & Taft.
       8.1   --         Opinion of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
      10.1   --         Amended and Restated Loan and Security Agreement, dated December 29, 1992, between WCI and Congress
                        Financial Corporation and Security Pacific Business Credit Inc. (the "WCI Revolving Credit
                        Agreement").(1)
    10.1.1   --         Amendment No. 1 to the WCI Revolving Credit Agreement, dated December 14, 1993.(2)
    10.1.2   --         Amendment No. 2 to the WCI Revolving Credit Agreement, dated July 13, 1994.(3)
    10.1.3   --         Amendment No. 3 to the WCI Revolving Credit Agreement, dated March 28, 1995.(4)
    10.1.4   --         Amendment No. 4 to the WCI Revolving Credit Agreement, dated February 23, 1996.(5)
    10.1.5   --         Amendment No. 5 to the WCI Revolving Credit Agreement, dated March 8, 1996.(5)
    10.1.6   --         Amendment No. 6 to the WCI Revolving Credit Agreement, dated June 17, 1996.(6)
    10.1.7   --         Amendment No. 7 to the WCI Revolving Credit Agreement, dated November 27, 1996.(7)
    10.1.8   --         Amendment No. 8 to the WCI Revolving Credit Agreement, dated October 31, 1997.(8)
      10.2   --         Intercreditor Agreement, dated December 14, 1993, among the Shawmut Bank Connecticut, National
                        Association, Congress Financial Corporation and Security Pacific Business Credit Inc.(2)

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------             ----------------------------------------------------------------------------------------------------
      10.3   --         Intercreditor Agreement, dated November 27, 1996, between Fleet National Bank and Congress Financial
                        Corporation.(7)
      10.4   --         Intercreditor Agreement, dated November 27, 1996, among Fleet National Bank, Bank One Trust Company,
                        N.A. and WCI.(7)
      10.5   --         Indemnification Agreement, dated as of November 27, 1996, between WCI and Bank One Trust Company,
                        N.A.(7)
      10.6   --         Promissory Note, dated August 31, 1988, in the original principal amount of $5,552,000 made by WCI to LTV Steel Company, Inc.(1)
      10.7   --         Loan Agreement, dated as of May 1, 1990, between the Director of Development of the State of Ohio and Youngstown Sinter Company (Ohio Enterprise Bond Fund Program).(1)
      10.8   --         Agreement, dated June 11, 1990, between the City of Youngstown, Ohio and Youngstown Sinter Company
                        (with UDAG Grant Agreement).(1)
      10.9   --         Pledge Agreement, dated as of February 3, 1998, by the Registrant, as pledgor, in favor of State
                        Street Bank and Trust Company, as trustee.
        12   --         Statement regarding computation of ratios.
        21   --         List of Subsidiaries of Registrant.
      23.1   --         Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
      23.2   --         Consent of KPMG Peat Marwick LLP--Registrant.
      23.3   --         Consent of KPMG Peat Marwick LLP--WCI.
        24   --         Power of Attorney (included on the signature page).
        25   --         Statement of Eligibility and Qualification on Form T-1 of State Street Bank and Trust Company.

------------------------

(1) Incorporated by reference to WCI's Registration Statement on Form S-4, as amended (File No. 33-58648), originally filed with the Commission on February 23, 1993.

(2) Incorporated by reference to WCI's Registration Statement on Form S-4 (File No. 33-74108), originally filed with the Commission on January 14, 1994.

(3) Incorporated by reference to WCI's Pre-Effective Amendment No. 3 to Registration Statement on Form S-1 (File No. 33-75722), filed with the Commission on May 4, 1994.

(4) Incorporated by reference to WCI's Form 10-Q for the quarterly period ended April 30, 1995.

(5) Incorporated by reference to WCI's Form 10-Q for the quarterly period ended April 30, 1996.

(6) Incorporated by reference to WCI's Form 10-Q for the quarterly period ended July 31, 1996.

(7) Incorporated by reference to WCI's Registration Statement on Form S-4, as amended (File No. 333-18019), originally filed with the Commission on December 17, 1996.

(8) Incorporated by reference to WCI's Form 10-K for the fiscal year ended October 31, 1997.

(b) Financial Statement Schedules.

    Schedule II--Valuation and Qualifying Accounts

    All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply be means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 19, 1998.

                                RENCO STEEL HOLDINGS, INC.

                                By:             /s/ IRA LEON RENNERT
                                     ------------------------------------------
                                                  IRA LEON RENNERT
                                               Chairman of the Board

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James N. Chapman and Roger L. Fay and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 19, 1998

                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------

                 /s/ IRA LEON RENNERT                   Chairman of the Board and Director
     -------------------------------------------
                   IRA LEON RENNERT

                 /s/ JAMES N. CHAPMAN                   President (Principal Executive Officer)
     -------------------------------------------
                   JAMES N. CHAPMAN

                   /s/ ROGER L. FAY                     Vice President and Chief Financial Officer
     -------------------------------------------          (Principal Financial and Accounting Officer)
                     ROGER L. FAY

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Shareholder and Board of Directors
WCI Steel, Inc. and Subsidiaries:

    Under date of December 4, 1997, we reported on the consolidated balance sheets of WCI Steel, Inc. and subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of income, shareholder's equity (deficit), and cash flows for each of the years in the three-year period ended October 31, 1997, which are contained as part of this report herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule (Schedule II--Valuation and Qualifying Accounts) also contained as part of this report herein. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

    In our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

KPMG PEAT MARWICK LLP

Cleveland, Ohio
December 4, 1997

                        WCI STEEL, INC. AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                         ALLOWANCE OF DOUBTFUL ACCOUNTS
              FOR THE YEARS ENDED OCTOBER 31, 1997, 1996 AND 1995.
                             (DOLLARS IN THOUSANDS)

                                                                        ADDITIONS
                                                    BALANCE AT   ------------------------                   BALANCE AT
                                                     BEGINNING   CHARGED TO   CHARGES TO                        END
CLASSIFICATION                                        OF YEAR    EXPENSE(B)      OTHER      DEDUCTIONS(C)     OF YEAR
ALLOWANCE FOR DOUBTFUL ACCOUNTS(a):
Year ended October 31, 1997.......................   $   1,600    $      64       --          $      37      $   1,627
Year ended October 31, 1996.......................       2,258         (646)      --                 12          1,600
Year ended October 31, 1995.......................       2,400          117       --                259          2,258

------------------------

(a) Allowance for doubtful accounts is shown as a reduction of accounts receivable in the WCI Consolidated Financial Statements.

(b) Charges to expense for the provision for doubtful accounts.

(c) Trade receivables written-off.

                               INDEX OF EXHIBITS

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------             ----------------------------------------------------------------------------------------------------
       3.1   --         Articles of Incorporation of the Registrant, filed January 20, 1998.
       3.2   --         Code of Regulations of the Registrant.
       4.1   --         Indenture, dated as of February 3, 1998, by and between the Registrant, as issuer, and State Street
                        Bank and Trust Company, as trustee, relating to the 10 7/8% Senior Secured Notes due 2005, Series A
                        and the 10 7/8% Senior Secured Notes due 2005, Series B of the Registrant (containing, as exhibits, specimens of the Series A Senior Secured Notes and Series B Senior Secured Notes).
       4.2   --         Purchase Agreement, dated February 3, 1998, between Donaldson, Lufkin and Jenrette Securities
                        Corporation and the Registrant, relating to the 10 7/8% Senior Secured Notes due 2005.
       4.3   --         Registration Rights Agreement, dated as of February 3, 1998, by and between Donaldson, Lufkin &
                        Jenrette Securities Corporation and the Registrant, relating to the 10 7/8% Senior Secured Notes due
                        2005.
       4.4   --         Form Letter of Transmittal.
       5.1   --         Opinion of Cadwalader, Wickersham & Taft.
       8.1   --         Opinion of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
      10.1   --         Amended and Restated Loan and Security Agreement, dated December 29, 1992, between WCI and Congress
                        Financial Corporation and Security Pacific Business Credit Inc. (the "WCI Revolving Credit
                        Agreement").(1)
    10.1.1   --         Amendment No. 1 to the WCI Revolving Credit Agreement, dated December 14, 1993.(2)
    10.1.2   --         Amendment No. 2 to the WCI Revolving Credit Agreement, dated July 13, 1994.(3)
    10.1.3   --         Amendment No. 3 to the WCI Revolving Credit Agreement, dated March 28, 1995.(4)
    10.1.4   --         Amendment No. 4 to the WCI Revolving Credit Agreement, dated February 23, 1996.(5)
    10.1.5   --         Amendment No. 5 to the WCI Revolving Credit Agreement, dated March 8, 1996.(5)
    10.1.6   --         Amendment No. 6 to the WCI Revolving Credit Agreement, dated June 17, 1996.(6)
    10.1.7   --         Amendment No. 7 to the WCI Revolving Credit Agreement, dated November 27, 1996.(7)
    10.1.8   --         Amendment No. 8 to the WCI Revolving Credit Agreement, dated October 31, 1997.(8)
      10.2   --         Intercreditor Agreement, dated December 14, 1993, among the Shawmut Bank Connecticut, National
                        Association, Congress Financial Corporation and Security Pacific Business Credit Inc.(2)
      10.3   --         Intercreditor Agreement, dated November 27, 1996, between Fleet National Bank and Congress Financial
                        Corporation.(7)
      10.4   --         Intercreditor Agreement, dated November 27, 1996, among Fleet National Bank, Bank One Trust Company,
                        N.A. and WCI.(7)
      10.5   --         Indemnification Agreement, dated as of November 27, 1996, between WCI and Bank One Trust Company,
                        N.A.(7)
      10.6   --         Promissory Note, dated August 31, 1988, in the original principal amount of $5,552,000 made by WCI to LTV Steel Company, Inc.(1)
      10.7   --         Loan Agreement, dated as of May 1, 1990, between the Director of Development of the State of Ohio and Youngstown Sinter Company (Ohio Enterprise Bond Fund Program).(1)
      10.8   --         Agreement, dated June 11, 1990, between the City of Youngstown, Ohio and Youngstown Sinter Company
                        (with UDAG Grant Agreement).(1)
      10.9   --         Pledge Agreement, dated as of February 3, 1998, by the Registrant, as pledgor, in favor of State
                        Street Bank and Trust Company, as trustee.
        12   --         Statement regarding computation of ratios.
        21   --         List of Subsidiaries of Registrant.

  EXHIBIT
    NO.                                                             DESCRIPTION
-----------             ----------------------------------------------------------------------------------------------------
      23.1   --         Consent of Cadwalader, Wickersham & Taft (included in Exhibit 5.1).
      23.2   --         Consent of KPMG Peat Marwick LLP--Registrant.
      23.3   --         Consent of KPMG Peat Marwick LLP--WCI.
        24   --         Power of Attorney (included on the signature page).
        25   --         Statement of Eligibility and Qualification on Form T-1 of State Street Bank and Trust Company.

------------------------

(1) Incorporated by reference to WCI's Registration Statement on Form S-4, as amended (File No. 33-58648), originally filed with the Commission on February 23, 1993.

(2) Incorporated by reference to WCI's Registration Statement on Form S-4 (File No. 33-74108), originally filed with the Commission on January 14, 1994.

(3) Incorporated by reference to WCI's Pre-Effective Amendment No. 3 to Registration Statement on Form S-1 (File No. 33-75722), filed with the Commission on May 4, 1994.

(4) Incorporated by reference to WCI's Form 10-Q for the quarterly period ended April 30, 1995.

(5) Incorporated by reference to WCI's Form 10-Q for the quarterly period ended April 30, 1996.

(6) Incorporated by reference to WCI's Form 10-Q for the quarterly period ended July 31, 1996.

(7) Incorporated by reference to WCI's Registration Statement on Form S-4, as amended (File No. 333-18019), originally filed with the Commission on December 17, 1996.

(8) Incorporated by reference to WCI's Form 10-K for the fiscal year ended October 31, 1997.